     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 2000



                                                      REGISTRATION NO. 333-32770

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          HANMI FINANCIAL CORPORATION

             (Exact name of Registrant as specified in its charter)

           DELAWARE                                  6712                            95-4788120
 (State or other jurisdiction                  (Primary Standard                  (I.R.S. Employer
              of                                  Industrial                     Identification No.)
incorporation or organization)            Classification Code Number)

                            3660 WILSHIRE BOULEVARD
                                   SUITE PH-A
                             LOS ANGELES, CA 90010
                                 (213) 382-2200

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  YONG KU CHOE
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                                   SUITE PH-A
                            3660 WILSHIRE BOULEVARD
                             LOS ANGELES, CA 90010
                                 (213) 382-2200

      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                    COPY TO:

                            MARK A. BONENFANT, ESQ.
                       BUCHALTER, NEMER, FIELDS & YOUNGER
                           A PROFESSIONAL CORPORATION
                     601 SOUTH FIGUEROA STREET, SUITE 2400
                       LOS ANGELES, CALIFORNIA 90017-5704
                                 (213) 891-0700
                           --------------------------

    Approximate Date of Commencement of Proposed Sale to the Public: As Soon as Practicable after the Effective Date of this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /


    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   HANMI BANK
                      3660 WILSHIRE BOULEVARD, SUITE PH-A
                         LOS ANGELES, CALIFORNIA 90010

                            ------------------------

Dear Shareholder:

    You are cordially invited to attend the 2000 annual meeting of shareholders of Hanmi Bank, which will be held Wednesday, May 31, 2000, 10:30 a.m. at the Sheraton Universal Hotel, 333 Universal Terrace Parkway, Universal City, California 91608.


    The board of directors of Hanmi Bank has voted in favor of a plan of reorganization creating a bank holding company to be called Hanmi Financial Corporation. IF SHAREHOLDERS APPROVE THE REORGANIZATION, THEN WE WILL EXCHANGE FOR EACH SHARE OF HANMI BANK COMMON STOCK ONE SHARE OF HANMI FINANCIAL COMMON STOCK. Thus, instead of owning Hanmi Bank directly, you will own shares in Hanmi Financial Corporation which will own Hanmi Bank. After the reorganization you will have the same number of shares in Hanmi Financial as you currently have in Hanmi Bank.


    YOUR STOCK IN HANMI FINANCIAL WILL HAVE A VALUE EQUAL TO THE VALUE OF YOUR STOCK IN HANMI BANK AND THEREFORE THE EXCHANGE WILL TAKE PLACE WITHOUT ANY RECOGNITION OF GAIN OR LOSS FOR FEDERAL INCOME TAX PURPOSES. No changes in the Hanmi Bank's directors, officers, or other personnel are contemplated as a result of the reorganization. Hanmi Bank will continue its present business and operations.

    The enclosed proxy statement/prospectus is also provided by the board of directors in connection with the annual election of the board of directors of Hanmi Bank (all of whom are also directors of Hanmi Financial) and approval of our shareholders, as prospective shareholders of Hanmi Financial, of the Hanmi Financial Year 2000 Stock Option Plan. The Hanmi Financial Year 2000 Stock Option Plan is intended to replace the Hanmi Bank 1992 Stock Plan. The terms and conditions of the Year 2000 Stock Option Plan are described in the proxy statement/prospectus.

    We are pleased to enclose for your review this proxy statement/prospectus that provides you with the information you need to evaluate the reorganization. We encourage you to review it carefully.

    Your board of directors recommends a vote "For" the reorganization, "For" the election of the proposed nominees to the board and "For" the Hanmi Financial Year 2000 Stock Option Plan.

    I strongly support the organization of Hanmi Financial Corporation and enthusiastically recommend that you vote in favor of it.

                                          Very truly yours,

                                          Chung Hoon Youk
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                            ------------------------


    YOU SHOULD REVIEW "RISK FACTORS" BEGINNING ON PAGE 7.


    These securities are not deposits or accounts, and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

    Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the California Department of Financial Institutions nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/ prospectus. Any representation to the contrary is a criminal offense.

    The date of this proxy statement/prospectus is May 10, 2000, and is being mailed to Hanmi Bank shareholders on or about May 10, 2000.

                                   HANMI BANK
                      3660 WILSHIRE BOULEVARD, SUITE PH-A
                         LOS ANGELES, CALIFORNIA 90010

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 31, 2000

                            ------------------------

To the Shareholders of

  HANMI BANK:

    The Annual Meeting of Shareholders of Hanmi Bank will be held at the Sheraton Universal Hotel, 333 Universal Terrace Parkway, Universal City, California 91608 on Wednesday, May 31, 2000, at 10:30 a.m., local time, for the following purposes:


    1. REORGANIZATION OF HANMI BANK INTO A BANK HOLDING COMPANY. To consider and act upon a proposal to approve the plan of reorganization and agreement of merger dated as of April 15, 2000, pursuant to which:


       - Hanmi Bank will continue as a wholly owned subsidiary of Hanmi
         Financial.

       - Hanmi Financial will become the sole shareholder and holding company of Hanmi Bank.

       - You will become shareholders of Hanmi Financial. You will receive one share of Hanmi Financial for each share of Hanmi Bank that you own prior to the reorganization.


        A copy of the plan of reorganization and agreement of merger is attached as Appendix A to the proxy statement/prospectus.


    2. ELECTION OF DIRECTORS. The election of eleven persons to the board of directors to serve until the next annual meeting and until their successors are elected and qualified. The following persons have been nominated:

       Eung Kyun Ahn                           Richard B. C. Lee
       I Joon Ahn                              Chang Kyu Park
       Stuart S. Ahn                           Joseph K. Rho
       George S. Chey                          Won R. Yoon
       Ki Tae Hong                             Chung Hoon Youk
       Joon H. Lee

        Each of the foregoing persons are currently members of the Hanmi Bank Board of Directors and each person is also a director of Hanmi Financial.

    3. EMPLOYER STOCK OPTION PLAN. As prospective shareholders of Hanmi Financial Corporation to adopt the Hanmi Financial Corporation Year 2000 Stock Option Plan.

    4. OTHER BUSINESS. To consider and transact other business that may properly come before the Annual Meeting and at any adjournments or postponements.

The Bylaws of Hanmi Bank provide for the nomination of directors in the following manner.

    "Nominations for election of members of the board of directors may be made by the board of directors or by any shareholder of any outstanding class of voting stock of the corporation entitled to vote for the election of directors. Notice of intention to make any nominations, other than by the board of directors, shall be received by the president of the corporation no more than 60 days prior to any meeting of shareholders called for the election of directors, and no more than 10 days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2 of the bylaws, provided, however, that if 10 days' notice of the meeting is given to shareholders, such notice of intention to nominate shall be received by the president of the corporation not later than the time fixed in the notice of the meeting for the opening of the meeting. Such notification shall contain the following information to the extent known to the notifying shareholder:

    - The name and address of each proposed nominee;

    - The principal occupation of each proposed nominee;

    - The number of shares of voting stock of the corporation owned by each proposed nominee;

    - The name and residence address of the notifying shareholder;

    - The number of the shares of voting stock of the corporation owned by the notifying shareholder.

    Nominations not made in accordance herewith shall be disregarded by the then chairman of the meeting and the inspectors of election shall then disregard all votes cast for each such nominee."

    Only shareholders of record on the books of Hanmi Bank as of the close of business on May 1, 2000 will be entitled to notice of and to vote at the Annual Meeting.

    YOUR VOTE IS VERY IMPORTANT. PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. YOUR PROXY WILL BE REVOCABLE, EITHER IN WRITING OR BY VOTING IN PERSON AT THE ANNUAL MEETING, AT ANY TIME PRIOR TO ITS EXERCISE, BY FOLLOWING THE PROCEDURE DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS.

    If you would like to attend the Annual Meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the Annual Meeting, you must obtain from the nominee a proxy issued in your name.

                                          By Order of the Board of Directors


                                          Chung Hoon Youk
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER


May 10, 2000
Los Angeles, California

    IN ORDER TO FACILITATE THE PROVIDING OF ADEQUATE ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

    SHAREHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE HANMI BANK ANNUAL DISCLOSURE STATEMENT PREPARED PURSUANT TO PART 350 OF THE FEDERAL DEPOSIT INSURANCE CORPORATION'S RULES AND REGULATIONS BY WRITING HANMI BANK AT 3660 WILSHIRE BOULEVARD, PENTHOUSE "A", LOS ANGELES, CALIFORNIA 90010 OR BY CALLING HANMI BANK AT (213) 382-2200.

                                   HANMI BANK
                                      AND
                          HANMI FINANCIAL CORPORATION
                           PROXY STATEMENT/PROSPECTUS
                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
SUMMARY.....................................................      2
SUMMARY FINANCIAL INFORMATION...............................      5
RISK FACTORS................................................      7
FORWARD-LOOKING STATEMENTS..................................     10
THE ANNUAL MEETING OF HANMI BANK............................     12
  General...................................................     12
  Record Date; Solicitation of Proxies......................     12
  Revocability of Proxies...................................     12
  Matters to be Considered at the Meeting...................     12
    Proposal No. 1--Approval of the Reorganization..........     12
    Proposal No. 2--Election of Directors...................     13
    Proposal No. 3--Approval of the Hanmi Financial Year
     2000 Stock Option Plan.................................     13

PROPOSAL 1

BANK HOLDING COMPANY REORGANIZATION.........................     13
  Reasons for the Reorganization............................     13
  Organizational Transactions...............................     14
  Terms of the Plan of Reorganization.......................     14
  Exchange of Share Certificates............................     16
  Costs of Reorganization...................................     16
  Regulatory Approvals......................................     16
  Dissenting Shareholders' Rights...........................     17
  Accounting Treatment......................................     17
  Material Federal Income Tax Consequences..................     17
  Restrictions on Affiliates................................     18
  Recommendations...........................................     18
HANMI FINANCIAL STOCK.......................................     19
COMPARISON OF HANMI FINANCIAL COMMON STOCK AND HANMI BANK
  COMMON STOCK..............................................     19
  Classification of Board of Directors, Filling Vacancies;
    Removal of Directors....................................     19
  Amendments to the Certificate of Incorporation............     20
  Voting Rights.............................................     20
  Dividend Restrictions.....................................     20
  Removal of Directors......................................     21
  Indemnification and Limitation of Liability...............     22
  Inspection of Shareholder List............................     23
  California and Delaware Law Shareholder Voting in Mergers
    and Other Acquisitions..................................     23
  Shareholder Derivative Suits..............................     24
  Appraisal Rights..........................................     24
  Dissolution...............................................     25
  Other Attributes of the Stock of Hanmi Financial..........     25
RESTRICTIONS ON ACQUISITION OF HANMI FINANCIAL..............     27
  California and Federal Banking Law........................     27
  Delaware Law..............................................     27

                                                                PAGE
                                                              --------
  Consideration of Factors Other Than Price in
    Acquisitions............................................     29
  Voting on Interested Party Business Combinations..........     29
  Takeover Provisions in Hanmi Financial's Certificate of
    Incorporation and Bylaws................................     30
MARKET PRICE OF HANMI BANK COMMON STOCK.....................     33
DIVIDENDS...................................................     33
  Hanmi Financial...........................................     33
  Hanmi Bank................................................     33
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
  OPERATIONS AND FINANCIAL CONDITION........................     34
  Overview..................................................     34
  Results of Operations Net Interest Income and Net Interest
    Margin..................................................     35
  Provision for Loan Losses.................................     37
  Non-interest Income.......................................     38
  Non-interest Expense......................................     39
  Provision for Income Taxes................................     40
  Financial Condition.......................................     40
  Loan Portfolio............................................     40
  Non-performing Assets.....................................     42
  Allowance for Loan Losses.................................     44
  Investment Portfolio......................................     47
  Deposits..................................................     48
  Interest Rate Risk Management.............................     49
  Liquidity and Capital Resources...........................     53
  Accounting Matters........................................     55
  Impact of Inflation; Seasonality..........................     55
BUSINESS OF HANMI BANK......................................     55
  General...................................................     55
  Competition and Service Area..............................     55
  Lending Activities........................................     56
  Commercial Loans..........................................     56
  Small Business Administration ("SBA") Guaranteed Loans....     57
  Loans Secured by Real Estate..............................     57
  Loans to individuals......................................     59
  Off-Balance Sheet Commitments.............................     59
  Lending Procedures and Loan Approval Process..............     60
  Asset Quality.............................................     61
  Allowance and Provisions for Loan Losses..................     62
  Premises..................................................     63
  Employees.................................................     63
  Litigation................................................     63
  Insurance.................................................     63
  Competition...............................................     63
SUPERVISION AND REGULATION..................................     64
  General...................................................     64
  Hanmi Financial...........................................     65
  Hamni Bank................................................     66
  Dividends and Other Transfers of Funds....................     66
  Capital Standards.........................................     67
  Prompt Corrective Action and Other Enforcement
    Mechanisms..............................................     68
  Safety and Soundness Standards............................     68

                                                                PAGE
                                                              --------
  Premiums for Deposit Insurance............................     69
  Interstate Banking and Branching..........................     69
  Community Reinvestment Act and Fair Lending
    Developments............................................     69
  Financial Modernization Act...............................     70
MANAGEMENT OF HANMI FINANCIAL...............................     71
  Directors.................................................     71
  Director Compensation.....................................     71
  Executive Officer Compensation............................     71

PROPOSAL 2

ELECTION OF HANMI BANK DIRECTORS............................     71
  The Board of Directors and Committees.....................     72
  Compensation of Non-Executive Directors...................     73
  Executive Officers........................................     74
  Security Ownership of Certain Beneficial Owners and
    Management..............................................     74
BENEFICIAL OWNERSHIP........................................     75
  Executive Compensation....................................     76
  Employment Agreements.....................................     77
  Hanmi Bank 1992 Stock Option Plan.........................     77
  Stock Option Grants.......................................     78
  Options Exercised.........................................     78
  Options Outstanding as of the End of the Year.............     79
  Certain Relationships and Related Transactions............     79

PROPOSAL 3

APPROVAL OF HANMI FINANCIAL YEAR 2000 STOCK OPTION PLAN.....     80
  Summary of Plan...........................................     80
  Administration............................................     80
  Eligibility...............................................     80
  Option Price..............................................     81
  Adjustments Upon Changes In Common Stock; Reorganization,
    Merger, Consolidation...................................     81
  Expiration, Termination and Transfer of Options...........     81
  Termination and Amendment of the Plan.....................     82
  Federal Income Tax Consequences...........................     82
  Comparison to the Hanmi Bank Incentive Plan...............     84
  New Plan Benefits.........................................     84
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND ACCOUNTING
  AND FINANCIAL DISCLOSURE..................................     84
OTHER BUSINESS..............................................     85
LEGAL MATTERS...............................................     85
EXPERTS.....................................................     85
WHERE YOU CAN FIND MORE INFORMATION.........................     85

                 QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION

Q: WHY IS THIS REORGANIZATION PROPOSED?

A: The Board of Directors of Hanmi Bank believes that the bank holding company structure will provide greater flexibility in terms of operations, expansion, and diversification.

Q: WHAT WILL I RECEIVE IN THIS REORGANIZATION?

A: You will have the right to receive one share of Hanmi Financial common stock for each share of Hanmi Bank common stock that you own immediately prior to the reorganization.

Q: HOW DO I VOTE?

A: Simply indicate on your proxy card how you want to vote and then sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the Hanmi Bank annual meeting. HANMI BANK'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE
REORGANIZATION.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will not vote your shares for you unless you provide instructions to your broker on how to vote. It is important therefore that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you fail to instruct your broker on how to vote your shares, the effect will be the same as a vote against the reorganization.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE REORGANIZATION TO ME?


A: You are generally not expected to incur federal income tax as a result of the reorganization. To review the tax consequences to Hanmi Bank shareholders in greater detail, see pages 17 through 18. THE TAX CONSEQUENCES OF THE REORGANIZATION TO YOU WILL DEPEND ON YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE REORGANIZATION TO YOU.


Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote at any time before your proxy is voted at the annual meeting. If your shares are held in your name you may do this in one of three ways. First, you may send a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to Hanmi Bank's secretary. Third, you may attend the meeting and vote in person. Simply attending the Hanmi Bank's annual meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the Hanmi Bank annual meeting.

Q: SHOULD I SEND IN MY CERTIFICATES NOW?

A: No. After the reorganization is completed, you will receive written instructions for exchanging your stock certificates.

Q: WHEN YOU DO EXPECT THIS REORGANIZATION TO BE COMPLETED?

A: We are currently working to complete the reorganization in June of 2000.

Q: WHY HAVE YOU SENT THIS DOCUMENT AND WHO CAN HELP ANSWER MY QUESTIONS?


A: This proxy statement/prospectus contains important information regarding this proposed reorganization, as well as information about Hanmi Bank and Hanmi Financial. We urge you to read this proxy statement/prospectus carefully, including its appendices. You may also want to review the documents listed under "WHERE CAN YOU FIND MORE INFORMATION" on page 85.


If you have more questions about the reorganization or the annual meeting, you should contact:

Yong Ku Choe
Hanmi Bank
Senior Vice President and Chief Financial Officer
3660 Wilshire Boulevard, Suite PH-A
Los Angeles, California 90010
(213) 382-2200

                                    SUMMARY


    THIS BRIEF SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO READ THIS ENTIRE DOCUMENT, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF HANMI BANK TO FULLY UNDERSTAND THE REORGANIZATION.


FORMATION OF A BANK HOLDING COMPANY WHICH WILL OWN HANMI BANK

    The Board of Directors is asking you to vote on a proposal to organize a bank holding company, Hanmi Financial, which will own Hanmi Bank. The new corporate structure will permit Hanmi Financial and Hanmi Bank greater flexibility in terms of operations, expansion and diversification. In addition, it will allow us to:

    - Offer new services.

    - Enjoy access to new markets.

    - Participate in activities which are not permissible for Hanmi Bank to engage in directly.

    We have attached the reorganization agreement as Appendix A at the back of this proxy statement/prospectus. We encourage you to read the reorganization agreement, as it is the legal document that governs the transaction.

    In the reorganization, Hanmi Bank will continue in its operations as presently conducted under its management, but Hanmi Bank will be a wholly owned subsidiary of Hanmi Financial.

THE COMPANIES

    HANMI FINANCIAL CORPORATION


    Hanmi Financial Corporation has not engaged in any business since its incorporation on March 14, 2000. After the reorganization, Hanmi Financial will become a registered bank holding company, whose principal asset will be its stockholdings in Hanmi Bank.


    HANMI BANK

    Hanmi Bank is a California state-chartered bank. Hanmi Bank engages in the commercial banking business in greater Los Angeles and Orange Counties of California.

    HANMI MERGER CO.


    Hanmi Merger Co. is a California corporation newly organized as a wholly owned subsidiary of Hanmi Financial on March 21, 2000. Hanmi Merger Co.'s sole purpose is to merge into Hanmi Bank to facilitate the reorganization. Hanmi Merger Co. will disappear after the reorganization.


THE MANAGEMENT OF HANMI BANK WILL CONTINUE AFTER THE REORGANIZATION

    The directors and officers of Hanmi Bank will continue to be directors and officers of Hanmi Bank following the reorganization. After the reorganization, the present directors of Hanmi Bank will continue to be directors of Hanmi Financial, certain of the officers of Hanmi Bank will also serve as officers of Hanmi Financial.

YOU WILL RECEIVE ONE SHARE OF HANMI FINANCIAL COMMON STOCK FOR EACH SHARE OF HANMI BANK COMMON STOCK YOU OWN.

    If the reorganization is approved, we will exchange your Hanmi Bank common stock shares for common stock shares in Hanmi Financial. You will receive one share of Hanmi Financial stock for each share of your Hanmi Bank common stock you own immediately prior to the reorganization.

WE NEED YOUR APPROVAL

    In order to complete the reorganization, we need the approval of owners of at least a majority of the outstanding shares of common stock of Hanmi Bank. As of May 1, 2000, the date on which a person must be a stockholder to be entitled to vote, there were approximately 7,414,400 shares of common stock outstanding and entitled to vote. Therefore, we will need the owners of at least approximately 3,357,201 shares to vote in favor of the reorganization. The board of directors of Hanmi Bank unanimously recommends voting in favor of the reorganization. Approval of the reorganization is not dependent on the approval of the Hanmi Financial Corporation Year 2000 Stock Option Plan.

THE DIRECTORS AND EXECUTIVE OFFICERS INTEND TO VOTE IN FAVOR OF THE
REORGANIZATION

    Hanmi Bank's directors, executive officers, and their affiliates, who beneficially owned in the aggregate approximately (on a diluted basis) 36.07% (as of December 31, 1999) of the outstanding shares of Hanmi Bank common stock, intend to vote for the approval of the reorganization.

SHAREHOLDERS DO NOT HAVE DISSENTERS' APPRAISAL RIGHTS

    If you vote against the reorganization or do not vote, you will NOT be entitled to dissenters' appraisal rights.

THE REORGANIZATION WILL BE TAX-FREE TO YOU

    The reorganization will be tax-free to Hanmi Bank shareholders for federal income tax purposes. The reorganization will also be tax-free to Hanmi Bank and Hanmi Financial for federal income tax purposes. However, because tax matters are complicated, and tax results may vary among shareholders, we urge you to contact your own tax advisor to understand fully how the reorganization will affect you.

SIGNIFICANT DIFFERENCES BETWEEN HANMI FINANCIAL AND HANMI BANK


    Hanmi Financial's charter documents contain certain provisions that Hanmi Bank's charter documents do not have relating to the board of directors and certain business combinations, all of which may be deemed to have "anti-takeover" effects, including a "classified" board of directors, elimination of action by written consent of shareholders, supermajority vote for certain business combinations, elimination of cumulative voting and a two-thirds vote to approve or amend certain provisions of the certificate of incorporation. These Hanmi Financial charter document provisions could adversely affect the market price of Hanmi Financial common stock. See "Comparison of the Rights of Holders of Hanmi Financial Common Stock and Hanmi Bank Common Stock."


BENEFITS TO DIRECTORS AND OFFICERS OF THE REORGANIZATION

    The reorganization will not directly provide any substantive benefits to directors and officers of Hanmi Bank, who will continue to be directors and officers of Hanmi Financial.

EXISTING OPTIONS TO ACQUIRE HANMI BANK COMMON STOCK WILL BE ENTITLED TO PURCHASE HANMI FINANCIAL COMMON STOCK AFTER THE REORGANIZATION.

    After the reorganization is completed all of the obligations of Hanmi Bank under the Hanmi Bank 1992 Stock Option Plan will become obligations of Hanmi Financial on the same terms and conditions, with the exception that the securities issued pursuant to the Hanmi Bank 1992 Stock Option Plan will be Hanmi Financial common stock.

ACCOUNTING TREATMENT

    For accounting and financial reporting purposes, the reorganization will be treated similarly to a "pooling of interests," which means Hanmi Bank's assets and liabilities will be carried forward at their previously recorded amounts, without change, as the consolidated assets and liabilities of Hanmi Financial following the reorganization.

REGULATORY APPROVALS

    We cannot complete the reorganization unless it is approved or exempted by the Board of Governors of the Federal Reserve System, FDIC and the California Department of Financial Institutions.

    Hanmi Bank and Hanmi Financial have filed all of the required applications or notices with the Board of Governors of the Federal Reserve System, the FDIC, and the California Department of Financial Institutions.

    As of the date of this document, the Board of Governors of the Federal Reserve Systems, the FDIC and the California Department of Financial Institutions have not granted their waivers or confirmed that no approval or waiver is required. While we do not know of any reason that we would not be able to obtain the necessary approvals, exemptions or waivers in a timely manner, we cannot be certain when or if we will obtain them.

HANMI FINANCIAL YEAR 2000 STOCK OPTION PLAN

SUMMARY OF THE PLAN

    The Hanmi Financial Year 2000 Stock Option Plan is designed to replace the Hanmi Bank 1992 Stock Option Plan and is identical to the Hanmi Bank 1992 Stock Option Plan in all material respects, except that the Hanmi Financial Year 2000 Stock Option Plan reserves 741,400 shares of Hanmi Financial common stock for options and the Hanmi Bank 1992 Stock Option Plan reserves 320,397 shares of Hanmi Bank common stock for options. See "Approval of Hanmi Financial Corporation Year 2000 Stock Option Plan."

VOTE REQUIRED

    A majority of the outstanding shares of Hanmi Bank, as prospective shareholders of Hanmi Financial, are being asked to approve the Hanmi Financial Year 2000 Stock Option Plan. However, if the reorganization is not consummated, the votes for the Hanmi Financial Year 2000 Stock Option Plan will be counted as votes to approve an amendment to the Hanmi Bank Stock Option Plan to increase the number of shares to be issued under the plan to 741,400. Approval of the Hanmi Financial Year 2000 Stock Option Plan is not conditioned on the approval of the reorganization.

                         SUMMARY FINANCIAL INFORMATION


    The following table presents selected historical financial information, including per share information as adjusted for the stock dividends declared by Hanmi Bank. This selected historical financial data should be read in conjunction with the financial statements of Hanmi Bank and the notes thereto appearing elsewhere in this registration statement and the information contained in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION". The selected historical financial data as of and for each of the years in the five years ended December 31, 1999, are derived from Hanmi Bank's audited financial statements. In the opinion of Management of Hanmi Bank, the information presented reflects all adjustments considered necessary for a fair presentation of the results of such periods.


                         SUMMARY FINANCIAL INFORMATION
                   FOR THE YEAR ENDED AND AS OF DECEMBER 31,
                (dollars in thousand, except for per share data)


                                                   1999       1998       1997       1996       1995
                                                 --------   --------   --------   --------   --------
SUMMARY STATEMENT OF OPERATIONS DATA:
  Interest income..............................  $52,619    $42,728    $37,781    $33,193    $30,708
  Interest expense.............................   18,847     15,730     12,876     11,312      9,358
                                                 -------    -------    -------    -------    -------
  Net interest income before provision for
    possible loan losses.......................   33,772     26,998     24,905     21,881     21,350
                                                 -------    -------    -------    -------    -------
  Provision for possible loan losses...........    1,000      3,050      2,650      1,850      7,960
  Noninterest income...........................   12,522     10,305      8,945      7,902      8,732
  Noninterest expense..........................   24,606     19,782     18,566     17,409     16,914
                                                 -------    -------    -------    -------    -------
  Income before income taxes...................   20,688     14,471     12,634     10,524      5,208
  Income tax expense...........................    8,682      5,207      4,473      3,815      2,027
                                                 -------    -------    -------    -------    -------
    Net income.................................  $12,006    $ 9,264    $ 8,161    $ 6,709    $ 3,181
                                                 =======    =======    =======    =======    =======



                                              1999       1998       1997       1996       1995
                                            --------   --------   --------   --------   --------
SUMMARY STATEMENT OF FINANCIAL CONDITION:
  Cash and due from Banks.................  $ 53,476   $ 43,729   $ 37,810   $ 38,693   $ 28,194
  Net loans(1)............................   474,650    331,286    288,370    243,676    208,895
  Total investment securities.............   171,238    218,978    146,376    110,366     81,857
  Federal funds sold and securities
    purchased under agreements to
    resell................................    10,000     27,000      8,000     44,000     58,000
  Other real estate owned.................                  671                 1,090        742
  Total assets............................   740,260    650,765    500,074    454,373    391,921
  Total deposits..........................   655,730    586,284    446,545    410,171    355,993
  Total liabilities.......................   672,429    591,790    451,738    414,359    358,578
  Total shareholders' equity..............    67,831     58,975     48,336     40,014     33,343
  Average interest earning assets.........   614,028    488,266    421,698    379,711    326,209
  Average total assets....................   690,797    548,198    470,421    414,972    360,522
  Average interest bearing liabilities....   424,722    331,475    281,376    249,655    208,172

                                        1999         1998         1997         1996         1995
                                     ----------   ----------   ----------   ----------   ----------
PER SHARE DATA:
  Net income per share--Basic......  $     1.80   $     1.45   $     1.31   $     1.30   $     0.60
  Net income per share--Diluted....  $     1.80   $     1.45   $     1.27   $     1.28   $     0.59
  Book value per share.............  $    10.15   $     9.84   $     9.11   $     8.40   $     7.56
  Cash dividends...................        0.00         0.00         0.00         0.00         0.00
  Common shares outstanding........   6,679,670    5,996,054    5,307,638    4,761,405    4,408,845

                                                             1999       1998       1997       1996       1995
                                                           --------   --------   --------   --------   --------
SELECTED PERFORMANCE RATIOS:
  Return on average equity(2)............................   18.50%     16.71%     18.38%     18.39%      9.63%
  Return on average assets(3)............................    1.74%      1.69%      1.73%      1.62%      0.88%
  Net interest spread(4).................................    4.13%      4.01%      4.38%      4.26%      4.87%
  Net interest margin(5).................................    5.50%      5.53%      5.91%      5.82%      6.51%
  Efficiency ratio(6)....................................   53.15%     53.03%     54.78%     58.45%     56.23%
  Average shareholders' equity to average total assets...    9.39%     10.11%      9.44%      8.79%      9.17%
SELECTED CAPITAL RATIOS:
  Tier 1 capital to average total assets.................    9.20%      8.66%      9.85%      8.81%      8.51%
  Tier 1 capital to total risk-weighted assets...........   12.63%     11.61%     12.29%     13.23%     12.32%
  Total capital to total risk-weighted assets............   13.88%     12.86%     13.55%     13.22%     12.32%
SELECTED ASSET QUALITY RATIOS:
  Nonperforming loans to total gross loans(7)............    0.62%      0.97%      1.15%      1.64%      4.51%
  Nonperforming assets to total gross loans and other
    real estate owned(8).................................    0.62%      1.16%      1.15%      2.07%      4.84%
  Net charge-offs to average total loans.................    0.19%      1.06%      0.76%      0.51%      2.51%
  Allowance for loan losses to total gross loans.........    2.18%      3.04%      3.13%      3.47%      3.75%

------------------------

(1) Represents the sum of loans receivable, net of allowance for loan losses, and loans held for sale, at the lower of cost or market.

(2) Net income divided by average shareholders' equity.

(3) Net income divided by average total assets.

(4) Represents the average rate earned on interest-bearing assets less the average rate paid to interest-bearing liabilities

(5) Represents net interest income as percentage of average interest-earning assets.

(6) Represents the ratio of noninterest expense to the sum of net interest income before provision for loan losses and total noninterest income excluding securities gains and losses.

(7) Nonperforming loans consist of nonaccrual loans, loans past due 90 days or more and restructured loans.

(8) Nonperforming assets consist of nonperforming loans (see footnote
    (7) above) and other real estate owned.

                                  RISK FACTORS


    IN ADDITION TO THE OTHER INFORMATION WE PROVIDE IN THIS PROXY STATEMENT/PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE DECIDING WHETHER TO VOTE FOR THE REORGANIZATION. THESE ARE NOT THE ONLY RISKS WE FACE. SOME RISKS ARE NOT YET KNOWN TO US AND THERE ARE OTHERS WE DO NOT CURRENTLY BELIEVE ARE MATERIAL BUT COULD LATER TURN OUT TO BE SO. ALL OF THESE COULD IMPAIR OUR BUSINESS, OPERATING RESULTS OR FINANCIAL CONDITION. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE BECAUSE OF GENERAL MARKET CONDITIONS OR IF ANY OR ALL OF THESE RISKS CAME TO PASS, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. IN EVALUATING THE RISKS OF INVESTING IN US, YOU SHOULD ALSO EVALUATE THE OTHER INFORMATION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS.


    WE COULD BE NEGATIVELY IMPACTED BY A DOWNTURN IN ECONOMIC CONDITIONS IN ASIA. Most of our trade finance activities are related to trade with Asia, but all of our loans are made to companies domiciled in the United States. Consequently, we do not have direct credit exposure to economic conditions in Asia. Adverse economic and political conditions in Asia, including currency devaluation, crises in leadership succession, or military conflict, may increase our exposure to economic and transfer risk. Transfer risk may increase because of an entity's incapacity to obtain the foreign exchange needed to meet its obligations or to provide liquidity. Although our operations have not been adversely affected by the fiscal crisis in Asia which began in 1998, we cannot assure you that this crisis or in a similar crisis our financial condition and results of operations would not be negatively impacted.

    FUTURE SALES OF SECURITIES COULD DIMINISH THE INTERESTS OF OUR SHAREHOLDERS. If we raise additional funds or make acquisitions by issuing equity or convertible debt securities, the percentage ownership of our shareholders will be diluted. Also, any new securities could have rights, preferences and privileges senior to those of our common stock. We currently do not have any commitments for additional financing. We cannot be certain that additional financing will be available in the future to the extent required or that, if available, it will be made on acceptable terms.

    DETERIORATION OF ECONOMIC CONDITIONS IN SOUTHERN CALIFORNIA COULD ADVERSELY AFFECT OUR LOAN PORTFOLIO AND REDUCE THE DEMAND FOR OUR SERVICES. We focus our business in Southern California, primarily in the greater Los Angeles and Orange County areas. In the early 1990's, the California economy experienced an economic recession that increased the level of delinquencies and losses [for Hanmi Bank and] many of the state's other financial institutions. Another recession could occur. An economic slow-down in Southern California could have the following consequences, any of which could reduce our net income:

    - Loan delinquencies may increase;

    - Problem assets and foreclosures may increase;

    - Claims and lawsuits may increase;

    - Demand for Hanmi Bank's products and services may decline;

    - Collateral for loans made by Hanmi Bank, especially real estate, may decline in value, in turn reducing customers' borrowing power, reducing the value of assets associated with problem loans and reducing collateral coverage of Hanmi Bank's existing loans.

    A DOWNTURN IN THE REAL ESTATE MARKET COULD SERIOUSLY IMPAIR OUR LOAN PORTFOLIO. As of December 31, 1999, approximately 63% percent of the value of our loan portfolio consisted of loans secured by various types of real estate. Most of our real property collateral is located in Southern California. If real estate values decline significantly, especially in California, higher vacancies and other factors could harm the financial condition of our borrowers, the collateral for our loans will provide less security, and we would be more likely to suffer losses on defaulted loans.

    ENVIRONMENTAL LAWS COULD FORCE US TO PAY FOR ENVIRONMENTAL PROBLEMS. The cost of cleaning up or paying damages and penalties associated with environmental problems could increase our operating expenses. When a borrower defaults on a loan secured by real property, we often purchase the property in foreclosure or accept a deed to the property surrendered by the borrower. We may also take over the management of commercial properties whose owners have defaulted on loans. We also own and lease premises where our branches and other facilities are located. While we have lending, foreclosure and facilities guidelines intended to exclude properties with an unreasonable risk of contamination, hazardous substances may exist on some of the properties that Hanmi Bank owns, manages or occupies. We face the risk that environmental laws could force us to clean the properties at our own expense. It may cost much more to clean a property than the property is worth. We could also be liable for pollution generated by a borrower's operations if we took a role in managing those operations after a default. We may also find it difficult or impossible to sell contaminated properties. To date, Hanmi Bank has not been required to pay any amounts toward the cost of cleaning up or paying damages and penalties associated with environmental problems.



    BECAUSE OUR BRANCHES ARE CONCENTRATED IN SOUTHERN CALIFORNIA, HANMI BANK FACES RISKS CAUSED BY NATURAL DISASTERS, INCLUDING EARTHQUAKES. A major earthquake could result in material loss to us. Our operations are concentrated in Southern California, especially the greater Los Angeles and Orange County areas. A significant percentage of our loans are secured by real estate. California is an earthquake-prone region. We have a disaster-recovery plan with offsite data processing resources located in New Jersey. However, our properties and most of the real and personal property securing loans in our portfolio are in Southern California. Many of our borrowers could suffer uninsured property damage, experience interruption of their businesses or lose their jobs after an earthquake. Those borrowers might not be able to repay their loans, and the collateral for loans could decline significantly in value. Unlike a bank with operations that are more geographically diversified, we are vulnerable to greater losses if an earthquake, fire, flood or other natural catastrophe occurs in Southern California.


    LOAN LOSS RESERVES MAY NOT COVER ACTUAL LOANS LOSSES. If the actual loan losses exceed the amount reserved, it will hurt our business. We try to limit the risk that borrowers will fail to repay loans by carefully underwriting the loans. Losses nevertheless occur. We create reserves for estimated loan losses in our accounting records. We base these allowances on estimates of the following:

    - industry standards;

    - historical experience with our loans;

    - evaluation of current and predicted economic conditions;

    - regular reviews of the quality mix and size of the overall loan portfolio;

    - regular reviews of delinquencies; and

    - the quality of the collateral underlying our loans.


    AN INCREASE IN NON-PERFORMING ASSETS WOULD REDUCE OUR INCOME AND INCREASE OUR EXPENSES. If the level of non-performing assets rises in the future, it could adversely affect our operating results. Non-performing assets are mainly loans on which the borrowers are not making their required payments. Non-performing assets also include loans that have been restructured to permit the borrower to have smaller payments and real estate that has been acquired through foreclosure of unpaid loans. To the extent that our assets are non-performing, we have less cash available for lending and other activities.



    WE HAVE SPECIFIC RISKS ASSOCIATED WITH SMALL BUSINESS ADMINISTRATION
LOANS. Hanmi Bank has generally sold the guaranteed portion of Small Business Administration ("SBA") loans in the secondary market. There can be no assurance that Hanmi Bank will be able to continue originating these loans, or that a secondary market will exist for, or that Hanmi Bank will continue to realize premiums upon the sale of, the guaranteed portions of the SBA loans. The federal government presently guarantees 70% to 95% of the principal amount of each qualifying SBA loan. There can be no assurance that the federal government will maintain the SBA program, or if it does, that such guaranteed portion will remain at its current funding level. Furthermore, there can be no assurance that Hanmi Bank will retain its preferred lender status, which, subject to certain limitations, allows Hanmi Bank to approve and fund SBA loans without the necessity of having the loan approved in advance by the SBA, or that if it does, the federal government will not reduce the amount of such loans which can be made by Hanmi Bank. Hanmi Bank believes that its SBA loan portfolio does not involve more than a normal risk of collection. However, since Hanmi Bank has sold the guaranteed portion of substantially all of its SBA loan portfolio, Hanmi Bank incurs a pro rata credit risk on the nonguaranteed portion of the SBA loans since Hanmi Bank shares pro rata with the SBA in any recoveries. In the event of default on an SBA loan, Hanmi Bank's pursuit of remedies against a borrower is subject to SBA approval, and where the SBA establishes that its loss is attributable to deficiencies in the manner in which the loan application has been prepared and submitted, the SBA may decline to honor its guarantee with respect to Hanmi Bank's SBA loans or it may seek the recovery of damages from Hanmi Bank. The SBA has never declined to honor its guarantees with respect to its SBA loans, although no assurance can be given that the SBA would not attempt to do so in the future.


    YOU MAY HAVE DIFFICULTY SELLING YOUR SHARES IN THE FUTURE IF AN ACTIVE TRADING MARKET FOR OUR STOCK DOES NOT DEVELOP. Presently there is not an active trading market for Hanmi Bank common stock, and we do not expect an active trading market for Hanmi Financial common stock. Hanmi Financial common stock will be traded "over-the-counter." This means the common stock is not listed for trading on any stock exchange (the New York Stock Exchange is the largest) or on NASDAQ. As a result, your ability to sell your shares of common stock will be negatively impaired. If you want to sell your Hanmi Financial common stock, you may encounter delay or have to accept a reduced price. We expect that the trading market for Hanmi Financial common stock will be limited.

    BECAUSE THE PRICE OF OUR COMMON STOCK MAY VARY WIDELY, WHEN YOU DECIDE TO SELL IT, YOU MAY ENCOUNTER A DELAY OR HAVE TO ACCEPT A REDUCED PRICE. The price of Hanmi Financial common stock may fluctuate widely, depending on many factors. Some of these factors have little to do with the operating results or our intrinsic worth of Hanmi Bank or Hanmi Financial. For example, the market value of Hanmi Financial common stock may be affected by the trading volume of the shares, announcements of expanded services by us or our competitors, general banks in the banking industry, general price and volume fluctuations in the stock market, acquisition of related companies, variations in quarterly operating results, and the dilutive effects of future issuances of common or convertible preferred stock. Also, if the trading market for Hanmi Financial common stock remains limited, that may exaggerate changes in market value, leading to more price volatility than would occur in a more active trading market.


    NO CASH DIVIDENDS IN THE FORESEEABLE FUTURE. We do not intend to pay cash dividends on Hanmi Financial's common stock in the foreseeable future. Instead, we intend to reinvest our earnings in our business. In addition, to pay dividends to our shareholders, Hanmi Financial would need to obtain funds from Hanmi Bank, its subsidiary. Their ability, in turn, to pay dividends to us is limited by California law and federal banking law. In particular, Hanmi Bank may not pay a dividend that exceeds either of the following:



    - Hanmi Bank's retained earnings; or



    - Hanmi Bank's net income for its last three fiscal years, minus the amount of any prior dividend during those three years.

With the approval of the regulators, a bank may pay dividends above specified limits, but not more than the greater of the bank's retained earnings, its net income for its last fiscal year, or its net income for the current fiscal year. Even if we were able to meet the dividend test described above, we might not be able to pay dividends if the result would cause our capital to fall below federal capital standards that apply to banks.


    BECAUSE MANAGEMENT WILL OWN A LARGE NUMBER OF SHARES OF OUR STOCK, MANAGEMENT MAY BE ABLE TO INFLUENCE DECISIONS. Upon successful completion of the registration, the present directors and executive officers of Hanmi Financial will, in the aggregate, beneficially own approximately 36.07% of our outstanding common stock. Consequently, Hanmi Financial's directors and executive officers will have the ability to significantly affect the election of the directors and have a significant effect on the outcome of corporate actions requiring shareholder approval. Such concentration may also have the effect of delaying or preventing a change in control of Hanmi Financial.



    BECAUSE FEDERAL AND STATE BANKING LAWS IMPOSE REQUIREMENTS FOR THE CHANGE IN CONTROL OF HANMI FINANCIAL AND HANMI BANK, A SIGNIFICANT CHANGE IN OUR OWNERSHIP COULD BE MADE MORE DIFFICULT. Federal and State Bank regulations could delay and possibly discourage a potential acquirer who would have been willing to pay a premium price to purchase a large block of our common stock. That in turn could decrease the value of our common stock and the price that you receive if you sell your shares in the future. Federal bank regulators must approve before anyone can buy enough voting stock to exercise control over a bank holding company like us. A shareholder must apply for regulatory approval to own
10 percent or more of our common stock, unless the shareholder can show that he or she will not actually exert control over us. In no case under Federal law can a shareholder own more than 25 percent of our stock without applying for regulatory approval. Under the California Financial Code, no person may acquire "control" of a California licensed bank or bank holding company unless the Commissioner of the California Department of Financial Institutions approves the transaction. Under California law "control" means the exercise of 25% or more of the voter power of Hanmi Financial or the power to exercise control over the management and policies of Hanmi Financial. Any person who owns or controls 10% of the Hanmi Financial common stock is presumed under California law to control Hanmi Financial.



    BECAUSE OF CERTAIN PROVISIONS IN OUR CHARTER DOCUMENTS, A CHANGE IN CONTROL OF OUR CORPORATION OR OUR MANAGEMENT COULD BE DELAYED OR PREVENTED. These provisions make it more difficult for another company to acquire us, which could reduce the market price of our common stock and the price that you receive if you sell your shares in the future. These provisions include the following:


    - A provision requiring a two-thirds vote when shareholders approve certain amendments to the charter and bylaws;

    - A requirement that shareholders give advance notice of matters to be raised at a meeting of shareholders;

    - A requirement that certain acquisition transactions not approved by the board of directors receive the approval of two-thirds of the outstanding shares;


    - Staggered terms of office for members of the board of directors; and


    - A provision that requires that stockholder action be taken only at an annual or special meeting.

                           FORWARD-LOOKING STATEMENTS

    Some of the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this proxy statement/prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans,"

"intends," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include, among other things, those listed under "Risk Factors" and the following:

    - general economic and business conditions in those areas in which Hanmi Bank operates;

    - demographic changes;

    - competition;

    - fluctuations in interest rates;

    - changes in business strategy or development plans;

    - changes in governmental regulation;

    - credit quality;

    - the availability of capital to fund the expansion of Hanmi Financial and Hanmi Bank's business;

    - changes in the securities markets; and,

    - other factors referenced in this proxy statement/prospectus or the documents incorporated herein by reference.

    Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. Hanmi Bank and Hanmi Financial disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS OR OTHER INFORMATION REFERRED TO IN THIS DOCUMENT. NEITHER HANMI FINANCIAL OR HANMI BANK HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH OTHER OR DIFFERENT INFORMATION. THIS PROXY STATEMENT/PROSPECTUS IS DATED MAY 10, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF HANMI FINANCIAL COMMON STOCK FOR HANMI BANK COMMON STOCK IN THE REORGANIZATION SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                        THE ANNUAL MEETING OF HANMI BANK

GENERAL

    An annual meeting of the shareholders of Hanmi Bank will be held at the Sheraton Universal Hotel, 333 Universal Terrace Parkway, Universal City, California 91608 on Wednesday, May 31, 2000 at 10:30 a.m., local time.

    At the annual meeting, the holders of the common stock of Hanmi Bank will vote on

    - the approval of the principal terms of the reorganization;

    - the election of eleven persons to serve as directors until the 2001 annual meeting;

    - approve the Hanmi Financial Corporation Year 2000 Stock Option Plan; and

    - such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

RECORD DATE; SOLICITATION OF PROXIES

    The close of business on May 1, 2000 has been selected as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. At that date, there were approximately 7,414,400 outstanding shares of Hanmi Bank common stock entitled to vote at the annual meeting.

    In addition to soliciting proxies by mail, officers, directors and employees of Hanmi Bank, without receiving any additional compensation, may solicit proxies by telephone, fax, in person or by other means. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of Hanmi Bank common stock held of record by such persons, and Hanmi Bank will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. Hanmi Bank will pay all expenses related to printing and filing of this proxy statement/ prospectus, including all filing fees of the Securities and Exchange Commission.

    The required quorum for the transaction of business at the annual meeting is a majority of the shares of Hanmi Bank common stock entitled to vote at the annual meeting. Shares voted in a matter are treated as being present for purposes of establishing a quorum. Abstentions and broker nonvotes will be counted for determining a quorum, but will not be counted for purposes of determining the number of votes cast "FOR" or "AGAINST" any matter.

REVOCABILITY OF PROXIES

    Any holder of Hanmi Bank common stock may revoke a proxy at any time before it is voted by filing with the secretary of Hanmi Bank an instrument revoking the proxy or by returning a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person. Any such filing should be made to the attention of the Secretary, Hanmi Bank, 3660 Wilshire Boulevard, Los Angeles, California 90010. Attendance at the annual meeting will not by itself constitute revocation of a proxy.

MATTERS TO BE CONSIDERED AT THE MEETING

    PROPOSAL NO. 1--APPROVAL OF THE REORGANIZATION. At the annual meeting, you will be asked to approve the principal terms of the reorganization and the reorganization agreement. A vote of a majority of the outstanding shares of Hanmi Bank common stock entitled to be cast at the annual meeting is required to approve the merger. AFTER CAREFUL CONSIDERATION, HANMI BANK'S BOARD OF DIRECTORS, BY UNANIMOUS VOTE OF THE DIRECTORS, HAS DETERMINED THAT THE REORGANIZATION IS IN THE BEST

INTERESTS OF THE SHAREHOLDERS OF HANMI BANK. ACCORDINGLY, THE HANMI BANK BOARD HAS UNANIMOUSLY APPROVED THE REORGANIZATION. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

    PROPOSAL NO. 2--ELECTION OF DIRECTORS. At the annual meeting you will also be asked to elect eleven persons to serve as directors.

    The board of directors has nominated the following persons to serve as directors:

Eung Kyun Ahn                          Richard B. C. Lee
I Joon Ahn                             Chang Kyu Park
Stuart S. Ahn                          Joseph K. Rho
George S. Chey                         Won R. Yoon
Ki Tae Hong                            Chung Hoon Youk
Joon H. Lee

    In the election of directors, shareholders may vote their shares cumulatively if, prior to the voting, a shareholder present and voting at the annual meeting gives notice to the chairman of the meeting that he or she intends to vote cumulatively. If any shareholder of Hanmi Bank gives such notice, then all shareholders will be entitled to cumulate their votes. Cumulative voting allows a shareholder to cast a number of votes equal to the number of shares held in his or her name as of the record date, multiplied by the number of directors to be elected. This total number of votes may be cast for one nominee, or distributed among as many nominees or in whatever proportion as the shareholder chooses. If cumulative voting is declare at the meeting, the proxy holders will have discretion to cumulate the votes represented by any proxy delivered under this proxy statement/prospectus, and vote them in accordance with the recommendations of Hanmi Bank's management.

    PROPOSAL NO. 3--APPROVAL OF THE HANMI FINANCIAL YEAR 2000 STOCK OPTION PLAN. At the annual meeting you will be asked to approve the Hanmi Financial Year 2000 Stock Option as prospective shareholders, of Hanmi Financial. The Hanmi Financial Year 2000 Stock Option Plan is identical to the Hanmi Bank 1992 Stock Option Plan in all material respects, except that it increases the number of shares available for the grant of options from 320,397 to 741,400.

                                   PROPOSAL 1
                      BANK HOLDING COMPANY REORGANIZATION


    The board of directors of Hanmi Bank has approved a plan of reorganization under which the business of Hanmi Bank will be conducted as a wholly-owned subsidiary of Hanmi Financial Corporation.


REASONS FOR THE REORGANIZATION

    A bank holding company form of organization will increase the corporate and financial flexibility of the businesses operated by Hanmi Bank through the combined business of Hanmi Bank and Hanmi Financial Corporation. Examples are:

    - Flexibility in responding to evolving changes in the banking and financial services industries and meeting the competition of other financial institutions;

    - Greater operating and financial flexibility and expansion into a broader range of financial services and other business activities;

    - More alternatives for raising capital under changing conditions in financial and monetary markets;

    - More flexible capital structure by increasing the number of authorized common stock and the authorization of preferred stock for issuance from time to time to raise additional capital;

    - Flexibility for acquiring or establishing other banking operations;

    - By permitting Hanmi Financial to maintain the separate existence of other business interests from Hanmi Bank;

    - Engage in other activities that are closely related to banking, either directly, or indirectly through newly formed subsidiaries or by acquiring companies already established in such fields;

    - Enhance Hanmi Bank's ability to satisfy ever changing and expanding needs of present customers for banking and banking-related services and to continue to attract new customers for financial services.

ORGANIZATIONAL TRANSACTIONS

    At the direction of the board of directors of Hanmi Bank, Hanmi Financial was incorporated under the laws of the State of Delaware on March 14, 2000 for the purpose of becoming a bank holding company by acquiring all of the outstanding Hanmi Bank common stock. Hanmi Bank currently owns 100% of the outstanding capital stock of Hanmi Financial.


    At the direction of the board of directors of Hanmi Bank and Hanmi Financial, Hanmi Merger Co. was incorporated under the laws of the State of California on March 21, 2000 for the purpose of merging with Hanmi Bank in order to facilitate the reorganization. Prior to the effective time of the reorganization, Hanmi Financial will be the sole shareholder of Hanmi
Merger Co.


    Upon consummation of the reorganization, Hanmi Merger Co. will be merged with and into Hanmi Bank with Hanmi Bank being the surviving entity of the merger. The shares of Hanmi Merger Co. common stock held by Hanmi Financial will be converted into Hanmi Bank common stock. Concurrently with the merger, the capital stock of Hanmi Financial held by Hanmi Bank will be canceled and the Hanmi Bank common stock held by Hanmi Bank shareholders will be converted to Hanmi Financial common stock.

TERMS OF THE PLAN OF REORGANIZATION

    CONVERSION. At the effective time of the reorganization, the shares of common stock of Hanmi Bank, Merger Co., and Hanmi Financial, parties to the plan of reorganization, will be converted and exchanged as described below:

    - Each share of Hanmi Bank common stock issued and outstanding immediately prior to the effective time of the reorganization will, at the effective time of the reorganization, automatically become and be converted into the right to receive one share of Hanmi Financial common stock.

    - Each share of Hanmi Merger Co. common stock issued and outstanding immediately prior to the effective time of the reorganization will, on and after the effective time of the reorganization, be converted into one share of Hanmi Bank common stock and, as a result, at the effective time of the reorganization, all of the common stock of Hanmi Bank will be owned by Hanmi Financial.

    - Each share of Hanmi Financial common stock issued and outstanding immediately prior to the effective time of the reorganization will, at the effective time of the reorganization, be canceled.

    At the effective time of the reorganization, Hanmi Bank shareholders will become the shareholders of Hanmi Financial. As shareholders of Hanmi Financial, they will have essentially the same rights to govern Hanmi Financial's activities as they have with respect to Hanmi Bank; however, as shareholders of Hanmi Financial, they will not be entitled to vote on matters requiring the approval of Hanmi Bank shareholders. Shareholders of Hanmi Financial will be entitled to vote with respect to matters affecting Hanmi Financial which will own 100% of the voting rights in Hanmi Bank. A discussion of those rights is contained in the section entitled "Comparison of Hanmi Bank Common Stock and Hanmi Financial Common Stock."

    EFFECTIVE TIME OF THE REORGANIZATION. The reorganization will be effective at the time the plan of reorganization is filed in the office of the Secretary of State of California. The effective time of the reorganization will not occur until:

    - all requisite board of directors, shareholder, and regulatory approvals and consents for the reorganization are obtained;

    - expiration of our applicable regulatory waiting periods;

    - the satisfaction of all of the requirements of law and conditions specified in the plan of reorganization or the approvals of regulatory agencies.

    We currently anticipate that the reorganization will occur shortly following the annual meeting. There is no requirement that the reorganization must occur by a specific date.

    INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION. The plan of reorganization provides that the directors of Hanmi Bank immediately prior to the effective time of the reorganization will be directors of Hanmi Bank immediately after the reorganization. Additionally, the officers and other employees of Hanmi Bank immediately prior to the effective time of the reorganization will all be employed in substantially the same capacities by Hanmi Bank immediately after the reorganization. Directors and executive officers of Hanmi Bank and their affiliates are the beneficial owners of 2,362,854 shares (34.98% of the issued and outstanding shares) of Hanmi Bank common stock.

    EMPLOYEE BENEFITS. Upon consummation of the reorganization, the Hanmi Bank Stock Option Plan will be terminated. All options issued under Hanmi Bank Stock Option Plan will be converted into the right to receive options pursuant to the Hanmi Financial Year 2000 Plan upon identical terms and conditions, and for an identical exercise price. Hanmi Financial will assume all of the Hanmi Bank's obligations with respect to the outstanding options. The Hanmi Financial Year 2000 Plan proposes to reserve 741,400 shares of Hanmi Financial common stock for options. See "Approval of Hanmi Financial Corporation Year 2000 Stock Option Plan."

    All other employee benefits and benefit plans of Hanmi Bank in effect immediately prior to the effective time of the reorganization will be unchanged by the reorganization, except that any plan which refers to Hanmi Bank common stock will, following consummation of the reorganization, be deemed to refer instead to Hanmi Financial common stock and will become the employee benefits and benefit plans solely of Hanmi Bank.

    CONDITIONS TO THE REORGANIZATION. The obligations of each of the parties to the plan of reorganization to consummate the reorganization are subject to the satisfaction on or before the effective time of the reorganization, of the following conditions:


    - approval of the terms of the reorganization including the plan of reorganization, by the shareholders of Hanmi Bank owning at least a majority of the capital stock of Hanmi Bank;


    - approval of the plan of reorganization by a majority of the outstanding shares of Hanmi Financial and Merger Co.;

    - approval by a majority of the board of directors of Hanmi Bank, Hanmi Financial and Hanmi Merger Co.;

    - all consents and approvals prescribed by law, for the consummation of the reorganization; and

    - all other requirements prescribed by law which are necessary for the consummation of the Reorganization including, but not limited to, the expiration of any applicable waiting periods under bank regulatory laws.

    The directors of Hanmi Bank, Hanmi Merger Co., and Hanmi Financial have unanimously approved the plan of reorganization. Hanmi Bank, as the sole shareholder of Hanmi Financial, and Hanmi Financial, as the sole shareholder of Hanmi Merger Co., have approved the plan of reorganization. Hanmi Financial has filed an application for prior approval to become a bank holding company pursuant to Section 3(a)(5) of the Bank Holding Company Act with the Federal Reserve Board and an application to acquire control of Hanmi Bank under Section 700 of the California Financial Code with the Commissioner of the California Department of Financial Institutions. In addition, Hanmi Bank and Merger Co. have filed applications for approval of the merger with the FDIC and the Commissioner.

    TERMINATION OF PLAN OF REORGANIZATION. The plan of reorganization may be terminated before the effective time of the reorganization for any of the following:

    - the number of shares voting against the reorganization is such that the board of directors of Hanmi Bank determines that it is inadvisable to consummate the reorganization;

    - any action, consent, or approval, governmental or otherwise, necessary to permit Hanmi Bank to conduct all or any part of the business activities of Hanmi Bank prior to the effective time of the reorganization, are not obtained;

    - for any other reason the consummation of the reorganization is not advisable in the opinion of the board of directors of Hanmi Bank,.

    If the holders of a majority of the outstanding shares of Hanmi Bank common stock fail to approve the reorganization, or the transaction is otherwise terminated, then the business of Hanmi Bank would continue to operate under the ownership of its existing shareholders.

EXCHANGE OF SHARE CERTIFICATES

    As soon as practicable after consummation of the reorganization, U.S. Stock Transfer, the exchange agent for Hanmi Financial will mail to each holder of record of Hanmi Bank common stock immediately prior to the reorganization, a letter of transmittal which is to be used by each such Hanmi Bank shareholder to return to U.S. Stock Transfer the stock certificates representing Hanmi Bank common stock owned by him or her. As soon as practicable after receiving such certificates from a Hanmi Bank shareholder, together with the duly executed letter of transmittal and any other items specified by the letter of transmittal, U.S. Stock Transfer will deliver to such Hanmi Bank shareholder new certificates evidencing the appropriate number of shares of Hanmi Financial common stock.

    PLEASE DO NOT SEND YOUR STOCK CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

COSTS OF REORGANIZATION

    The costs of the reorganization to Hanmi Financial and Hanmi Bank are estimated at approximately $200,000. If the reorganization is consummated, costs of the reorganization will be assumed and paid, to the extent properly allocated, by Hanmi Financial and Hanmi Bank. In the event the reorganization is not consummated, such costs as have been incurred, including the cost of organizing Hanmi Financial will be assumed and paid by Hanmi Bank.

REGULATORY APPROVALS

    Federal and California laws and regulations provide that certain acquisition transactions, such as the reorganization, may not be consummated unless approved in advance by applicable regulatory authorities. The plan of reorganization provides that Hanmi Financial, Hanmi Bank, and Merger Co. will proceed expeditiously and cooperate fully to obtain any consents and approvals and in the taking of any other action and the satisfaction of all requirements necessary to complete the reorganization. These consents and actions include preparing and submitting applications required to be filed with the FDIC, the Commissioner of the California Department of Financial Institutions and the Federal

Reserve Board. Receipt of all requisite regulatory approvals and consents is a condition precedent to the consummation of the reorganization.

    Applications for regulatory review and approval of the reorganization have been filed.

    Although we are not aware of any reason why the requisite approvals of and consents to the reorganization would not be granted, we can not give any assurance that approvals and consents will be obtained or that, if obtained, such approvals and consents will not include conditions which would be of a type that would relieve Hanmi Financial, Hanmi Bank, or Merger Co. from their obligation to consummate the reorganization.

DISSENTING SHAREHOLDERS' RIGHTS

    Pursuant to the provisions of California law, shareholders of Hanmi Bank will not have dissenting rights in the reorganization. Shareholders of a California chartered bank are entitled to dissenters' rights to the same extent as shareholders of a California corporation. California law generally grants shareholders dissenters' rights in transactions that are required to be approved by shareholders. However, under California law, in a transaction, such as the reorganization, where a vote of shareholders is only required because the shares to be received in the transaction have different rights, preferences, privileges, or restrictions, no dissenting shareholders' rights are available.

ACCOUNTING TREATMENT

    Because the reorganization is a reorganization with no change in ownership interests, the consolidated financial statements of Hanmi Financial and the consolidated financial statements of Hanmi Bank will retain the former bases of accounting of Hanmi Bank and will be substantially identical to Hanmi Bank's consolidated financial statements prior to the reorganization.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is limited to the material federal income tax consequences of the proposed reorganization and does not discuss state, local, or foreign tax consequences or all of the tax consequences that might be relevant to an individual shareholder of Hanmi Bank.


    Hanmi Financial believes that the reorganization will qualify for federal income tax purposes as a tax free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). This belief is based on an opinion received from the law firm of Buchalter, Nemer, Fields & Younger, a professional corporation and is conditioned upon the accuracy of certain assumptions made by counsel. The opinion is based on current law and assumes that the reorganization is consummated as described herein. Neither this summary nor the opinion of Buchalter, Nemer, Fields & Younger, a professional corporation, is binding on the IRS and no ruling from the IRS has been sought or will be sought with respect to such tax consequences. The opinion, which is filed as an exhibit to the Registration Statement, provides that:


        (a) No gain or loss will be recognized by Hanmi Bank, Merger Co., or Hanmi Financial as a result of the reorganization;

        (b) No gain or loss will be recognized by the shareholders of Hanmi Bank upon receipt of Hanmi Financial common stock in exchange for their shares of Hanmi Bank common stock pursuant to the reorganization;

        (c) The basis of the Hanmi Financial common stock received by the shareholders of Hanmi Bank pursuant to the reorganization will be the same as the basis of the shares of Hanmi Bank common stock surrendered in exchange therefor;

        (d) The holding period of the Hanmi Financial common stock received by shareholders of Hanmi Bank pursuant to the reorganization will include the holding period of the Hanmi Bank common stock surrendered in exchange therefor, provided that such Hanmi Bank common stock is held as a capital asset on the date of consummation of the reorganization; and

        (e) A holder of an outstanding option granted under the Hanmi Bank 1992 Stock Option Plan will not recognize income, gain, or loss solely as a result of the exchange of the outstanding option for an identical option issued under the Hanmi Financial Year 2000 Stock Option Plan;

    HANMI BANK'S SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE REORGANIZATION INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER APPLICABLE TAX LAWS.

RESTRICTIONS ON AFFILIATES


    The obligation of Hanmi Bank and Hanmi Financial to consummate the reorganization is subject to the condition that each person who is an "affiliate" of Hanmi Bank for purposes of Rule 144 promulgated under the Securities Act of 1933 ("Securities Act"), execute and deliver a letter to the effect that, among other things such person will not dispose of any shares of Hanmi Financial common stock to be received by such affiliate pursuant to the plan of reorganization:



    - in violation of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder (and, accordingly, that any public offering or sale of such shares will require either registration under the Securities Act or compliance with the resale provision of Rule 145 promulgated under the Securities Act or the availability of another exemption from the registration requirements of the Securities Act),



    - prior to such time as financial results covering at least 30 days of post-merger combined operations have been published; and


    - such person consents to the placing of a legend on the certificate evidencing such shares referring to the issuance of such shares in a transaction to which Rule 145 is applicable and to the giving of stop-transfer instructions to Hanmi Financial's transfer agent with respect to such certificates.

    For purposes of Rules 144 and 145, affiliates include Hanmi Bank's directors and executive officers.

RECOMMENDATIONS


    Hanmi Bank's board of directors has reviewed the plan of reorganization and agreement of merger and believes that, for the reasons set forth in this proxy statement/prospectus, the proposed reorganization, is fair to and in the best interests of Hanmi Bank and its shareholders. On March 8, 2000, Hanmi Bank's board of directors unanimously approved the plan of reorganization and recommended that the plan of reorganization be submitted to Hanmi Bank shareholders for their approval. THE BANK'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HANMI BANK SHAREHOLDERS APPROVE THE PLAN OF REORGANIZATION.

                             HANMI FINANCIAL STOCK

    Hanmi Financial is authorized by its articles of incorporation to issue 50,000,000 shares of .001 par value common stock and 10,000,000 shares of preferred stock of .001 par value. Holders of Hanmi Financial common stock are entitled to one vote, in person or by proxy, for each shares of stock held of record in the shareholder's name on the books of Hanmi Financial as of the record date on any matter submitted to the vote of the shareholders. Shares of Hanmi Financial common stock may not be voted cumulatively in connection with the election of directors.

    Each share of Hanmi Financial stock has the same rights, privileges and preferences as every other share and will share equally in Hanmi Financial net assets upon liquidation or dissolution. Hanmi Financial stock has no preemptive, conversion or redemption rights or sinking fund provisions and all of the issued and outstanding shares of common stock are fully paid and nonassessable.

    Hanmi Financial shareholders are entitled to dividends when, as and if declared by Hanmi Financial's board of directors out of funds legally available therefor and after satisfaction of the prior rights of holders of outstanding preferred stock, if any.

    The transfer agent and registrar for Hanmi Financial common stock is U.S. Stock Transfer.

    In connection with the 10,000,000 shares of preferred stock authorized in the articles of incorporation, the Hanmi Financial board of directors has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences.

                   COMPARISON OF HANMI FINANCIAL COMMON STOCK
                          AND HANMI BANK COMMON STOCK

    Hanmi Bank is a California banking corporation and the rights of its shareholders are governed by the California Financial Code, the California General Corporation Law, and its articles of incorporation and bylaws. As shareholders of Hanmi Financial, you will have, in some cases, different rights since the rights of Hanmi Financial shareholders are governed by the Delaware General Corporation Law and Hanmi Financial's certificate of incorporation and bylaws.

    The following subsections discuss certain differences between rights of holders of Hanmi Financial common stock and Hanmi Bank common stock.


CLASSIFICATION OF BOARD OF DIRECTORS; FILLING VACANCIES



    Hanmi Bank's articles of incorporation do not permit its board of directors to be divided into classes with any class having a term of office of longer than one year. Each director of Hanmi Bank must be elected annually. Hanmi Bank's bylaws also provide that any vacancy occurring in the board, except in the case of removal, may be filled by a majority of the remaining directors. The shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors, except in the case of removal, at a meeting of shareholders or otherwise by their majority written consent. A vacancy created by removal may only be filled by the shareholders at a meeting of shareholders or otherwise by the unanimous written consent.


    CLASSIFICATION OF BOARD. The Hanmi Financial certificate of incorporation provides for a classified board of directors. A classified board is one in which some, but not all, of the directors are elected on a rotating basis each year. The Hanmi Financial board of directors is divided into three classes, each of which contains approximately one-third of the whole number of the members of the board. The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year. The classified board is intended to provide for continuity of the board of directors and may have the effect of making it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the board of directors without consent of the incumbent board of directors of Hanmi Financial.

    FILLING VACANCIES. The Hanmi Financial certificate of incorporation also provides that any vacancy occurring in the board, including a vacancy created by an increase in the number of directors, shall be filled by a vote of two-thirds of the directors then in office and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires.

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION


    The Hanmi Financial certificate of incorporation provides that amendments to certificate must be approved by a majority vote of its board of directors and also by a majority of the outstanding shares of its voting stock, provided, however, that under certain circumstances, an affirmative vote of at least two-thirds of the outstanding voting stock entitled to vote is required to amend or repeal certain provisions of certificate, including the provisions relating to approval of certain business combinations, the number and classification of directors, action by written consent, director and officer indemnification by the Hanmi Financial limitation of liability, and amendment of Hanmi Financial's bylaws by shareholders.


VOTING RIGHTS

    Holders of Hanmi Bank common stock are entitled to one vote, in person or by proxy, for each share of stock held of record in the shareholder's name on the books of Hanmi Bank as of the record date on any matter submitted to the vote of the shareholders. In connection with the election of directors, shares of Hanmi Bank common stock are entitled to be voted cumulatively if a candidate's or candidates' name(s) have been properly placed in nomination prior to the voting and a shareholder present at the shareholders' meeting has given notice of his or her intention to vote his or her shares cumulatively. If a shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares of Hanmi Bank common stock owned by such shareholder, or to distribute his or her votes on the same principle between two or more nominees as he or she deems appropriate.

    Holders of Hanmi Financial common stock are also entitled to one vote for each share of stock held. However, cumulative voting does not apply in connection with the election of Hanmi Financial directors and the candidates receiving the highest number of affirmative votes up to the number of directors to be elected will be elected.


ACTION BY WRITTEN CONSENT



    Holders of Hanmi Bank common stock are entitled to take action in the absence of a stockholders' meeting by written consent. Holders of Hanmi Financial common stock are entitled to take action only at a special or annual meeting of stockholders, and may not take action by written consent.


DIVIDEND RESTRICTIONS

    Since Hanmi Bank is a state-chartered bank, its ability to pay dividends or make distributions to its shareholders is subject to restrictions set forth in the California Financial Code. The California Financial Code provides that neither a bank nor any majority-owned subsidiary of a bank may make a distribution to its shareholders in an amount which exceeds the lesser of:

    - the bank's retained earnings; or

    - the bank's net income for its last three fiscal years, less the amount of any distributions made by the bank or by the any majority-owned subsidiary of the bank to the shareholders of the bank during such period.

    Notwithstanding the previous provision, a bank may, with the prior approval of the Commissioner of Financial Institutions make a distribution to the shareholders of the bank in an amount not exceeding the greatest of (1) its retained earnings; (2) its net income for its last fiscal year; or (3) the net income of the bank for its current fiscal year. If the Commissioner finds that the shareholders' equity of a bank is inadequate or that the making of a distribution by a bank would be unsafe or unsound, the Commissioner may order the bank to refrain from making a proposed distribution.

    Hanmi Financial's ability to pay cash dividends is limited by the ability of Hanmi Bank to pay dividends and the provisions of Delaware law, which permits the payment of dividends from surplus or, if no surplus exists, from net profits for the fiscal year in which the dividends is declared and the preceding fiscal year. However, if Hanmi Financial were determined to be a quasi-California corporation as defined pursuant to Section 2115 of the CGCL, different and more restrictive limitations on the payment of dividends would apply.

    Pursuant to Section 2115 of the California General Corporation Law under certain circumstances, certain provisions of the CGCL may be applied to foreign corporations qualified to do business in California notwithstanding the law of the jurisdiction where the corporation is incorporated. Such a corporation is referred to as a "quasi-California" corporation. Hanmi Financial has qualified to do business in the State of California. Section 2115 is applicable to foreign corporations which have more than half of the their stockholders of record residing in California and more than half of their business deriving from California. Initially, Hanmi Financial's sole business will be managing its investment in its wholly-owned subsidiary, Hanmi Bank, which has substantially all of its property, employees, and operations in California. If Hanmi Financial were determined to be a quasi-California corporation, it would have to comply with California law with respect to, among other things, distributions to stockholders. Under the California General Corporation Law, a corporation is prohibited from paying dividends unless:

    - the retained earnings of the corporation immediately prior to the distribution exceeds the amount of the distribution;

    - the assets of the corporation exceed 1 1/4 times its liabilities; or

    - the current assets of the corporation exceed its current liabilities, but if the average pre-tax net earnings of the corporation before interest expense for the two years preceding the distribution was less than the average interest expense of the corporation for those years, the current assets of the corporation must exceed 1 1/4 times its current liabilities.

REMOVAL OF DIRECTORS

    Under California law, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote. However, no individual director may be removed, unless the entire board is removed, if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting.


    Under Delaware law, a director of a corporation that does not have a classified board of directors or cumulative voting may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote at an election of directors. In the case of a Delaware corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed without cause, if the number of shares voted against such removal would be sufficient to elect the director under cumulative voting. A director of a corporation with a classified board of directors may be removed only for cause, unless the certificate of incorporation otherwise provides. The certificate of incorporation of Hanmi Financial provides for a classified board of directors, but does not provide for cumulative voting. The Hanmi Financial certificate of incorporation permits a director to be removed with or without cause upon a vote of a majority of the outstanding shares.


INDEMNIFICATION AND LIMITATION OF LIABILITY

    California and Delaware have similar laws respecting indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states also permit, with some exceptions, a corporation to adopt a provision in its articles of incorporation or certificate of incorporation, as the case may be, eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty. There are, nonetheless, some material differences between the laws of the two states respecting indemnification and limitation of liability.

    The certificate of incorporation of Hanmi Financial eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Hanmi Bank does not have a comparable provision in its articles of incorporation.

    Under Delaware law, a corporation may not eliminate or limit director monetary liability for:

    - breaches of the director's duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

    - the payment of unlawful dividends or unlawful stock repurchases or redemptions; or

    - transactions in which the director received an improper personal benefit.

    Such limitation of liability provisions also may not limit a director's liability for violation of or otherwise relieve Hanmi Financial or its directors from the necessity of complying with federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

    California law permits indemnification of expenses incurred in derivative or third-party actions, except that with respect to derivative actions:

    - no indemnification may be made when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders unless a court determines the person is entitled to indemnify for expenses, and then indemnification may be made only to the extent that such court shall determine, and

    - no indemnification may be made without court approval in respect of amounts paid or expenses incurred in settling or otherwise disposing of a threatened or pending action or amounts incurred in defending a pending action that is settled or otherwise disposed of without court approval.

    California law requires indemnification when the individual has defended the action on the merits successfully. Delaware law, on the other hand, requires indemnification regardless of whether there has been a successful defense on the merits.

    Delaware law generally permits indemnification of expenses, including attorney's fees, actually and reasonably incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, by independent legal counsel or by a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or (in contrast to California law) not opposed to the best interests of the corporation.

    Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Delaware law requires indemnification of expenses when the individual being indemnified has successfully defended any action, claim, issue, or matter, on the merits or otherwise.

    Expenses incurred by an officer or director in defending an action may be paid in advance, under Delaware law and California law, if such director or officer undertakes to repay any amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. In addition, the laws of both states authorize a corporation's purchase of indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.

    California law permits a California corporation to provide rights to indemnification beyond those provided therein to the extent such additional indemnification is authorized in the corporation's articles of incorporation. Thus, if so authorized, rights to indemnification may be provided by agreements or bylaw provisions that make mandatory the permissive indemnification provided by California law.

    Under California law, there are two limitations on providing additional rights to indemnification:

    - indemnification is not permitted for acts, omissions or transactions from which a director of a California corporation may not be relieved of personal liability, and

    - indemnification is not permitted in circumstances where California law expressly prohibits it.

    Delaware law also permits a Delaware corporation to provide indemnification in excess of that provided by statute. By contrast to California law, Delaware law does not require authorizing provisions in the certificate of incorporation and does not contain express prohibitions on indemnification in certain circumstances. Limitations on indemnification may be imposed by a court, however, based on principles of public policy.

INSPECTION OF SHAREHOLDER LIST

    Both California and Delaware law allow any shareholder to inspect the shareholder list for a purpose reasonably related to such person's interests as a shareholder. California law provides, in addition, for an absolute right to inspect and copy the corporation's shareholder list by persons holding an aggregate of 5% or more of a corporation's voting shares, or shareholders holding an aggregate of 1% or more of such shares who have filed a Schedule 14B under the Securities and Exchange Commission proxy rules. Under California law, the absolute right of inspection also applies to a corporation formed under the laws of any other state if its principal executive offices are in California or if it customarily holds meetings of its board in California. Delaware does not provide for any such absolute right of inspection.

CALIFORNIA AND DELAWARE LAW SHAREHOLDER VOTING IN MERGERS AND OTHER ACQUISITIONS

    Both California and Delaware law generally require that a majority of the shareholders of both acquiring and target corporations approve statutory mergers. Unless the corporation provides otherwise in its certificate of incorporation, Delaware law does not require a stockholder vote of the surviving corporation in a merger if:

    - the merger agreement does not amend the existing certificate of incorporation;

    - each share of the stock of the surviving corporation outstanding immediately before the effective date of the merger is an identical outstanding or treasury share after the merger; and

    - either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into common stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under the plan do not exceed 20% of the shares of common stock of the constituent corporation outstanding immediately prior to the effective date of the merger.

    California law contains a similar exception to its voting requirements for reorganizations where shareholders of the corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than 5/6 of the voting power of the surviving or acquiring corporation, or its parent entity.

    Both California law and Delaware law also require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets.

    With some exceptions, California law also requires that mergers, reorganizations, some sales of assets, and similar transactions be approved by a majority vote of each class of shares outstanding. In contrast, Delaware law generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation that adversely affects a specific class of shares. As a result, shareholder approval of these transactions may be easier to obtain under Delaware law for companies which have more than one class of shares outstanding.

    California law also requires that holders of nonredeemable common stock receive nonredeemable common stock in a merger of the corporation with the holder of more than 50% but less than 90% of the common stock of the corporation or its affiliate unless all of the holders of the common stock consent to the transaction. This provision of California law may have the effect of making a "cash-out" merger by a majority shareholder more difficult to accomplish. Although Delaware law does not parallel California law in this respect, under some circumstances, Section 203 of Delaware General Corporation Code does provide similar protection against coercive two-tiered bids for a corporation in which the stockholders are not treated equally.

    California law provides that, except in certain circumstances when a tender offer or a proposal for a reorganization or for a sale of assets is made by an interested party, an affirmative opinion in writing as to the fairness of the consideration to be paid to the shareholders must be delivered to shareholders. This fairness opinion requirement does not apply to a corporation that does not have shares held of record by at least 100 persons, or to a transaction that has been qualified under California state securities laws. Furthermore, if a tender of shares or vote is sought under an interested party's proposal and a later proposal is made by another party at least 10 days prior to the date of acceptance of the interested party proposal, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw any vote, consent or proxy, or to withdraw any tendered shares. Delaware law has no comparable provision.

SHAREHOLDER DERIVATIVE SUITS

    California law provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that various tests are met. Under Delaware law, a stockholder may bring a derivative action on behalf of the corporation only if the stockholder was a stockholder of the corporation at the time of the transaction in question or if his or her stock thereafter devolved upon him or her by operation of law. California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

APPRAISAL RIGHTS

    Under both California and Delaware law, a shareholder of a corporation participating in some major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

    Under Delaware law, the fair market value is determined exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, and appraisal rights are not available:

    - with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation;

    - with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange (or NASD national market) or are held of record by more than 2,000 holders, if such stockholders receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange (or national market) or held of record by more than 2,000 holders, plus cash in lieu of fractional shares of such corporations; or

    - to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger under certain provisions of Delaware law.

    The limitations on the availability of appraisal rights under California law are different from those under Delaware law. Shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Federal Reserve generally do not have such appraisal rights unless the holders of at least 5% of the class of outstanding shares claim the right of the corporation or any law restricts the transfer of such shares. Appraisal rights are also unavailable if the shareholders of a corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than 5/6 of the voting power of the surviving or acquiring corporation, or its parent entity. California law generally affords appraisal rights in sale of asset reorganizations.

DISSOLUTION

    Under California law, shareholders holding 50% or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors, and this right may not be modified by the articles of incorporation.

    Under Delaware law, unless the board of directors approves the proposal to dissolve, the dissolution must be approved by all the stockholders entitled to vote on the dissolution. Only if the dissolution is initially approved by the board of directors may it be approved by a simple majority of the outstanding shares of the corporation's stock entitled to vote. In the event of such a board-initiated dissolution, Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority, greater than a simple majority, voting requirement in connection with dissolutions. Hanmi Financial's certificate of incorporation contains no such supermajority requirement, however, and a majority of the outstanding shares entitled to vote, voting at a meeting at which a quorum is present, would be sufficient to approve a dissolution of Hanmi Financial that had previously been approved by its board.

OTHER ATTRIBUTES OF THE STOCK OF HANMI FINANCIAL

    Hanmi Financial is a corporation organized under the laws of Delaware and generally the laws of the state of incorporation govern the corporate operations of a corporation and the right of its stockholders. Certain provisions of the California Corporations Code become applicable to a corporation incorporated outside of California, however, if

    - the corporation transacts intrastate business in California and the average of its California property, payroll and sales factors (as defined in the California Revenue and Taxation Code) with respect to it is more than 50% during its latest fiscal year,

    - more than one-half of its outstanding voting securities are held of record by persons having addresses in California, and

    - the corporation is not otherwise exempt.

    An exemption is provided if the corporation has outstanding securities
(i) listed on the New York Stock Exchange or the American Stock Exchange or
(ii) qualified for trading as a national market security on the National Association of Securities Dealers Automated Quotation System if such corporation has at least 800 holders of its equity securities as of the record date of its most recent annual meeting of stockholders (a "Listed Corporation").

    Since approximately 50% of the Company's activities occur in California, certain provisions of California corporate law may apply to the Company, as described above.


    Except as discussed herein, provisions of California law which could be applicable to Hanmi Financial if the Company meets these tests and is not exempt include, without limitation:



    - restrictions on the use of a classified board of directors law,



    - cumulative voting in elections of directors, and



    - right to take action by written consent.

                 RESTRICTIONS ON ACQUISITION OF HANMI FINANCIAL

    The following discussion is a summary of the material provisions of California and Federal laws and regulations and Delaware corporate law, as well as the certificate of incorporation and bylaws of Hanmi Financial, relating to stock ownership and transfers, the board of directors, and business combinations, all of which may be deemed to have "anti-takeover" effects. The description of these provisions is necessarily general and reference should be made to the actual laws and regulations and to the certificate of incorporation and bylaws of Hanmi Financial.

CALIFORNIA AND FEDERAL BANKING LAW

    Federal law prohibits a person or group of persons "acting in concert" from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebutable presumption established by the Federal Reserve Board, the acquisition of more than 10% of a class of voting stock of a bank with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (such as the Hanmi Financial common stock), would under the circumstances set forth in the presumption, constitute the acquisition, of control. In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHC Act, before acquiring 25% (5% in the case of an acquiror that is, or is deemed to be, a bank holding company) or more of the outstanding common stock, or such lesser number of shares as constitute control.


    Under the California Financial Code, no person may acquire control of a California licensed bank or a bank holding company unless the Commissioner for the California Department of Financial Institutions approved the transaction. A person would be deemed to have acquired control of Hanmi Financial under this state law if such person, has the power:



    - to vote 25% or more of the voting power of Hanmi Financial, or


    - to direct the management and policies of Hanmi Financial.

    For purposes of this law, a person who owns or controls 10% or more of the Hanmi Financial common stock would be presumed to control Hanmi Financial.

DELAWARE LAW

    In recent years, a number of states have adopted special laws designed to make some "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant shareholders, more difficult. Under Section 203 of the Delaware General Corporation Law, some "business combinations" with "interested stockholders" of Delaware corporations are subject to a 3-year moratorium, unless specified conditions are met.

    Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that such person or entity becomes an interested stockholder. With some exceptions, an interested stockholder is a person or entity who or which owns:

    - individually or with or through some other persons or entities, 15% or more of the corporation's outstanding voting stock. This includes any rights to acquire stock pursuant to an option, warrant agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only, or

    - is an affiliate or associate of the corporation and was the owner, individually or with or through some other persons or entities, of 15% or more of such voting stock at any time within the previous three years.

    Section 203, broadly defines the term "business combination" to include:

    - mergers with or caused by the interested stockholder,

    - sales or other dispositions to the interested stockholder, with exceptions, of assets of the corporation or of a majority-owned subsidiary equal in aggregate market value to 10% or more of the aggregate market value of either the corporation's consolidated assets or all of its outstanding stock;

    - the issuance or transfer by the corporation or a majority-owned subsidiary of stock of the corporation or the subsidiary to the interested stockholder, except for some transfers in a conversion or exchange or a pro rata distribution or some other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock or of the corporation's voting stock); or

    - receipt by the interested stockholder (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial benefits provided by, or through the corporation or a subsidiary.

    The three-year moratorium imposed on business combinations by Section 203 does not apply if:

    - prior to the date on which such stockholder becomes an interested stockholder, the board of directors approves either the business combination, or the transaction that resulted in the person or entity becoming an interested stockholder;

    - upon consummation of the transaction that made him or her an interested stockholder the interested stockholder owns at least 85% of the corporation's voting stock outstanding at the time the transaction commenced. In calculating the 85% ownership, shares owned by directors who are also officers of the target corporation and shares held by employee stock plans that do not give employee participants the right to decide confidentially whether to accept a tender or exchange offer will be excluded; or

    - on or after the date such person or entity becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

    Section 203 only applies to some publicly held corporations that have a class of voting stock that is:

    - listed on a national securities exchange;

    - quoted on an interdealer quotation system of a registered national securities association; or

    - held of record by more than 2,000 stockholders.

    A Delaware corporation that is not publicly held may nevertheless elect to be governed by Section 203. Hanmi Financial has so elected.

    Section 203 would encourage any potential acquiror to negotiate with the Hanmi Financial board of directors. Section 203 also might have the effect of limiting the ability of a potential acquiror to make a two-tiered bid for Hanmi Financial in which all stockholders would not be treated equally. The application of Section 203 to Hanmi Financial would confer upon the Hanmi Financial board of directors the power to reject a proposed business combination in some circumstances, even though a potential acquirer may be offering a substantial premium for Hanmi Financial's shares over the then-current market price. Section 203 would also discourage some potential acquirors unwilling to comply with its provisions.

CONSIDERATION OF FACTORS OTHER THAN PRICE IN ACQUISITIONS

    The Hanmi Financial certificate of incorporation provides that, when evaluating any proposed tender or exchange offer for Hanmi Financial's equity security or any proposed merger or consolidation with any other person or the sale of all or substantially all of the property of Hanmi Financial, the board of directors may consider the best interests of Hanmi Financial as a whole, including without limitation: the social, economic and legal effects on the customers, employees, suppliers and other constituents and on the communities in which Hanmi Financial and its subsidiaries conducts its business and on the ability of Hanmi Financial to fulfill its objectives as a financial institution holding company.

    This provision could, under some circumstances, permit the Hanmi Financial board of directors to disapprove a tender offer or other business combination transaction that might otherwise be beneficial to the Hanmi Financial shareholders, particularly if such a transaction would have a strong adverse impact on the employees of Hanmi Financial, or the communities in which Hanmi Financial has operations. Hanmi Bank's articles of incorporation do not contain a comparable provision.

VOTING ON INTERESTED PARTY BUSINESS COMBINATIONS

    Under California law, business combinations, including, mergers, consolidations, and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of common stock and any other affected class of stock.

    Hanmi Financial's certificate of incorporation changes the majority vote requirement and also requires the approval of the holders of at least two-thirds of Hanmi Financial's outstanding shares of voting stock to approve certain "Business Combinations" (as defined in the certificate of incorporation) involving an "Interested Stockholder" (as defined in the certificate of incorporation) except in cases where the proposed transaction has been approved in advance by two-thirds of those members of Hanmi Financial's board of directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the person became an Interested Stockholder.

    The term "Interested Stockholder" is defined to include any individual, corporation, partnership, or other person or entity which, together with its "Affiliates" and "Associates" (in the certificate of incorporation), beneficially owns in the aggregate percent (10%) or more of the outstanding shares of voting stock of Hanmi Financial, and any Affiliate or Associate of any such individual, corporation, partnership, or other person or entity.

    This provision of Hanmi Financial certificate applies to any "Business Combination," which is defined to include:

    - any merger or consolidation of Hanmi Financial or any of its subsidiaries with or into any Interested Stockholder;

    - any merger or consolidation of an Interested Stockholder with or into Hanmi Financial or a subsidiary of Hanmi Financial;

    - any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to any Interested Stockholder of assets of Hanmi Financial or any subsidiary having a fair market value of $1 million or more;

    - the adoption of any plan or proposal for the liquidation or dissolution of Hanmi Financial proposed by or on behalf of any Interested Stockholder;

    - any reclassification of securities or recapitalization, or any merger or consolidation of Hanmi with any of its subsidiaries of any similar transaction, which has the effect of increasing the percentage of the outstanding shares of Hanmi Financial which are owned by an Interested Stockholder;

    - the issuance of any securities to an Interested Stockholder of Hanmi Financial or a subsidiary of Hanmi Financial as having a fair market value of $1,000,000; or

    - any agreement or other arrangement providing for any of the foregoing.

    Under Delaware law, absent this provision, business combinations, including mergers, consolidations, and sales of substantially all of the assets of a corporation must, subject to certain exception, be approved by the vote of the holders of a majority of the outstanding shares of common stock of Hanmi Financial and any other affected class of stock. The increased stockholder vote required to approve a business combination may have the effect of foreclosing mergers and other business combinations which a majority of stockholders deem desirable and place the power to prevent such a merger or combination in the hands of a minority of stockholders.

TAKEOVER PROVISIONS IN HANMI FINANCIAL'S CERTIFICATE OF INCORPORATION AND BYLAWS

    Hanmi Financial's certificate of incorporation and bylaws contain certain provisions that deal with matters of corporate governance and certain rights of shareholders which are different from those of Hanmi Bank inasmuch as they might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the board of directors but which individual Hanmi Financial shareholders may deem to be in their best interest or in which shareholder may receive a substantial premium for their shares over then current market prices. As a result, Hanmi Financial shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of an incumbent board of directors or management of Hanmi Financial more difficult.

    The following description of certain of the provisions of the certificate of incorporation and bylaws of Hanmi Financial is necessarily general, and reference should be made in each case to such documents, which are contained as exhibits to Hanmi Financial filings with the Securities and Exchange Commission. See "HOW YOU CAN OBTAIN FURTHER INFORMATION" to how to obtain a copy of these documents.

    BOARD OF DIRECTORS. As discussed in "Classification of Board of Directors; Filling Vacancies; Removal of Directors," Hanmi Financial has a "classified" board of directors divided into three classes so that approximately one-third of the total number of directors are elected each year. The classified board of directors is intended to provide for continuity of the Hanmi Financial board of directors and to make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without consent of the incumbent board of directors of Hanmi Financial.


    SPECIAL SHAREHOLDER MEETINGS; ACTION BY WRITTEN CONSENT. Hanmi Financial's certificate of incorporation and by-laws provide that any action required or permitted to be taken by the shareholders of Hanmi Financial shall be taken only at a duly called annual or special meeting of the shareholders and may not be taken by written consent. Special meetings may only be called by the board of directors, the chairman of the board of directors or the president of Hanmi Financial, or by holders of more than 10% of the outstanding shares. These provisions could have the effect of delaying, until the next annual shareholders' meeting, shareholder actions which are favored by the holders of a majority of the outstanding voting securities of Hanmi Financial.


    CUMULATIVE VOTING. Hanmi Financial's certificate of incorporation does not permit cumulative voting in the election of directors. Cumulative voting may assist a shareholder or group of shareholders to elect a representative or representatives to the board of directors in order to express their views.

    AUTHORIZED SHARES. Hanmi Financial's certification of incorporation authorize the issuance of 30,000,000 shares of common stock and 10,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized to provide Hanmi Financial's board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of Hanmi Financial. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duties to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks to control Hanmi Financial, and thereby assist members of management to retain their positions. Hanmi Financial's board has no present plans for the issuance of additional shares, other than the issuance of shares of Hanmi Financial common stock upon exercise of stock options and in the reorganization.

    SHAREHOLDER VOTE REQUIRED TO APPROVE BUSINESS COMBINATION WITH INTERESTED SHAREHOLDERS. As discussed above, Hanmi Financial's certificate of incorporation requires the approval of the holders of at least 66 2/3% of Hanmi Financial's outstanding shares of voting stock to approve certain "Business Combinations" involving an "Interested Stockholder" except in cases where the proposed transaction has been approved in advance by a majority of those members of Hanmi Financial's board of directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested Stockholder, as described more fully above. The increased shareholder vote required to approve this kind of business combination may have the effect of foreclosing mergers and other business combinations which a majority of shareholders deem desirable and place the power to prevent such a merger or combination in the hands of a minority of shareholders.


    AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS. Certain amendments to Hanmi Financial certificate of incorporation must be approved by a majority vote of its board of directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of at least
66 2/3% of the outstanding voting stock entitled to vote is required to amend or repeal certain provisions of the certificate, including the provisions relating to approval of certain business combinations, the number and classifications of directors, director and officer indemnification by Hanmi Financial and amendment of Hanmi Financial's bylaws and articles of incorporation. Hanmi Financial bylaws may be amended by its board of directors, or by a vote of 66 2/3% of the total votes eligible to be voted at a duly constituted meeting of shareholders. The bylaws may also be amended or repealed by a majority vote of the board of directors. Such 66.66% shareholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might be outstanding at the time any such amendments are submitted to the shareholders.


    SHAREHOLDER NOMINATIONS. Hanmi Financial's bylaws provide that for nominations for the board of directors or for other business to be properly brought by a shareholder before a meeting of shareholders, the shareholder must first have given timely notice thereof in writing to the secretary of Hanmi Financial. To be timely, a shareholder's notice generally must be delivered not less than 60 days nor more than 90 days prior to the annual meeting. If the meeting is not an annual meeting, the notice must generally be delivered not more than ninety days prior to the special meeting and not later than the later of 60 days prior to the special meeting or ten days following the day on which public announcement of the meeting is first made by Hanmi Financial. The notice must contain, among other things, certain information about the shareholder delivering the notice and, as applicable, background about the nominee or a description of the proposed business to be brought before the meeting.

    PURPOSE AND TAKEOVER DEFENSIVE EFFECTS OF HANMI FINANCIAL'S CERTIFICATION OF INCORPORATION AND BYLAWS. The board of directors of Hanmi Financial believes that the provisions described above are prudent and will reduce Hanmi Financial's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its board of directors. The board of directors believes these provisions are in the best interest of Hanmi Financial and its shareholders. In the judgment of the board of directors, Hanmi Financial's board will be in the best position to determine the true value of Hanmi Financial and to negotiate more effectively for what may be in the best interest of its shareholders. Accordingly, the board of directors believes that it is in the best interest of Hanmi Financial and its shareholders to encourage potential acquirors to negotiate directly with the board of directors of Hanmi Financial and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Hanmi Financial and which is in the best interest of all shareholders.

    Attempts to acquire control of financial institutions have recently become increasingly common. Takeover attempts which have not been negotiated with and approved by the board of directors present to shareholders the risks of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of Hanmi Financial and its shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Hanmi Financial's assets.

    An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it to incur great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining shareholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive Hanmi Financial's remaining shareholders of benefits of certain protective provisions of the Securities Exchange Act of 1934, if the number of beneficial owners became less than the 300 thereby allowing for Exchange Act deregistration.

    Despite the belief of Hanmi Financial as to the benefits to shareholders of these provisions of Hanmi Financial's certificate of incorporation, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by Hanmi Financial's board of directors, but pursuant to which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of Hanmi Financial's board of directors and of management more difficult. The board of directors of Hanmi Financial, however, has concluded that the potential benefits outweigh the possible disadvantages.

                    MARKET PRICE OF HANMI BANK COMMON STOCK

    The common stock of Hanmi Bank is not listed on any national stock exchange or with Nasdaq. Trading in the stock has not been extensive and such trades which have occurred would not constitute an active trading market. As of May 1, 2000, there were approximately 240 shareholders of record. The management of Hanmi Bank is aware of two securities dealers who maintain an inventory and make a market in Hanmi Bank common stock-Sutro & Co. and Hoeffer & Arnett.

    The following tables sets forth the high and low trading prices of Hanmi Bank's common stock for the quarters indicated based on transactions of which management is aware. These quotes do not necessarily include retail markups, markdowns, or commissions and not necessarily represent actual transactions. Additionally, there may have been transactions at prices other than those shown below:

                                                                HIGH       LOW
                                                              --------   --------
1998
  First Quarter.............................................   $16.64     $12.84
  Second Quarter............................................   $18.26     $15.62
  Third Quarter.............................................   $16.03     $11.36
  Fourth Quarter............................................   $12.07     $ 9.74
1999
  First Quarter.............................................   $12.99     $10.75
  Second Quarter............................................   $14.41     $12.16
  Third Quarter.............................................   $15.54     $13.74
  Fourth Quarter............................................   $14.20     $10.92
2000
  First Quarter (as of February 29, 2000)...................   $13.00     $11.49

                                   DIVIDENDS

HANMI FINANCIAL

    Since the date of its incorporation, Hanmi Financial has paid no dividends. After completion of the reorganization, the amount and timing of future dividends will be determined by its board of directors and will substantially depend upon the earnings and financial condition of Hanmi Financial. The ability of Hanmi Financial to obtain funds for the payment of dividends and for other cash requirements is largely dependent on the amount of dividends which may be declared by Hanmi Bank.

    The power of the board of directors of a state chartered bank, such as Hanmi Bank, to declare a cash dividend is limited by statutory and regulatory restrictions which restrict the amount available for cash dividends depending upon the earnings, financial condition and cash needs of Hanmi Bank, as well as general business conditions.

    To the extent Hanmi Financial receives cash dividends from Hanmi Bank, it presently intends to retain these funds for future growth and expansion. Hanmi Financial does presently intend to follow the same policy of paying stock dividends followed by Hanmi Bank. (see below)

HANMI BANK

    Since 1985, Hanmi Bank has consistently paid an annual stock dividend to its shareholders. The following table sets forth information concerning all annual stock dividends paid since 1995:

YEAR       STOCK DIVIDEND
----       --------------
2000..           11%
1999..           11%
1998..            9%
1997..           11%
1996..            8%
1995..            5%

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION


    This discussion presents management's analysis of the results of operations and financial condition of Hanmi Bank as of and for the years ended
December 31, 1999, 1998 and 1997. The discussion should be read in conjunction with the audited financial statements of Hanmi Bank and the notes related thereto presented elsewhere in this proxy statement/prospectus (see "FINANCIAL STATEMENTS" herein).



    This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Hanmi Bank's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors discussed elsewhere in this registration statement (see "RISK FACTORS" and "DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS" herein).


OVERVIEW


    Over the last three years, Hanmi Bank has experienced significant growth in assets and deposits and a substantial increase in profitability. Total assets increased to $740.3 million at December 31, 1999 from $650.8 million and $
500.1 million at December 31, 1998, and 1997, respectively. Total gross loans, including those held for sale, increased to $486.8 million at December 31, 1999 from $342.9 million, and $299.0 million at December 31, 1998 and 1997, respectively. Total deposits increased to $655.7 million as of December 31, 1999 from $586.3 million and $446.5 million at December 31, 1998 and 1997, respectively.



    Hanmi Bank's growth has been generated through internal operations and expansion into new markets previously not serviced by Hanmi Bank. In 1998, the Bank acquired First Global Bank, which was a savings bank primarily engaged in residential mortgage lending. This acquisition expanded Hanmi Bank's branch network, broadened loan production and brought Hanmi Bank much closer to $1 billion in total assets. This acquisition added three new branches to the existing six-branch network. Two of the branches are located in Cerritos and in Rowland Heights in California, bringing added convenience to our customers residing or doing business in these areas. The Cerritos branch also effectively bridges the gap between our Los Angeles branches and the Garden Grove branch. Also, Hanmi Bank has more products and services to offer in those market areas.


    For the year ended December 31, 1999, net income was $12.0 million, representing an increase of $2.7 million or 29% from $9.3 million for the year ended December 31, 1998. This resulted in basic earnings per share of $1.80 and $1.45 for the year ended December 31, 1999 and 1998, respectively. The increase in earnings was achieved through an increase in net interest income and the fee income generated. For the year ended December 31, 1998, net income was $9.3 million as compared to $8.2 million for 1997. Net profit increased
$1.1 million or 13.5%. The significant increases in earnings during 1999 was primarily due to the expansion of our lending activity in both the conventional and SBA areas through the acquisition of First Global Bank.


    One of our primary sources of revenue is net interest income, which is the difference between interest and fees derived from earning assets and interest paid on liabilities obtained to fund those assets. Hanmi Bank's net interest income is affected by changes in the volume of interest-earning assets and interest-bearing liabilities. It is also affected by changes in yields earned on interest-earning assets and rates paid on interest-bearing liabilities. Another significant source of income is the gain on the sale of SBA loans. We are a SBA lender and actively markets the guaranteed portion of the loans it generates to the secondary market. Hanmi Bank also generates substantial non-interest income, including transaction and loan origination fees. Hanmi Bank's non-interest expenses consist primarily of employee compensation and benefits, occupancy and equipment expenses and other operating expenses. Hanmi Bank's results of operations are significantly affected by its provision for loan losses. Results of operations may also be affected by other factors, including general economic and competitive conditions, mergers and acquisitions of other financial institutions within Hanmi Bank's market area, changes in interest rates, government policies and actions of regulatory agencies.


RESULTS OF OPERATIONS

NET INTEREST INCOME AND NET INTEREST MARGIN


    Hanmi Bank's earnings depend largely upon the difference between the income received from its loan portfolio and other interest-earning assets and the interest paid on deposits. The difference is "net interest income." The net interest income, when expressed as a percentage of average total interest-earning assets, is referred to as the net interest margin. Hanmi Bank's net interest income is affected by the change in the level and the mix of interest-earning assets and interest-bearing liabilities, referred to as volume changes. Hanmi Bank's net interest income is also affected by changes in the yields earned on assets and rates paid on liabilities, referred to as rate changes. Interest rates charged on our loans are affected principally by the demand for such loans, the supply of money available for lending purposes and competitive factors. Those factors are, in turn, affected by general economic conditions and other factors beyond our control, such as federal economic policies, the general supply of money in the economy, legislative tax policies, the governmental budgetary matters, and the actions of the Federal Reserve Board.



    For the year ended December 31, 1999 and 1998, Hanmi Bank's net interest income was $33.7 million and $27.0 million, respectively. The net interest rate spread and net interest margin for the year ended December 31, 1999 were 4.13% and 5.50%, respectively, compared to 4.01% and 5.53%, respectively, for the year ended December 31, 1998. The net interest margin for the year ended
December 31, 1999 was lower than for the comparable 1998 period due to the relatively larger increase in the loan portfolio compared to lower-yielding assets. Average net loans increased by 35.9% over the year, significantly higher than the 25.8% increase in average total interest earning assets.


    Average interest earning assets increased to $614.0 million in 1999 from $488.3 million in 1998, which represents 25.8% increase. Average net loans increased to $396.6 million in 1999 from $291.8 million in 1998. As a result, total loan interest income grew by 28.8% in 1999 on an annual basis, despite a slight reduction in average yields on net loans from 10.56% in 1998 to 10.01% in 1999. The average interest rate charged on loans decreased reflecting the competition among lenders who aggressively pursued a limited number of quality loans with lower rates.


    Average interest-bearing liabilities grew by 28.1% in 1999 to $424.7 million as compared to $331.5 million in 1998. The average interest rate Hanmi Bank paid for interest-bearing liabilities decreased 31 basis points in 1999 reflecting a decrease in average annual prime rate of 31 basis points. The net interest rate spread in 1999 increased to 4.13% from 4.01% in 1998. The net interest margin decreased to 5.50% in 1999 from 5.53% in 1998, resulting from the combination of lower yields earned on average assets and lower interest rates paid on deposits.

    The following tables show Hanmi Bank's average balances of assets, liabilities and shareholders' equity; the amount of interest income or interest expense; the average yield or rate for each category of interest-earning assets and interest-bearing liabilities; and the net interest spread and the net interest margin for the periods indicated:

                                                               DECEMBER 31
                                 -----------------------------------------------------------------------
                                                1999                                 1998
                                 ----------------------------------   ----------------------------------
                                              INTEREST                             INTEREST
                                  AVERAGE     INCOME/     AVERAGE      AVERAGE     INCOME/     AVERAGE
                                 BALANCE(4)   EXPENSE    RATE/YIELD   BALANCE(4)   EXPENSE    RATE/YIELD
                                 ----------   --------   ----------   ----------   --------   ----------
                                                         (DOLLARS IN THOUSANDS)
ASSETS:
  Earning assets:
    Net loans,(1)...............  $396,607    $39,684       10.01%     $291,841    $30,821      10.56%
    Municipal securities,(2)....    12,815        774        6.04%        7,401        466       6.30%
    Obligations of other U.S.
      govt......................   103,439      6,314        6.10%       85,244      5,300       6.22%
    Other debt securities.......    74,293      4,472        6.02%       66,702      4,146       6.22%
    Federal funds sold..........    25,953      1,329        5.12%       35,452      1,909       5.38%
    Interest-earning deposits...       921         46        4.99%        1,626         86       5.29%
                                  --------    -------      ------      --------    -------      -----
        Total interest earning
          assets................   614,028     52,619        8.57%      488,266     42,728       8.75%
                                  --------    -------      ------      --------    -------      -----
  Non-interest earning assets:
    Cash and due from banks.....    50,803                               37,504
    Premises and equipment,
      net.......................     9,103                                6,191
    Other real estate owned.....       303                                  687
    Accrued interest
      receivable................     4,658                                4,030
    Other assets(3).............    11,902                               11,520
                                  --------                             --------
        Total non-interest
          earning assets........    76,769                               59,932
                                  --------                             --------
TOTAL ASSETS....................  $690,797                             $548,198
                                  ========                             ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
  Interest-bearing liabilities--
    Deposits:
      Money market..............  $ 94,506    $ 3,108        3.29%     $ 76,155    $ 2,506       3.29%
      Savings...................    54,655      2,035        3.72%       40,258      1,652       4.10%
      Time certificates of
        deposit over $100,000...   105,326      6,091        5.78%       92,784      5,074       5.47%
      Other time deposits.......   163,058      7,243        4.44%      121,469      6,466       5.32%
      Other borrowing...........     7,177        370        5.16%          809         32       3.96%
                                  --------    -------      ------      --------    -------      -----
        Total interest-bearing
          liabilities...........   424,722     18,847        4.44%      331,475     15,730       4.75%
                                  --------    -------      ------      --------    -------      -----
  Non-interest-bearing
    liabilities:
    Demand deposits.............   194,907                              154,869
    Other liabilities...........     6,272                                6,410
                                  --------                             --------
        Total
          non-interest-bearing
          liabilities...........   201,179                              161,279
                                  --------                             --------
Shareholders' equity............    64,896                               55,444
                                  --------                             --------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY..........  $690,797                             $548,198
                                  ========                             ========
Net interest income.............              $33,772                              $26,998
                                              =======                              =======
Net interest spread,(3).........                             4.13%                               4.01%
Net interest margin,(4).........                             5.50%                               5.53%

                                             DECEMBER 31
                                  ----------------------------------
                                                 1997
                                  ----------------------------------
                                               INTEREST
                                   AVERAGE     INCOME/     AVERAGE
                                  BALANCE(4)   EXPENSE    RATE/YIELD
                                  ----------   --------   ----------
                                        (DOLLARS IN THOUSANDS)
ASSETS:
  Earning assets:
    Net loans,(1)...............   $261,298    $28,194      10.79%
    Municipal securities,(2)....      2,124        134       6.31%
    Obligations of other U.S.
      govt......................     81,722      4,831       5.91%
    Other debt securities.......     53,037      3,272       6.17%
    Federal funds sold..........     23,517      1,350       5.74%
    Interest-earning deposits...          0          0          0
                                   --------    -------      -----
        Total interest earning
          assets................    421,698     37,781       8.96%
                                   --------    -------      -----
  Non-interest earning assets:
    Cash and due from banks.....     31,064
    Premises and equipment,
      net.......................      6,062
    Other real estate owned.....        507
    Accrued interest
      receivable................      3,699
    Other assets(3).............      7,391
                                   --------
        Total non-interest
          earning assets........     48,723
                                   --------
TOTAL ASSETS....................   $470,421
                                   ========
LIABILITIES AND SHAREHOLDERS' EQ
  Interest-bearing liabilities--
    Deposits:
      Money market..............   $ 77,809    $ 2,696       3.46%
      Savings...................     33,672      1,366       4.06%
      Time certificates of
        deposit over $100,000...     74,982      4,014       5.35%
      Other time deposits.......     94,913      4,801       5.06%
      Other borrowing...........          0          0          0
                                   --------    -------      -----
        Total interest-bearing
          liabilities...........    281,376     12,877       4.58%
                                   --------    -------      -----
  Non-interest-bearing
    liabilities:
    Demand deposits.............    138,545
    Other liabilities...........      6,088
                                   --------
        Total
          non-interest-bearing
          liabilities...........    144,633
                                   --------
Shareholders' equity............     44,412
                                   --------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY..........   $470,421
                                   ========
Net interest income.............               $24,905
                                               =======
Net interest spread,(3).........                             4.38%
Net interest margin,(4).........                             5.91%

------------------------------

(1) Loan fees have been included in the calculation of interest income. Loan fees were approximately $1.7, $1.3 and $1.2 million for the year ended December 31, 1999, 1998 and 1997, respectively. Loans are net of the allowance for loan losses, deferred fees and related direct costs.

(2) Yields on tax-exempt income have not been computed on a tax equivalent basis.

(3) Interest-only strip is not included in investment securities available for sale, but included in other assets.

(4) Average amount is calculated on a daily basis.

    The following table sets forth, for the periods indicated, the dollar amount of changes in interest earned and paid for interest-earning assets and interest-bearing liabilities and the amount of change attributable to changes in average daily balances (volume) or changes in average daily interest rates
(rate). The variances attributable to both the volume and rate changes have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amount of the changes in each:

                                                     INCREASES (DECREASES)             INCREASES(DECREASES)
                                                        DUE TO CHANGE IN                 DUE TO CHANGE IN
                                                 ------------------------------   ------------------------------
                                                      FOR THE YEAR ENDED,              FOR THE YEAR ENDED,
                                                         1999 VS. 1998                    1998 VS. 1997
                                                 ------------------------------   ------------------------------
                                                  VOLUME      RATE      TOTAL      VOLUME      RATE      TOTAL
                                                 --------   --------   --------   --------   --------   --------
                                                                     (DOLLARS IN THOUSANDS)
Earning assets--Interest income:
  Loans, net(1)................................  $11,064    $(2,201)    $8,863     $3,296     $(669)     $2,627
  Municipal securities(2)......................      341        (33)       308        333        (1)        332
  Obligations of other U.S. governmental.......    1,131       (117)     1,014        208       261         469
  Other debt securities........................      472       (146)       326        843        31         874
  Federal funds sold...........................     (511)       (70)      (581)       685      (126)        559
  Interest-earning deposits....................      (37)        (2)       (39)                  86          86
                                                 -------    -------     ------     ------     -----      ------
Total..........................................  $12,460    $(2,569)    $9,891     $5,365     $(418)     $4,947
                                                 =======    =======     ======     ======     =====      ======
Interest bearing liabilities
  Interest expense:
    Money market deposits......................  $   604    $    (2)    $  602     $  (57)    $(133)     $ (190)
    Savings deposits...........................      591       (208)       383        267        19         286
    Time certificates of deposit over
      $100,000.................................      686        331      1,017        953       107       1,060
    Other time deposits........................    2,214     (1,437)       777      1,343       322       1,665
    Other borrowing............................      252         86        338         32                    32
                                                 -------    -------     ------     ------     -----      ------
Total..........................................  $ 4,347    $(1,230)    $3,117     $2,538     $ 315      $2,853
                                                 -------    -------     ------     ------     -----      ------
Change in net interest income..................  $ 8,113    $(1,339)    $6,774     $2,827     $(733)     $2.094
                                                 =======    =======     ======     ======     =====      ======

------------------------

(1) Loan fees have been included in the calculation of interest income. Loan fees were approximately $1.7, $1.3 and $1.2 million for the year ended December 31, 1999, 1998 and 1997, respectively. Loans are net of the allowance for loan losses, deferred fees and related direct costs.

(2) Yields on tax-exempt income have not been computed on a tax equivalent basis.

PROVISION FOR LOAN LOSSES


    For the year ended December 31, 1999, the provision for loan losses was $
1.0 million, compared to $3.1 million for the year ended December 31, 1998, a decrease of 67.7%. This decrease was attributable to Hanmi Bank's decreasing charge-off trend combined with decreasing non-performing loans.



    Provisions to the allowance for loan losses are made quarterly, in anticipation of probable loan losses. The quarterly provision is calculated on a predetermined formula to ensure adequacy as the portfolio grows. The formula is composed of various components. The reserve is determined by assigning specific reserves for all classified loans. All loans that are not classified are then given certain allocations according to type with larger percentages applied to loans deemed to be of a higher risk. These percentages are determined by Hanmi Bank's prior experience.

                                                          BALANCE AT THE END OF PERIOD
                                   --------------------------------------------------------------------------
                                          1999                  1998                  1997             1996
                                   -------------------   -------------------   -------------------   --------
                                               TOTAL                 TOTAL                 TOTAL
                                   RESERVE     GROSS     RESERVE     GROSS     RESERVE     GROSS     RESERVE
APPLICABLE TO:                      AMOUNT     LOANS      AMOUNT     LOANS      AMOUNT     LOANS      AMOUNT
--------------                     --------   --------   --------   --------   --------   --------   --------
                                                             (DOLLARS IN THOUSANDS)
Real Estate
  Construction...................       28      3,513         30      2,304         2                    80
  Commercial property............      901    125,842      1,230     85,126     2,179      62,680     1,821
  Residential property...........      521     39,787        289     22,112
  Commercial and industrial......    5,492    260,457      5,279    197,759     4,668     202,723     3,845
  Consumer.......................      395     38,682        278     33,200       373      33,557       570
  Unallocated....................    3,287                 3,317                2,125                 2,500
  Loans held for sale (1)........              18,501                 2,402
Total reserve....................   10,624    486,782     10,423    342,903     9,347     298,960     8,816

                                    BALANCE AT THE END OF PERIOD
                                   ------------------------------
                                     1996            1995
                                   --------   -------------------
                                    TOTAL                 TOTAL
                                    GROSS     RESERVE     GROSS
APPLICABLE TO:                      LOANS      AMOUNT     LOANS
--------------                     --------   --------   --------
                                       (DOLLARS IN THOUSANDS)
Real Estate
  Construction...................    3,869        74       4,702
  Commercial property............   54,135     1,693      50,127
  Residential property...........
  Commercial and industrial......  162,222     3,575     127,340
  Consumer.......................   33,604       530      36,350
  Unallocated....................              2,324
  Loans held for sale (1)........
Total reserve....................  253,830     8,196     218,519

------------------------------

o

(1) Loans held for sale were valued at the lower of cost or market.


    The allowance is based on estimates and ultimate future losses may vary from current estimates. Management anticipates the continued stabilization of the economy in segments of Hanmi Bank's market area. However, underlying trends in the economic cycle, particularly in Southern California, which management cannot completely predict will influence credit quality. It is always possible that future economic or other factors may adversely affect Hanmi Bank's borrowers. As a result, Hanmi Bank may sustain loan losses, in any particular period, that are sizable in relation to the allowance, or exceed the allowance. In addition, Hanmi Bank's asset quality may deteriorate through a number of possible factors, including:


    - rapid growth;

    - failure to enforce underwriting standards;

    - failure to maintain appropriate underwriting standards;

    - failure to maintain an adequate number of qualified loan personnel; and

    - failure to identify and monitor potential problem loans.

    Based on these and other factors, loan losses may be substantial in relation to the allowance or exceed the allowance.

NON-INTEREST INCOME


    The following table sets forth the various components of Hanmi Bank's non-interest income for the years indicated:


                                                      1999       1998       1997
                                                    --------   --------   --------
                                                        (DOLLARS IN THOUSANDS)
Service charges on deposit accounts...............  $ 8,374    $ 6,066     $4,896
Gain on sale of loans.............................      895      1,322      1,112
Loan servicing income.............................    1,094      1,008      1,461
Other service charges and fees....................    1,642      1,508      1,228
Other income......................................      517        401        248
                                                    -------    -------     ------
    Total.........................................  $12,522    $10,305     $8,945
                                                    =======    =======     ======

    As a result of Hanmi Bank's effort to diversify its sources of income, non-interest income has increased in the past several years and has become a very significant part of Hanmi Bank's revenue. For the year ended December 31, 1999, non-interest income was $12.5 million, an increase of 21.5% from $10.3 million for the year ended December 31, 1998.



    Hanmi Bank earns non-interest income from four major areas: service charges on deposit accounts, gain on the sale of SBA loans, loan servicing income and charges and fees generated from international trading finance.



    Service charge income on deposit accounts increased with the growing deposit volume and number of accounts. Hanmi Bank constantly reviews service charges to maximize service charge income while still maintaining a competitive edge. The service charges on deposit accounts increased by $2.3 million or 38.0%, and $1.2 million or 23.9% for the year ended December 31, 1999 and 1998, respectively. The increase in 1999 and 1998 was mainly due to the acquisition of First Global Bank. Hanmi Bank assumed approximately $77.8 million in deposit.



    Gain on the sale of SBA guaranteed loans was approximately $895,000 in 1999 compared to $1.3 million and $1.1 millions in 1998 and 1997, respectively, representing decrease of 32.3% and increase of 18.9% for the year ended
December 31, 1998 and 1997, respectively. Decrease/increases in the gain on sale of loans resulted exclusively from Hanmi Bank's decrease/increase activity on SBA guaranteed loans. Hanmi Bank sells the guaranteed portion of the SBA loans in government securities secondary markets, while Hanmi Bank retains servicing rights. During 1999, the secondary market for these loans did not provide sufficient premium and, therefore, Hanmi Bank is current holding SBA loans originated in 1999 in its portfolio.



    Hanmi Bank will continue to make an effort to expand non-interest income as a major component of revenue in the foreseeable future.


NON-INTEREST EXPENSE

    The following table sets forth the breakdown of non-interest expense for the years indicated:

                                                     1999       1998       1997
                                                   --------   --------   --------
                                                       (DOLLARS IN THOUSANDS)
Salaries and employee benefits...................  $12,369    $10,712    $ 9,568
Occupancy and equipment..........................    2,678      2,495      2,512
Data processing..................................    1,978      1,460      1,307
Professional fees................................    1,099        934        897
Advertising and promotional expenses.............    1,420      1,011        919
Loan referral fee................................      944        331        309
Other............................................    4,118      2,839      3,054

    Total........................................  $24,606    $19,782    $18,566
                                                   =======    =======    =======


    Total non-interest expense increased by $4.8 million or 24.4% in 1999. The increase in 1999 was primarily due to the acquisition of First Global Bank. Three new branches were added to Hanmi Bank's network, which required substantial increases in staff (personnel expense) as well as additional rent for the new locations. The business generated by the new branches created additional personnel expense as the lending staff was augmented to support the larger loan volume. The slight increase in 1998 resulted from the fact that the merger was consummated at the end of year.



    Management anticipates that non-interest expense will continue to grow in the coming years as the expansion plan is implemented. However, Hanmi Bank will make an effort to reduce the growth rate of expenses to the lowest possible level in order to maximize profitability.

PROVISION FOR INCOME TAXES


    For the year ended December 31, 1999, Hanmi Bank made a provision for income taxes of $8.7 million on net income before tax of $20.7 million, representing an effective tax rate of 42%, compared to a provision of $5.2 million on pretax net income of $14.5 million, representing an effective tax rate of 36%, for 1998. The relatively low tax rates in 1998 compared to 1999 were primarily due to carried over tax benefits on state tax arising from being situated in the Los Angeles Revitalization Zone. The Revitalization Zone tax benefit reduced the effective state tax rates by 6% in 1998 and by 7% in 1997 respectively. The Revitalization Zone tax credit has been expired in 1998. As indicated in Note 7 in the Notes to the Financial Statements, income tax expense is the sum of two components, current tax expense and deferred tax expense (benefit). Current tax expense is the result of applying the current tax rate to taxable income. The deferred portion is intended to account for the fact that income on which taxes are paid differs from financial statement pretax income due to the fact that some items of income and expense are recognized in different years for income tax purposes than in the financial statements. These recognition anomalies cause "temporary differences;" eventually, all taxes due are paid.



    Most of Hanmi Bank's temporary differences involve recognizing substantially more expenses in its financial statements than it has been allowed to deduct for taxes, and therefore Hanmi Bank normally has a net deferred tax asset. At December 31, 1999, 1998 and 1997, Hanmi Bank had net deferred tax assets of $5.6, $2.4 million and $2.6 million, respectively.


FINANCIAL CONDITION

LOAN PORTFOLIO

    Total gross loans increased by $143.9 million or 42% in 1999. Total gross loans comprised 65.8% of total assets at December 31, 1999 compared with 52.7%, and 59.8% at December 31, 1998, and 1997, respectively.


    The table on the following page sets forth the composition of Hanmi Bank's loan portfolio by major category. Commercial and industrial loans comprised the largest portion of the total loan portfolio, representing 57.3% of total loans at December 31, 1999, as compared with 58.4%, and 67.8% of total loans at December 31, 1998, and 1997, respectively.



    The loan portfolio also includes the unsold portion of SBA loans, which totaled approximately $18.5 million and $2.4 million at December 31, 1999 and December 31, 1998, respectively. SBA loans comprise the major portion of the growth in the commercial and industrial loan portfolio. Approximately more than 53% of Hanmi Bank's commercial and industrial loans are supported by real estate collateral to reduce potential loss exposure to Hanmi Bank in the event of repayment difficulties by the borrower.



    Commercial loans include term loans and revolving lines of credit. Term loans have typical maturity of three years to five years and are extended to finance the purchase of business entities, business equipment, leasehold improvements, or for permanent working capital. SBA guaranteed loans usually have longer maturity (5 to 20 years). Lines of credit, in general, are extended on an annual basis to businesses that need temporary working capital and/or import/export financing. These borrowers are well diversified as to industry, location, and their current and target markets. Hanmi Bank directs its efforts to avoiding concentration in any one area.


    Real estate loans were $169.1 million and $109.5 million at December 31, 1999 and December 31, 1998, respectively, representing 34.8% and 31.9%, respectively, of the total loan portfolio. Real estate loans are extended to finance the purchase and/or improvement of commercial real estate and residential property.

    The properties may be either user owned or for investment purposes. Hanmi Bank adheres to the real estate loan guidelines set forth by the FDIC in 1993. These guidelines include, among other things, fair review of appraisal value, limitation on loan to value ratio, and minimum cash flow requirements to service debt. The majority of the properties taken as collateral are located in Southern California. After a major real estate recession in the first half of the 1990's, property values have generally tended to increase over the past two years. However, no assurance can be given that this trend will continue.



    Hanmi Bank does not actively pursue consumer installment loans, which historically have represented less than 11% of the total loan portfolio. The majority of installment loans are centered in automobile loans, which Hanmi Bank provides as a service to existing clients.


    At December 31, 1999, there were no concentrations of loans greater than 10% of total loans which are not otherwise disclosed as a category of loans in the table below.

    The following table sets forth the amount of total loans outstanding in each category as of the dates indicated:


                                                          AMOUNT OUTSTANDING AS OF
                                                                DECEMBER 31,
                                            ----------------------------------------------------
                                              1999       1998       1997       1996       1995
                                            --------   --------   --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
Real estate
  Construction............................  $  3,513   $  2,304   $          $  3,869   $  4,702
  Commercial property.....................   125,842     85,126     62,680     54,135     50,127
  Residential property....................    39,787     22,112
Commercial and industrial.................   260,457    197,759    202,723    162,222    127,340
Installment Loans.........................    38,682     33,200     33,557     33,604     36,350
Loans held for sale(1)....................    18,501      2,402
                                            --------   --------   --------   --------   --------
Total gross loans.........................   486,782    342,903    298,960    253,830    218,519
                                            ========   ========   ========   ========   ========


------------------------

(1) Loans held for sale were valued at the lower of cost or market.

    The following table sets forth the percentage distribution of loans in each category as of the dates indicated:


                                                                   PERCENTAGE DISTRIBUTION OF LOANS
                                                                             DECEMBER 31,
                                                   ----------------------------------------------------------------
                                                     1999          1998          1997          1996          1995
                                                   --------      --------      --------      --------      --------
Real estate
  Construction...................................     0.72%         0.67%                       1.52%         2.15%
  Commercial property............................    25.85%        24.83%        20.97%        21.33%        22.94%
  Residential property...........................     8.17%         6.45%
Commercial and industrial........................    53.50%        57.67%        67.81%        63.91%        58.27%
Installment Loans................................     7.95%         9.68%        11.22%        13.24%        16.63%
Loans held for sale..............................     3.81%          .70%
                                                    ------        ------        ------        ------        ------
Total gross loans................................   100.00%       100.00%       100.00%       100.00%       100.00%
                                                    ======        ======        ======        ======        ======



    As of December 31, 1999 and December 31, 1998, Hanmi Bank had commitments to extend credit of $70.2 million and $47.6 million, and obligations under standby letters of credit of approximately $3.3 million and $2.4 million, and obligations under commercial letters of credit of $19.4 million and $15.1 million, and under credit card loans of approximately $1.6 million and $1.2 million, respectively. Based upon Hanmi Bank's historical experience, the outstanding loan commitments are expected to remain relatively stable throughout the year.

    The following table shows the maturity distribution and repricing intervals of Hanmi Bank's outstanding loans as of December 31, 1999. In addition, the table shows the distribution of such loans as between those with variable or floating interest rates and those with fixed or predetermined interest rates. The table excludes non-accrual loans of $2.9 million, and includes unearned income and deferred fees totaling $1.5 million at December 31, 1999.


                                                                  AFTER ONE
                                                                     BUT
                                                     WITHIN ONE     WITHIN     AFTER FIVE
                                                        YEAR      FIVE YEARS     YEARS       TOTAL
                                                     ----------   ----------   ----------   --------
Real estate
  Construction.....................................   $  1,727     $  1,786     $           $  3,513
  Commercial property..............................      2,798       48,564       74,480     125,842
  Residential property.............................                   1,346       38,441      39,787
Commercial and industrial..........................     90,377       87,971       82,109     260,457
Installment Loan...................................      6,098       32,067          517      38,682
Loans held for sale................................        146          772       17,583      18,501
                                                      --------     --------     --------    --------
    Total..........................................   $101,146     $172,506     $213,130    $486,782
                                                      ========     ========     ========    ========
Loans with variable interest rates.................     66,338       97,432      141,338     305,108
Loans with predetermined interest rates............     34,808       75,074       71,792     181,674
                                                      --------     --------     --------    --------
                                                      $101,146     $172,506     $213,130    $486,782
                                                      ========     ========     ========    ========

NON-PERFORMING ASSETS


    Non-performing assets are comprised of loans on non-accrual status, loans 90 days or more past due and still accruing interest, loans restructured where the terms of repayment have been renegotiated resulting in a reduction or deferral of interest or principal, and other real estate owned. Loans are generally placed on non-accrual status when they become 90 days past due unless Management believes the loan is adequately collateralized and in the process of collection. Loans may be restructured by Management when a borrower has experienced some change in financial status, causing an inability to meet the original repayment terms, and where Hanmi Bank believes the borrower will eventually overcome those circumstances and repay the loan in full. Other real estated owned consists of properties acquired by foreclosure or similar means that Management intends to offer for sale.



    Management's classification of a loan as non-accrual is an indication that there is reasonable doubt as to the full collectibility of principal or interest on the loan; at this point, Hanmi Bank stops recognizing income from the interest on the loan and reverses any uncollected interest that had been accrued but unpaid. These loans may or may not be collateralized, but collection efforts are continuously pursued.



    Hanmi Bank's non-performing loans were $3.0 million at December 31, 1999, compared to $3.3 million, and $3.4 million at December 31, 1998, and 1997, respectively, representing a decrease of 9.1% in 1999, and 2.9% in 1998.



    Total non-performing assets including other real estate owned decreased by 23.9% in 1999, and increase by 16.1% in 1998. At December 31, 1999, 1998 and
1997, total non-performing assets were $3.0 million, $4.0 million, and $3.4 million, respectively. During these same periods, total loans increased by 41.9% in 1999, and 14.7% in 1998.



    As a result, the ratio of non-performing assets to total loans and other real estate owned decrease to .62% at December 31, 1999, from 1.16% at December 31, 1998, and from 1.15% at December 31, 1997. Hanmi Bank's other real estate owned was approximately $670,000 at December 31, 1998, which was a negligible figure compared to the total loan portfolio, and there is no other real estate owned at December 31, 1999.



    The following table provides information with respect to the components of Hanmi Bank's non-performing assets as of December 31 of the years indicated:


                                                    1999          1998          1997          1996          1995
                                                  --------      --------      --------      --------      --------
                                                                       (DOLLARS IN THOUSANDS)
Nonaccrual loans:(1)
  Real estate:
    Construction................................   $             $             $             $  511       $
    Commercial property.........................      206           675           892         2,834         6,467
    Residential property........................    1,023         1,367           426           505           790
  Commercial and industrial.....................    1,536           762         1,203            72           221
  Installment...................................      188           308           103           182           500
                                                   ------        ------        ------        ------       -------
    Total.......................................    2,953         3,112         2,624         4,104         7,978
                                                   ------        ------        ------        ------       -------
Loans 90 days or more past due and still
  accruing (as to principal or interest):
  Real estate:
    Construction................................                                                              780
    Commercial property.........................                                                              757
    Residential property........................
  Commercial and industrial.....................       79                          26            45
  Installment...................................                                                 31
                                                   ------        ------        ------        ------       -------
    Total.......................................       79                          26            45         1,568
                                                   ------        ------        ------        ------       -------
Restructured loans:(2)
  Real estate:
  Commercial and industrial.....................                    200           779                         246
  Installment...................................
                                                   ------        ------        ------        ------       -------
    Total.......................................                    200           779                         246
                                                   ------        ------        ------        ------       -------
    Total nonperforming loans...................    3,032         3,312         3,429         4,149         9,792
                                                   ------        ------        ------        ------       -------
Other real estate owned.........................                    670                       1,090           742
                                                   ------        ------        ------        ------       -------
    Total nonperforming assets..................   $3,032        $3,982        $3,429        $5,239       $10,534
                                                   ======        ======        ======        ======       =======
Nonperforming loans as a percentage of total
  loans.........................................     0.62%         0.97%         1.15%         1.64%         4.48%
Nonperforming assets as a percentage of total
  loans and other real estate owned.............     0.62%         1.16%         1.15%         2.06%         4.80%

------------------------

(1) During the fiscal year ended December 31, 1999, 1998, and 1997, approximately $388,000, $209,000 and $35,000 of interest income related to these loans was included in net interest income. Additional interest income of approximately $183,000, $311,000 and $253,000, respectively, for the year ended December 31, 1999, 1998 and 1997, would have been included in net interest income, if those loans had been paid in accordance with their original terms and had been outstanding throughout the applicable period then ended or, if not outstanding throughout the applicable period then ended, since origination.

(2) A "restructured loan" is one the terms of which were renegotiated to provide a reduction of deferral of interest or principal because of a reduction in the financial position of the borrower. Interest income related to these loans, which were included in net interest income for respected fiscal year, were negligible. Additional interest income would have been negligible, if those loans had been paid in accordance with their original terms and had been outstanding throughout the applicable period then ended or, if not outstanding throughout the applicable period then ended, since origination.

ALLOWANCE FOR LOAN LOSSES


    Hanmi Bank maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable estimated losses inherent in the loan portfolio, and to a lesser extent, unused commitments to provide financing. The methodology for assessing the appropriateness of the allowance consists of several key elements, which include:


    - the formula allowance,

    - specific allowance for identified problem loans and portfolio segments.

    - and the unallocated allowance.

    The formula allowance is calculated by applying loss factors to outstanding loans and certain unused commitments, in each case based on the internal risk grade of those loans, pools of loans, or commitments. Change in risk grades of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors are based on our historical loss experience and may be adjusted for significant factors that, in management's judgement, affect the collectibility of the portfolio as of the evaluation date. Loss factors are described as follows:

    - Problem graded loan loss factors are obtained from migration model that tracks four years of historical loss experience.

    - Pass grade loan loss factors are based on the average annual net charge-off rate over a two-year period.

    - Pooled loan loss factors, not individually graded loans, are based on expected net charge-offs for one year. Pooled loans are loans that are homogeneous in nature, such as consumer installment, residential mortgage loans, and automobile loans.

    Specific allowances are established where management has identified significant conditions or circumstances related to a credit that management believes indicate the probability that a loss has been incurred in excess of the amount determined by the application of the formula allowance.

    - Loans graded "Special Mention" carry a minimum loss factor of 1%.

    - Loans graded "Substandard" carry a minimum loss factor of 6%.

    - Loans graded "Doubtful" carry a minimum loss factor of 30%

    - Loans graded "Loss" are charged off.

    The conditions evaluated in connection with the unallocated allowance include the following condition that existed as of the balance sheet date:

    - Changes in lending policies and procedures, including underwriting standards and collection, charge off, and recovery practice.

    - Changes in national and local economic and business condition and developments, including the condition of various market segments.

    - Changes in the nature and volume of the portfolio.

    - Changes in the trend of the volume and severity of past due and classified loans; and trends in the volume of non-accrual loans, troubled debt restructuring and other loan modifications.

    - The existence and effect of any concentrations of credit, and changes in the level of such concentrations.

    - The effect of external factors such as legal and regulatory requirements on the level of estimated credit losses in the loan portfolio.

    The management reviews these conditions quarterly in discussion with the senior credit officer. If any of these conditions is evidenced by a specific identifiable problem credit or portfolio segment as of the evaluation date, the management's estimate of the effect of this condition may be reflected as a specific allowance applicable to this credit or portfolio segment. Where any of these conditions is not evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's evaluation of the probable loss concerning this condition is reflected in the unallocated allowance.

    The allowance for loan losses is based upon estimates of probable losses inherent in the loan portfolio. The amount actually observed for these losses can vary significantly from the estimated amounts. Our methodology includes several features that are intended to reduce the differences between estimated and actual losses. The loss migration model that is used to establish the loan loss factors for problem graded loans is designed to be self-correcting by taking into account our recent loss experience. Similarly, by basing the pass graded loan loss factors on loss experience over two years, the methodology is designed to take our recent loss experience into account. Pooled loan loss factors are adjusted quarterly based upon the level of net charge-offs expected by management in the next twelve months. Furthermore, our methodology permits adjustments to any loss factor used in the computation of the formula allowance in the event that, in management's judgement, significant factors that affect the collectibility of the portfolio as of the evaluation date are not reflected in the loss factors. By assessing the probable estimated losses inherent in the loan portfolio on a quarterly basis, we are able to adjust specific and inherent loss estimates based upon any more recent information that has become available.


    In addition, both Federal and state regulators, as an integral part of their examination process, periodically review Hanmi Bank's allowance for loan loss and may recommend additions based upon their evaluation of the portfolio at the time of their examination. Management believes the allowance for loan losses is currently at an adequate level to provide for potential losses in Hanmi Bank's loan portfolio.


    At December 31, 1999, the allowance for loan losses was $10.6 million. The ratio of the allowance for loan losses to total gross loans is 2.2%. Net loans charge-offs were approximately $799,000 for the year ended December 31, 1999, compared to $3.3 million for the year ended December 31, 1998. The ratios of net loan charge-off to average total loans were .2% and 1.1% in 1999 and 1998, respectively. The difference between 1999 and 1998 was primarily due to high quality of loans produced coupled with the strong U.S. economy in general and a fast recovery from financial crises of Asia economies.


    Hanmi Bank's net charge-off was reduced significantly in 1999, down from $3.3 million and $2.1 million in 1998 and 1997 respectively. Hanmi Bank experienced significantly higher charge-off in prior periods due to the impact of the recession and real estate downturn in Southern California. There can be no assurance that future economic or other factors will not adversely affect Hanmi Bank's borrowers, or that Hanmi Bank's asset quality may not deteriorate through rapid growth, failure to identify and monitor potential problem loans or for other reasons, thereby causing loan losses to exceed the current allowance.

    The table below summarizes, for the periods indicated, loan balances at the end of each period and the daily averages during the period; changes in the allowance for loan losses arising from loans charged off, recoveries on loans previously charged off, and additions to the allowance which have been charged against earnings; and certain ratios related to the allowance for loan losses:


                                                          YEARS ENDED DECEMBER 31,
                                            ----------------------------------------------------
                                              1999       1998       1997       1996       1995
                                            --------   --------   --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
BALANCES:
  Average total loans outstanding during
    period................................  $407,171   $300,980   $270,063   $230,088   $223,769
  Total gross loans outstanding at end of
    period................................   486,782    342,903    298,960    253,830    218,519
ALLOWANCE FOR POSSIBLE LOAN LOSSES:

Balances at beginning of period...........    10,423      9,347      8,816      8,196      6,060
Actual charge-offs:
  Real estate
    Construction..........................
    Commercial property...................        79        430        852      1,127      2,855
    Residential property..................        73        104        463        470        929
  Commercial and industrial...............     1,432      3,642      1,429      1,308      2,574
  Installment.............................       417        310        538        745        540
                                            --------   --------   --------   --------   --------
    Total.................................     2,001      4,486      3,282      3,650      6,898

RECOVERIES ON LOANS PREVIOUSLY CHARGED
  OFF:

  Real estate
    Construction..........................
    Commercial property...................       595        272        204        101        123
    Residential property..................        23         85         73        170        404
  Commercial and industrial...............       514        791        840      1,634        451
  Installment.............................        70         59         46        515         95
                                            --------   --------   --------   --------   --------
    Total.................................     1,202      1,207      1,163      2,420      1,073
                                            --------   --------   --------   --------   --------
Net loan charge-offs......................       799      3,279      2,119      1,230      5,825
                                            --------   --------   --------   --------   --------
Provision charged to operating expenses...     1,000      3,050      2,650      1,850      7,960
  Additional reserve in conjunction with
    merger of First Global Bank...........                1,305
                                            --------   --------   --------   --------   --------
Balances at end of period.................  $ 10,624   $ 10,423   $  9,347   $  8,816   $  8,195

RATIOS:
Net loan charge-offs to average total
  loans...................................      0.20%      1.09%      0.78%      0.53%      2.60%
Allowance for loan losses to total gross
  loans at end of period..................      2.18%      3.04%      3.13%      3.47%      3.75%
Net loan charge-offs to allowance for loan
  losses at end of period.................      7.52%     31.46%     22.67%     13.95%     71.08%
Allowance for loan losses to nonperforming
  loans...................................    350.40%    314.70%    272.59%    212.49%     83.70%



    Hanmi Bank concentrates the majority of its earning assets in loans. In all forms of lending there are inherent risks. Hanmi Bank concentrates the preponderance of its loan portfolio in either commercial loans or real estate loans. A small part of the portfolio is represented by installment loans primarily for the purchase of automobiles.

    While Hanmi Bank believes that its underwriting criteria are prudent, outside factors can adversely impact credit quality. During the early 1990's the severe recession impacted Hanmi Bank's ability to collect loans. The devastation of the 1994 in Northridge, California (County of Los Angeles, California) earthquake further impacted loan repayment. A repeat of these types of events could cause deterioration in Hanmi Bank's loan portfolio.



    Having experienced the problems mentioned above in the past, Hanmi Bank has attempted to mitigate problems by requiring secured loans. Additionally, a significant portion of the portfolio is represented by loans guaranteed by the SBA, which further reduces Hanmi Bank's potential for loss. Hanmi Bank also utilizes outside credit review in an effort to maintain loan quality. Loans are reviewed three times a year with new loans and those that are delinquent receiving special attention. The use of this outside service provides Hanmi Bank with a fresh review at its lending activities. In addition to Hanmi Bank's internal grading system, loans criticized by this outside review are downgraded with appropriate reserves added if required.



    As indicated above, Hanmi Bank formally assesses the adequacy of the allowance on a quarterly basis by:



    - reviewing the adversely graded, delinquent or otherwise questionable loans;



    - generating an estimate of the loss potential in each such loan;



    - adding a risk factor for industry, economic or other external factors; and


    - evaluating the present status of each loan and the impact of potential future events.


    Although Management believes the allowance is adequate to absorb losses as they arise, no assurance can be given that Hanmi Bank will not sustain losses in any given period, which could be substantial in relation to the size of the allowance.


INVESTMENT PORTFOLIO


    The Investment portfolio maintained by Hanmi Bank as of December 31, 1999 was primarily composed of US treasury, US government agency, municipal bonds and corporate bonds.


    Credit criteria for U.S. governments and federal agency and federal agency-sponsored securities are generally considered to have minimal credit risk, and no credit investigation is required for these securities. All other investments generally meet the following credit criteria when purchased:

    - Commercial paper rated "A-2' by S&P and "P-2' by Moody's or better.

    - Corporate bonds, must be rated either "A3" or "A-" and/or better.

    - Local government securities are purchased only after the creditworthiness of the issuer has been established, and must be rated better than "Baa1/BBB+".

    - Reverse Repurchase Agreements must be backed with U.S. Treasury or Federal agency/Federal agency-sponsored securities, asset-backed securities including mortgage-backed securities or corporate bonds that are rated "A" or better. Also, the counterparties of Reverse Repurchase transactions must be either approved by the Investment Committee of the Board or one of the authorized dealers that are already approved by the Investment Committee of the Board.


    The total investment portfolio decreased to 23.1% of total assets at December 31, 1999 from 33.6% at December 31, 1998 as Hanmi Bank funded more loans in 1999 than in 1998. Since Hanmi Bank regards liquidity as the primary objective of the investment portfolio and the loan demand has fluctuated for the last three years, the investment portfolio has fluctuated despite the steady growth of deposit. In 1998, Hanmi Bank increased its investment in US Agencies and corporate bonds in order to improve profitability as well as extend portfolio duration. In 1999, however, as it funded more loans and focused more on its liquidity and regulatory requirements, Hanmi Bank sold investment securities and invested to short-term commercial papers and Community Reinvestment Acts bonds to meet regulatory requirements. As a result, average yield of investment portfolio has been deteriorated to 6.1% for the year ended December 31, 1999 from 6.3% for the year ended December 31, 1998.



    Investment securities available for sale were 51% of the total investment portfolio as of December 31, 1998. But the ratio increased significantly to 61% as of December 31, 1999, which is comparable with peer banks. Except for $1.1 million of US agency floater and $16.9 million of floating rate notes, all fixed income investment securities were based on predetermined interest rates. Management classifies securities as available for sale to provide Hanmi Bank with the flexibility to move funds into loans as demand warrants. Hanmi Bank held no derivative securities or structured notes during any period presented.



    The following table summarizes the book value, market value and distribution of Hanmi Bank's investment securities as of the dates indicated:


                                                     INVESTMENT PORTFOLIO AS OF DECEMBER 31,
                                         ---------------------------------------------------------------
                                                1999                  1998                  1997
                                         -------------------   -------------------   -------------------
                                           BOOK      MARKET      BOOK      MARKET      BOOK      MARKET
                                          VALUE      VALUE      VALUE      VALUE      VALUE      VALUE
                                         --------   --------   --------   --------   --------   --------
                                                             (DOLLARS IN THOUSANDS)
U.S. Government securities.............  $ 11,000   $ 11,017   $ 15,963   $ 16,224   $ 55,905   $ 56,096
Obligation of other U.S. government
  agencies.............................    86,584     82,436     82,909     83,241     28,199     28,254
Obligation of state and political
  subdivision..........................    14,797     14,617     11,103     11,370      2,600      3,659
Corporate bonds........................    63,945     63,040    107,576    108,422     58,685     58,855
                                         --------   --------   --------   --------   --------   --------
Total investment securities............  $176,326   $171,110   $217,551   $219,257   $145,389   $146,864
                                         ========   ========   ========   ========   ========   ========


    Excluding holdings of government securities, there were no investments in securities of any one issuer exceeding 10% of Hanmi Bank's stockholders' equity at December 31, 1999, 1998 or 1997.



    The following table summarizes the maturity schedule of Hanmi Bank's investment securities and their weighted average yield at December 31, 1999:


                                                                    AFTER ONE BUT         AFTER FIVE BUT
                                              WITHIN ONE             WITHIN FIVE            WITHIN TEN              AFTER TEN
                                                 YEAR                   YEARS                  YEARS                  YEARS
                                           -----------------      -----------------      -----------------      -----------------
                                                     YIELD                  YIELD                  YIELD                  YIELD
                                                    --------               --------               --------               --------
U.S. governmental securities.............  11,000     6.24%
Obligations of other U.S. governmental
  agencies...............................  12,030     6.23%       30,748     6.04%       34,085     6.16%        9,721     6.32%
Obligations of state and political
  subdivisions(1)........................             0.00%        5,585     5.74%        3,427     5.64%        5,785     7.02%
Corporate bonds..........................  23,020     6.35%       32,764     6.31%        8,161     6.69%                  0.00%
                                           ------     ----        ------     ----        ------     ----        ------     ----
    Total investment securities..........  46,050     6.29%       69,097     6.14%       45,673     6.22%       15,506     6.58%
                                           ======     ====        ======     ====        ======     ====        ======     ====

------------------------

(1) The yield on tax-exempt income has not been computed on a tax equivalent basis.

DEPOSITS

    Total deposits at December 31, 1999, 1998 and December 31, 1997 were $655.7 million, $586.3 million, and $446.3 million, respectively, representing an increase of $69.5 million or 11.9% in 1999 and, $139.7 million or 31.3% in 1998. The increase in 1998 was primarily attributed to the acquisition of First Global Bank. Average deposits for the year ended
December 31, 1999, 1998 and 1997 were $612.5 million, $485.5 million and $419.9 million, respectively. Average deposits therefore increased by 26.1% in 1999 and 15.6% in 1998.


    Deposits are Hanmi Bank's primary source of funds. As Hanmi Bank's need for lendable funds has grown, dependence on time deposits has increased and so has the interest Hanmi Bank has paid on time deposits. At December 31, 1999, 1998 and 1997, the total time deposits were $314.2 million, $258.6 million and $185.2 million, respectively, representing an increase of $55.6 million or 21.5% in 1999, and $73.3 million or 39.6% in 1998. The average rate paid on time deposits in denominations of $100,000 or more was 5.78%, 5.47% and 5.35% for the year ended December 31, 1999, 1998, and 1997, respectively.



    As Hanmi Bank's client base is comprised primarily of commercial and industrial accounts, balances carried by individual clients are generally higher than at consumer-oriented banks. A number of clients carry deposit balances of more than 1% of Hanmi Bank's total deposits, but no single customer had a deposit balance of more than 5% of total deposits at December 31, 1999. Hanmi Bank also accepts brokered deposits on a selective basis at prudent interest rates to augment deposit growth. Outstanding balances on these brokered deposits were approximately $19.8 million at December 31, 1999 that will be mature within one year. Growth in this category is closely monitored by Management and will only be a factor until the deposit growth of the new branches becomes adequate to meet loan demand without being supplemented by brokered deposits.


    The following tables summarize the distribution of average daily deposits and the average daily rates paid for the periods indicated:

                                                       1999                  1998                  1997
                                                -------------------   -------------------   -------------------
                                                AVERAGE    AVERAGE    AVERAGE    AVERAGE    AVERAGE    AVERAGE
                                                BALANCE      RATE     BALANCE      RATE     BALANCE      RATE
                                                --------   --------   --------   --------   --------   --------
                                                                    (DOLLARS IN THOUSANDS)
Demand, noninterest-bearing...................  $194,907              $154,869              $138,545
Money market..................................    94,506     3.29%      76,155     3.29%      77,809     3.46%
Savings.......................................    54,655     3.72%      40,258     4.10%      33,672     4.06%
Time deposits of $100,000 or more.............   105,326     5.78%      92,784     5.47%      74,982     5.35%
Other time deposits...........................   163,058     4.44%     121,469     5.32%      94,913     5.06%
                                                --------     ----     --------     ----     --------     ----
Total deposits................................  $612,452     3.02%    $485,535     3.23%    $419,921     3.07%
                                                ========     ====     ========     ====     ========     ====


    The scheduled maturity of Hanmi Bank's time deposits in denominations of $100,000 or greater at December 31 of the years indicated:



                                                                1999       1998       1997
$100,000 OR MORE                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Three months or less........................................  $ 67,126   $ 63,559   $ 45,666
Over three months through twelve months.....................    54,595     47,929     40,199
Over twelve months..........................................     1,767      3,414      1,433
                                                              --------   --------   --------
                                                              $123,488   $114,902   $ 87,298
                                                              ========   ========   ========


INTEREST RATE RISK MANAGEMENT


    Interest rate is a primary element for Hanmi Bank's market risk. Assets and liabilities are priced based on market interest rate. Interest rate sensitivity is a measure of the exposure to fluctuations in Hanmi Bank's future earnings caused by fluctuations in interest rates. Such fluctuations result from the mismatch in repricing characteristics of assets and liabilities at a specific point in time. This mismatch, or interest rate sensitivity gap, represents the potential mismatch in the change in the rate of accrual of interest revenue and interest expense from a change in market interest rates. Mismatches in interest rate repricing among assets and liabilities arise primarily from the interaction of various customer businesses (i.e. types of loans versus the types of deposits maintained) and from management's discretionary investment and funds gathering activities. Interest rate change affects the economic value of fixed income assets directly or indirectly. The economic value of fixed income assets generally moves to the opposite direction of the change in market interest rates. Hanmi Bank attempts to manage its exposure to interest rate sensitivity. The level of interest rate risk can be managed directly by changing the repricing and maturity characteristics of the cash flows of specific assets or liabilities. To successfully manage interest rate risk, Hanmi Bank uses various methods with which to measure existing and future interest rate risk exposures. Repricing gap analysis, stress testing, and simulation modeling are measurement techniques used to quantify interest rate risk exposure.

    The following table summarizes the most recent status of Hanmi Bank's gap position.



                                                    AFTER THREE   AFTER ONE
                                                     MONTH BUT     YEAR BUT
                                     WITHIN THREE     WITHIN        WITHIN       AFTER      NON SENSITIVE
                                        MONTHS       ONE YEAR     FIVE YEARS   FIVE YEARS      ACCOUNT       TOTAL
                                     ------------   -----------   ----------   ----------   -------------   --------
                                                                 (DOLLARS IN THOUSANDS)
              ASSETS
Cash...............................                                                           $ 53,476      $ 53,476

Securities
  Fixed............................    $    983       $ 27,020     $ 69,097     $ 61,179                    $158,279
  Floating.........................      18,047                                                               18,047
  Unrealized loss..................                                                             (5,088)       (5,088)

Loans
  Fixed............................      18,380         16,428       75,074       71,792                     181,674
  Floating.........................     305,108                                                              305,108
Unearned & Loan Loss Reserve.......                                                            (12,132)      (12,132)
Federal funds sold.................      10,000                                                               10,000
Interest-earning deposits..........         100                                                                  100
Other assets.......................                                                             30,795        25,719
                                       --------       --------     --------     --------      --------      --------
    Total..........................     352,618         43,448      144,171      132,971        67,051       740,259
                                       ========       ========     ========     ========      ========      ========

            LIABILITIES
Deposit
  Demand deposit...................                                                            193,165       193,165
  Interest-bearing
    Savings........................       4,894         13,598       32,655        3,270                      54,416
    Time deposit $100,000 over.....      67,126         54,595        1,767                                  123,488
    Other time deposits............      91,088         98,024        1,484          103                     190,699
    Money market checking..........       6,351         14,686       62,129       10,796                      93,962
Accrued interest payable...........                                                              3,157         3,157
Acceptance outstanding.............                                                              1,829         1,829
Securities sold under repo.........       5,891                                                                5,891
Other borrowed funds...............       4,500                                                                4,500
Other liabilities..................                                                              1,321         1,321
                                       --------       --------     --------     --------      --------      --------
    Total..........................     179,850        180,903       98,035       14,169       199,472       672,428
                                       ========       ========     ========     ========      ========      ========
Shareholders equity................                                                             67,831        67,831
                                       --------       --------     --------     --------      --------      --------
    Total..........................    $179,850       $180,903     $ 98,035     $ 14,169      $267,303      $740,259
                                       ========       ========     ========     ========      ========      ========
Cumulative Repricing...............    $172,768       $ 35,313     $ 81,450     $200,252
  as % of Total Assets.............       23.34%          4.77%       11.00%       27.05%
  as % of Earning Assets...........       26.34%          5.38%       12.42%       30.53%



    Hanmi Bank has determined that 90-days and one-year gap positions are the most important in analyzing interest rate risk exposure to earnings. Based on historical trends and performances, Hanmi Bank has determined that the ratio of gap to earning assets should be within the range of plus or minus 20% in one year. Hanmi Bank's internal static gap report indicated that the one-year gap ratio to earning assets was 4.77% as of December 31, 1999, which complied with Hanmi Bank's policy guideline. In three months, however, the 90-days gap position is highly asset sensitive with 26.34% of earning assets.

    Hanmi Bank understands that the spread between interest income earned on earning assets and interest expense paid to interest-bearing liabilities is the principal component of net interest income and that interest rate change affects on Hanmi Bank's financial performance substantially. Accordingly, Hanmi Bank tries to ensure capital protection through stable earnings over interest rate fluctuation. In order to achieve stable earnings, Hanmi Bank manages its assets and liabilities and closely monitors the percentage changes of net interest income and equity value in relation with interest rate fluctuation within Hanmi Bank's guidelines.



    To supplement traditional gap analysis, Hanmi Bank performs simulation modeling to estimate the potential effects of interest rate change. The following table is one of the stress simulations performed by Hanmi Bank to forecast the impact of interest rate change on Hanmi Bank's net interest income and economic value of equity over the 12-months period ending December 31, 2000.


                     HYPOTHETICAL CHANGES IN INTEREST RATES

                                                                    DECEMBER 31, 1999
                          -----------------------------------------------------------------------------------------------------
                                      PROJECTED CHANGES (%)
                          ---------------------------------------------       CHANGE IN AMOUNT             EXPECTED AMOUNT
                           NET INTEREST INCOME    FAIR VALUE OF EQUITY    -------------------------   -------------------------
                          ---------------------   ---------------------   NET INTEREST   FAIR VALUE   NET INTEREST   FAIR VALUE
                          GUIDELINE   PROJECTED   GUIDELINE   PROJECTED      INCOME        EQUITY        INCOME      OF EQUITY
                          ---------   ---------   ---------   ---------   ------------   ----------   ------------   ----------
                                                                 (DOLLARS IN THOUSANDS)
Change in: Interest
  rate(BPS)
200.....................    25.00%       8.6%      -25.00%      -21.8%        3,608        -15,339       45,687        55,059
100.....................    12.50%       4.3%      -12.50%      -11.4%        1,798         -8,016       43,877        62,382
0.......................                                                                                 42,079        70,398
-100....................   -12.50%      -4.2%       12.50%       12.5%       -1,785          8,791       40,294        79,189
-200....................   -25.00%      -8.5%       25.00%       26.2%       -3,558         18,453       38,521        88,851

                                                                    DECEMBER 31, 1998
                          -----------------------------------------------------------------------------------------------------
                                      PROJECTED CHANGES (%)
                          ---------------------------------------------       CHANGE IN AMOUNT             EXPECTED AMOUNT
                           NET INTEREST INCOME    FAIR VALUE OF EQUITY    -------------------------   -------------------------
                          ---------------------   ---------------------   NET INTEREST   FAIR VALUE   NET INTEREST   FAIR VALUE
                          GUIDELINE   PROJECTED   GUIDELINE   PROJECTED      INCOME        EQUITY        INCOME      OF EQUITY
                          ---------   ---------   ---------   ---------   ------------   ----------   ------------   ----------
                                                                 (DOLLARS IN THOUSANDS)
Change in: Interest
  rate(BPS)
200.....................    25.00%       8.37%     -25.00%     -21.26%        2,833        (15,462)      36,662        57,267
100.....................    12.50%       4.17%     -12.50%     -11.04%        1,411         (8,029)      35,241        64,700
0.......................                                                                                 33,830        72,729
-100....................   -12.50%      -4.14%      12.50%      11.95%       (1,401)         8,691       32,429        81,420
-200....................   -25.00%      -8.25%      25.00%      24.90%       (2,792)        18,110       31,038        90,839


    Under the above stress simulation, for a 100 basis point decline in interest rate, Hanmi Bank may be exposed to a 4.2% decline in net interest income but a 12.5% increase in fair value of equity. For a 100 basis point increase in interest rate, net interest income may increase by 4.3%, but fair value of equity may decrease by 11.4%. For a 200 basis point increase in interest rate, net interest income may increase by 8.6%, but fair value of equity may decrease by 21.8%. For a 200 basis point decrease in interest rate, net interest income may decrease by 8.5%, but fair value of equity may increase by 26.2%. The above simulation as of December 31, 1999 indicates that projected change in fair value of equity is off Hanmi Bank's policy guideline when interest rate decreases by 200 basis point. This was mainly caused by an increase of fixed mortgage loans by $5.8 million in December 1999.

    With the current extremely tight labor market and incessant growth of US economy, which may touch off serious inflationary problem, the Federal Reserve Bank closely monitor the two attributes and may raise interest rates. In turn, these expected actions probably bolster the volatile circumstances. Since Hanmi Bank restricts its expansion of fixed rate long-term loans in order to be safe in these circumstances, the excessive projected change in economic value of equity is expected to be cleared and within Hanmi Bank's guideline before the first half of 2000.



    The preceding simulation analysis does not represent a forecast and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions including: the nature and timing of interest rate levels, prepayments on loans and securities, changes in deposit levels, pricing decisions on loans and deposits, reinvestment/replacement of asset and liability cash flows and others. While assumptions are developed based upon current economic and local market conditions, Hanmi Bank cannot make any assurances as to the predictive nature of these assumptions including how customer preferences or competitor influences might change.


    Also, as market conditions vary from those assumed in the simulation analysis, actual results will also differ due to: prepayment/refinancing levels likely deviating from those assumed, the varying impact of interest rate change caps or floors on adjustable rate loans, depositor early withdrawals and product preference changes, and other internal/external variables. Furthermore, the simulation analysis does not reflect actions that management might take in responding to or anticipating changes in interest rates.

LIQUIDITY AND CAPITAL RESOURCES


    Liquidity is the ability of Hanmi Bank to fund customers' needs for borrowing and deposits withdrawals. The purpose of liquidity management is to assure sufficient cash flow to meet all of the financial commitments and to capitalize on opportunities for expansion. This ability depends on the institution's financial strength, asset quality and types of deposit and investment instruments offered by Hanmi Bank to its customers. Hanmi Bank's principal source of funds are deposits, loan and securities repayments, maturity of securities, sales of securities available for sale and other funds provided by operations. Liquidity may also be supported by borrowed funds such as federal fund lines, repurchase agreements and federal discount window. Maintaining high quality securities as collateral for repurchase agreements is another key feature of liquidity management. Liquidity risk may occur when Hanmi Bank has few short-term investment securities available for sale and/or is not capable of raising funds quickly at acceptable rates in the money market. Also, a heavy and sudden increase of cash demands in loans and deposits can cause a tight liquidity position. Several indices are monitored on daily, monthly and quarterly basis to monitor Hanmi Bank's liquidity position and to avoid a liquidity crisis.

                           LIQUIDITY RATIO AND TRENDS

                                                                       DECEMBER 31
                                                              ------------------------------
CLASSIFICATION                                                  1999       1998       1997
--------------                                                --------   --------   --------
Short-term investments / Total assets.......................    10%        13%        15%

Net loans and standby letters of credit / Total Assets......    64%        51%        58%

Core deposits / Total assets................................    74%        74%        74%

Noncore funding / Total assets..............................    14%        16%        18%

Short-term investment / short-term noncore funding
  dependence................................................    67%        85%        95%

                               LIQUIDITY MEASURES

                                                                                 DECEMBER 31
                                                                        ------------------------------
CLASSIFICATION                                       BANK'S GUIDELINES    1999       1998       1997
--------------                                       -----------------  --------   --------   --------
Loans/Deposits.....................................  Less than 77%        74.2%     58.5%      66.9%

Investment/Deposits................................  Less than 50%        26.9%     37.1%      32.8%

Loans & Investment/Deposits........................  Less than 110%      101.1%     95.6%      99.7%


    Hanmi Bank secures several lines of credit to borrow necessary funds when liquidity problems may arise. As of December 31, 1999 Hanmi Bank has $21 million in federal fund lines from several other banks. Also, Hanmi Bank has several master repurchase agreements, which will furnish the liquidity to Hanmi Bank in consideration of bond collateral. Since Hanmi Bank has enough investment securities for collateral, Hanmi Bank's management does not expect any problem to borrow under the master repurchase agreements.



    The primary source of capital for Hanmi Bank for the past several years has been internally generated through retained earnings. Total shareholders' equity was $67.8 million at December 31, 1999, an increase of $8.9 million or 15.1% from $58.9 million at December 31, 1998 and an increase of $10.6 million or 21.9% from $48.3 million at December 31, 1997.



    Hanmi Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can trigger mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a material effect on Hanmi Bank's financial statements and operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Hanmi Bank must meet specific capital guidelines that involve quantitative measures of Hanmi Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Hanmi Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.



    Quantitative measures established by regulation to ensure capital adequacy require Hanmi Bank to maintain minimum ratios of total capital to total risk-weighted assets, Tier 1 Capital to total risk-weighted assets, and Tier 1 Capital to average assets. The minimum ratios for capital adequacy are 8% (Total Risk-Based), 4% (Tier 1 Risk-Based) and 4% (Leverage Capital Ratio), respectively. Hanmi Bank had Total Risk-Based and Tier 1 Risk-Based capital ratios of 13.88% and 12.86%, and 12.63% and 11.61%, respectively at December 31, 1999 and 1998. Hanmi Bank's Leverage Capital Ratio was 9.2% and 8.66% at December 31, 1999 and 1998, respectively. (See "REGULATION AND SUPERVISION-Capital Adequacy Requirements" herein for exact definitions and regulatory capital requirements.)



    Hanmi Bank is periodically examined by the Federal Reserve Bank and the California Department of Financial Institutions. As of December 31, 1999, the most recent notification from the Federal Reserve Bank categorized Hanmi Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as well capitalized Hanmi Bank must maintain Total Risk-Based, Tier 1 Risk-Based, and Tier 1 Leverage Ratios of at least 10%, 6%, and 5%, respectively. There are no conditions or events since that notification which Management believes have changed Hanmi Bank's category.



    On December 1994, Hanmi Bank agreed to enter a written agreement with the Federal Reserve Bank of San Francisco. The restrictions imposed by the Federal Reserve Board have been lifted in June 1999.


ACCOUNTING MATTERS


    SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued and effective for fiscal year beginning after December 31, 1999. Management of Hanmi Bank has not yet determined whether the adoption of this standard will have a material impact on its results of operations or financial position when adopted.


IMPACT OF INFLATION; SEASONALITY


    The primary impact of inflation on Hanmi Bank is its effect on interest rates. Hanmi Bank's primary source of income is net interest income, which is affected by changes in interest rates. Hanmi Bank attempts to limit the impact of inflation on its net interest margin through management of rate-sensitive assets and liabilities and the analysis of interest rate sensitivity. The effect of inflation on premises and equipment as well as non-interest expenses has not been significant for the periods covered in this registration statement. Hanmi Bank's business is generally not seasonal.


                             BUSINESS OF HANMI BANK

GENERAL


    Hanmi Bank was incorporated under the laws of the State of California on August 24, 1981, was licensed by the California Department of Financial Institutions on December 15, 1982. Hanmi Bank's deposit accounts are insured under the Federal Deposit Insurance Act up to applicable limits thereof, and is a member of the Federal Reserve System. Hanmi Bank's headquarters office is located at 3660 Wilshire Boulevard, Penthouse suite "A," Los Angeles, California 90010.



    Hanmi Bank currently has nine full-service branch offices located in Los Angeles County and Orange County in Southern California. Of the nine offices, Hanmi Bank opened six as de novo branches and acquired the other three through acquisition.



    On September 30, 1998, Hanmi Bank acquired First Global Bank, f.s.b., Los Angeles, California. First Global Bank had three branch offices, one branch located in Los Angeles, one branch located in Cerritos and one branch located in Rowland Heights in California. Hanmi Bank acquired approximately $44.9 million in loans, and assumed approximately $77.8 million in deposits.



    Hanmi Bank is a community bank conducting a general banking business with its primary market encompassing the multi-ethnic population of the Los Angeles County and Orange County area. Hanmi Bank's full-service offices are located in business areas where many of the businesses are run by immigrants and other minority groups. Hanmi Bank's client base reflects the multi-ethnic composition of these communities (See footnote 16, "Business Segment Information," in audited financial statements herein).


COMPETITION AND SERVICE AREA


    The banking business on the West Coast is highly competitive with respect to virtually all products and services and has become increasingly so in recent years. With respect to commercial bank competitors, major banks dominate the industry. Most such banks offer certain services which Hanmi Bank does not offer directly (but some of which Hanmi Bank offers through correspondent institutions) and by virtue of their greater total capitalization, such banks also have substantially higher lending limits than Hanmi Bank. In addition to commercial banks, Hanmi Bank competes with savings institutions, credit unions, and numerous non-banking companies that offer money market and mutual funds, wholesale finance, credit card, and other consumer finance services, including on-line banking services and personal finance software. Mergers between financial institutions, recently enacted federal and state interstate banking laws, and technological innovation have also resulted in increased competition in financial services markets (See "BUSINESS--Competition" herein.).



    Hanmi Bank has been providing its banking services primarily in the areas of Koreatown in Los Angeles, the Mid-Wilshire commercial district and the downtown central business district of Los Angeles and Garden Grove of Orange County in Southern California. However, in recent years Hanmi Bank expanded its service areas to Cerritos and Rowland Heights. In the Greater Los Angeles area, the competition in Hanmi Bank's service areas is intense with respect to both loans and deposits. While the market is dominated by a few mega banks with many offices operating over a wide geographic area, as well as with savings banks, thrift and loan associations, credit unions, mortgage companies, insurance companies, and other lending institutions, Hanmi Bank's major competitors are relatively smaller community banks which focus their marketing effort on Korean-American businesses in Hanmi Bank's service areas.


LENDING ACTIVITIES


    Hanmi Bank originates loans for its own portfolio and for sale in the secondary market. Lending activities include commercial loans, Small Business Administration ("SBA") guaranteed loans, real estate construction loans, commercial real estate loans, residential mortgage loans, and consumer loans.


COMMERCIAL LOANS


    Hanmi Bank offers commercial loans for intermediate and short-term credit. Commercial loans may be unsecured, partially secured or fully secured. The majority of the origination of commercial loans are in Los Angeles County and Orange County. Loan maturities are normally 12 months to 60 months. Hanmi Bank requires a complete re-analysis before considering any extension. Hanmi Bank finances primarily small and middle market businesses in a wide spectrum of industries. Short-term business loans are generally intended to finance current transactions and typically provide for periodic principal payments, with interest payable monthly. Term loans normally provide for floating interest rates, with monthly payments of both principal and interest. In general, it is the intent of Hanmi Bank to take collateral whenever possible regardless of the loan purpose. Collateral may include liens on inventory, accounts receivable, fixtures and equipment and, in some cases, leasehold improvements and real estate. As a matter of policy, Hanmi Bank requires all principals of a business to be co-obligors on all loan instruments and all significant stockholders of corporations to execute a specific debt guaranty. All borrowers must demonstrate the ability to service and repay not only Hanmi Bank debt but all outstanding business debt, exclusive of collateral, on the basis of historical earnings or reliable projections.


    Commercial and industrial loans consist of credit lines for operating needs, loans for equipment purchases and working capital, and various other business practices.

    As compared to consumer lending, commercial lending entails significant additional risks. These loans typically involve larger loan balances and are generally dependent on the businesses cash flow and, thus, may be subject to adverse conditions in the general economy or in a specific industry.

SMALL BUSINESS ADMINISTRATION ("SBA") GUARANTEED LOANS


    Hanmi Bank originates loans qualifying for guarantees issued by the United States SBA, an independent agency of the federal government. The SBA guarantees on such loans currently range from 75% to 80% of the principal and accrued interest. Under certain circumstances, the guarantee of principal and interest may be less than 75%. In general, the guaranteed percentage is less than 75% for loans over $1.0 million. Hanmi Bank typically requires that SBA loans be secured by first or second lien deeds of trust on real property. SBA loans have terms ranging from 7 to 25 years depending on the use of the proceeds. To qualify for an SBA loan, a borrower must demonstrate the capacity to service and repay the loan, exclusive of the collateral, on the basis of historical earnings or reliable projections.



    Hanmi Bank generally sells a substantial amount of the guaranteed portion of the SBA Guaranteed loans that it originates. In 1999, Hanmi Bank originated
$49 million of SBA loans and sold $14 million. In 1998, Hanmi Bank originated $31 million SBA loans and sold $15 million. When Hanmi Bank sells a SBA loan, it generally retains the obligation to repurchase the loans for 90 days after the sale, if the loans fail to comply with representations and warranties given by Hanmi Bank. Hanmi Bank retains the obligation to service the SBA loans, for which it receives a servicing fee. Those unsold portions of the SBA loans that remain owned by Hanmi Bank are included in Hanmi Bank's balance sheet. At December 31, 1999, Hanmi Bank had $56 million in SBA loans remaining on its balance sheet, and was servicing $53 million of sold SBA loans.


LOANS SECURED BY REAL ESTATE


    Real estate lending involves risks associated with the potential decline in the value of underlying real estate collateral and the cash flow from income producing properties. Declines in real estate values and cash flows can be caused by a number of factors, including adversity in general economic conditions, rising interest rates, changes in tax and other governmental and other policies affecting the holding real estate, environmental conditions, governmental and other use restrictions, development of competitive properties and increasing vacancy rates. Hanmi Bank's real estate dependence increases the risk of loss both in Hanmi Bank's loan portfolio and its holdings of other real estate owned when real estate values decline.



    COMMERCIAL MORTGAGE LOANS--Hanmi Bank offers commercial real estate loans. Collateral includes first deeds of trust on real property. When real estate collateral is owner-occupied, the value of the real estate collateral should be supported by formal appraisals in accordance with applicable regulations. The majority of the properties securing these loans are located in Los Angeles and Orange Counties.



    Hanmi Bank also provides commercial real estate loans principally secured by owner-occupied or commercial and industrial buildings. Generally, these types of loans are made for a period of up to five years, with monthly payments based on a portion of the principal plus interest, and with a loan-to-value ratio of 65% or less, using an adjustable rate indexed to the prime rate appearing in the West Coast edition of THE WALL STREET JOURNAL. Hanmi Bank also offers fixed rate loans. Amortization schedules for commercial loans generally do not exceed
20 years.



    Payments on loans secured by such properties are often dependent on successful operation or management of the properties. Repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy. Hanmi Bank seeks to minimize these risks in a variety of ways, including limiting the size of such loans and strictly scrutinizing the property securing the loan. When possible, Hanmi Bank also attempts to obtain loan guarantees from financially capable parties. Hanmi Bank's lending personnel inspect substantially all of the properties securing Hanmi Bank's real estate loans before the loan is made.

    Hanmi Bank requires title insurance insuring the status of its lien on all of the real estate secured loans when a first trust deed on the real estate is taken as collateral. Hanmi Bank also requires the borrower to maintain fire, extended coverage casualty insurance and, if the property is in a flood zone, flood insurance, in amount of equal to the outstanding loan balance, subject to applicable law that may limit the amount of hazard insurance a lender can require to the cost of replacing improvements. Hanmi Bank's lending policies generally limit the loan-to-value ratio on mortgage loans secured by owner-occupied properties to 65% or the lesser of the appraised value or the purchase price. Hanmi Bank cannot assure that these procedures will protect against losses on loans secured by real property.



    REAL ESTATE CONSTRUCTION LOANS--Hanmi Bank finances the construction of residential, commercial and industrial properties within Hanmi Bank's market area. The future condition of the local economy could negatively impact the collateral values of such loans.



    Hanmi Bank's construction loans typically have the following characteristics:


    - maturities of two years or less;


    - a floating rate of interest based on Hanmi Bank's base lending rate;


    - minimum cash equity of 35% of project cost;

    - advance of anticipated interest costs during construction; advance of fees;

    - first lien position on the underlying real estate;

    - loan-to-value ratios generally not exceeding 65%; and

    - recourse against the borrower or a guarantor in the event of default.


    Hanmi Bank does not typically commit to make the permanent loan on the property unless the permanent loan is a government guaranteed loan. Hanmi Bank does not participate in joint ventures or take an equity interest in connection with its construction lending.


    Construction loans involve additional risks compared to loans secured by existing improved real property. These include the following:

    - the uncertain value of the project prior to completion;

    - the inherent uncertainty in estimating construction costs, which is often beyond the control of the borrower; construction delays and cost overruns;

    - possible difficulties encountered by municipal or other governmental regulation during siting or construction; and

    - the difficulty in accurately evaluating the market value of the completed project.


    As a result of these uncertainties, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of the borrower or guarantor to repay principal and interest. If Hanmi Bank is forced to foreclose on a project prior to or at completion due to a default, there can be no assurance that Hanmi Bank will be able to recover all of the unpaid balance of, and accrued interest on, the loans as well as the related foreclosure and holding costs. In addition, Hanmi Bank may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminable period of time. Hanmi Bank has underwriting procedures designed to identify what it believes to be acceptable levels of risk in construction lending. Among other things, qualified and bonded third parties are engaged to provide progress reports and recommendations for construction disbursements. No assurance can be given that these procedures will prevent losses arising from the risks described above.

    RESIDENTIAL MORTGAGE LOANS--Hanmi Bank originates fixed rate and variable rate mortgage loans secured by one-to-four family properties with amortization schedules of 15 to 30 years and maturities of up to 30 years. The loan fees charged, interest rates and other provisions of Hanmi Bank's residential loans are determined by an analysis of Hanmi Bank's cost of funds, cost of origination, cost of servicing, risk factors and portfolio needs.


LOANS TO INDIVIDUALS


    Loans to individuals, also termed consumer loans, are extended for a variety of purposes. Most are for the purchase of automobiles. Other consumer loans include secured and unsecured personal loans, home improvement, equity lines, overdraft protection loans, and unsecured lines of credit. Management assesses the borrower's ability to repay the debt through a review of credit history and ratings, verification of employment and other income, review of debt-to-income ratios and other measures of repayment ability. Although creditworthiness of the applicant is of primary importance, the underwriting process also includes a comparison of the value of the security, if any, to the proposed loan amount. The bank generally makes these loans in amounts of 65% or less of the value of collateral. An appraisal is obtained from a qualified real estate appraisal for substantially all loans secured by real estate. Most of Hanmi Bank's loans to individuals are repayable on an installment basis.



    Loans to individuals generally entail greater risk than do residential mortgage loans, particularly in the case of those loans that are unsecured or secured by rapidly depreciating assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance, because the collateral is more likely to suffer damage, loss or depreciation. The remaining deficiency often does not warrant further collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, the collection of loans to individuals is dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, various federal and state laws, including federal and state bankruptcy and insolvency laws, often limit the amount which the lender can recover on loans to individuals. Loans to individuals may also give rise to claims and defenses by a consumer loan borrower against the lender on these loans, such as Hanmi Bank, and a borrower may be able to assert against such assignee claims and defenses that it has against the seller of the underlying collateral.


OFF-BALANCE SHEET COMMITMENTS


    As part of its service to its small to medium sized business customers, Hanmi Bank from time to time issues formal commitments and lines of credit. These commitments can be either secured or unsecured. They may be in the form of revolving lines of credit for seasonal working capital needs. However, these commitments may also take the form of commercial letter of credit and standby letters of credit. Commercial letters of credit facilitate import trade. Standby letters of credit are conditional commitments issued by Hanmi Bank to guarantee the performance of a customer to a third party. As December 31, 1999, Hanmi Bank had commitments to extend credit of approximately $70.2 million, obligations under commercial letters of credit of approximately $19.4 million, and obligations under standby letters of credit of approximately $3.3 million, and other obligations under guaranteed credit cards of $1.6 million.

    The following table shows the distribution of Hanmi Bank's undisbursed loan commitments of the dates indicated:


                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
Commitments to extend credit................................  $70,208    $47,632
Standby letters of credit...................................    3,277      2,360
Commercial letters of credit................................   19,443     15,098
Guaranteed credit cards.....................................    1,554      1,165
                                                              -------    -------
Total.......................................................  $94,482    $66,255
                                                              =======    =======

LENDING PROCEDURES AND LOAN APPROVAL PROCESS


    Loan applications may be approved by the board of directors' loan committee, and by Hanmi Bank's management and lending officers to the extent of their loan authority. Individual lending authority is granted to the Chief Executive Officer, the Chief Retail Lending Officer, Chief Commercial Lending Officer, and branch and department managers. Loans for which direct and indirect borrower liability would exceed an individual's lending authority are referred to Hanmi Bank's management and, for those in excess of management's approval limits, to the loan committee.



    At December 31, 1999, Hanmi Bank's authorized legal lending limits were $11.8 million for unsecured loans plus an additional $7.8 million for specific secured loans. Legal lending limits are calculated in conformance with California law, which prohibits a bank from lending to any one individual or entity or its related interests an aggregate amount which exceeds 15% of primary capital plus the allowance for loan losses on an unsecured basis, plus an additional 10% on a secured basis. Hanmi Bank's primary capital plus allowance for loan losses at December 31, 1999 totaled $78.5 million.



    The highest individual lending authority in Hanmi Bank is the combined administrative lending authority for unsecured and secured lending of $1 million, which requires the approval and signatures of the Management Credit Committee including the Chief Executive Officer and Chief Commercial Lending Officer. The second highest lending authority is $100,000 for Chief Executive Officer, $30,000 for Chief Commercial Lending Officer, and $350,000 for Chief Retail Lending Officer. All other individual lending authority is substantially less, with the next largest authority for secured loans being $20,000.



    Lending limits are authorized for the Management Credit Committee, Chief Executive Officer and other officers by the board of directors of Hanmi Bank. The Chief Commercial Lending Officer is responsible for evaluating the authority limits for individual credit officers and recommends lending limits for all other officers to the board of directors for approval.


    The review of each loan application includes the applicant's credit history, income level and cash flow analysis, financial condition and the value of any collateral to secure the loan. In the case of real estate loans over a specified amount, the review of collateral value includes an appraisal report prepared by an independent bank-approved appraiser.


    Hanmi Bank seeks to mitigate the risks inherent in its loan portfolio by adhering to certain underwriting practices. These practices include analysis of prior credit histories, financial statements, tax returns and cash flow projections of its potential borrowers, valuation of collateral based on reports of independent appraisers and audits of accounts receivable or inventory pledged as security.

ASSET QUALITY

    NONPERFORMING ASSETS--Non performing assets include nonperforming loans and other real estate owned.

    NONPERFORMING LOANS--Nonperforming loans are those which the borrower fails to perform in accordance with the original terms of the obligation and fall into one of three categories:


    NONACCRUAL LOANS--Hanmi Bank generally places loans on nonaccrual status when interest or principal payments become 90 days or more past due unless the outstanding principal and interest is adequately secured and, in the opinion of management, is deemed in the process of collection. When loans are placed on nonaccrual status, accrued but unpaid interest is reversed against the current year's income. Interest income on nonaccrual loans is recorded on a cash basis. Hanmi Bank may treat payments as interest income or return of principal depending upon management's opinion of the ultimate risk of loss on the individual loan. Cash payments are treated as interest income where management believes the remaining principal balance is fully collectible. Additionally, Hanmi Bank may place loans that are not 90 days past due on nonaccrual status if management reasonably believes the borrower will not be able to comply with the contractual loan repayment terms and collection of principal or interest is in question.



    LOANS 90 DAYS OR MORE PAST DUE--Hanmi Bank classifies a loan in this category when the borrower is more than 90 days late in making a payment of principal or interest.


    RESTRUCTURED LOANS--These are loans on which interest accrues at a below market rate or upon which a portion of the principal has been forgiven so as to aid the borrower in the final repayment of the loan, with any interest previously accrued, but not yet collected, being reversed against current income. Interest is reported on a cash basis until the borrower's ability to service the restructured loan in accordance with its terms is established.


    OTHER REAL ESTATE OWNED (OREO)--This category of nonperforming assets consists of real estate to which Hanmi Bank has taken title by foreclosure or by taking a deed in lieu of foreclosure from the borrower. Before Hanmi Bank takes title to other real estate owned, it generally obtains an environmental review.



    SUBSTANDARD AND DOUBTFUL LOANS--Hanmi Bank monitors all loans in the loan portfolio to identify problem credits. Additionally, as an integral part of the credit review process of Hanmi Bank, credit reviews are performed by inside loan review officers throughout the year to assure accuracy of documentation and the identification of problem credits. The State of California Department of Financial Institutions and the Federal Reserve Bank of San Francisco also review Hanmi Bank and its loans during an annual safety and soundness examination.



        Hanmi Bank has three classifications for problem loans:



        SUBSTANDARD- An asset is classified as "substandard" if it is inadequately protected by the current net worth and paying capacity of the borrower, or of the collateral pledged, if any. Credits in this category have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the possibility that Hanmi Bank will sustain some loss if the deficiencies are not corrected.


        DOUBTFUL- An asset is classified as "doubtful" if it has all the weaknesses inherent in an asset classified "substandard," and has the added characteristic that the weaknesses makes collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of loss is extremely high, but because of important and reasonably specific pending factors which may work to the advantage and strengthening of the assets, its classification as an estimated loss is deferred until its more exact status may be determined.

        LOSS- An asset is classified as a "loss" if it is considered uncollectible and of such little value that its continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be effected in the future. Any potential recovery is considered too small and the realization too distant in the future to justify retention as an asset on Hanmi Bank's books.



    Another category, designated as "special mention," is maintained for loans which do not currently expose Hanmi Bank to a significant degree of risk to warrant classification in a "substandard," "doubtful" or "loss" category, but do posses credit deficiencies or potential weaknesses deserving management's close attention.



    IMPAIRED LOANS- Hanmi Bank defines impaired loans, regardless of past due status, as those on which principal and interest are not expected to be collected under the original contractual repayment terms. Hanmi Bank charges off an impaired loan at the time management believes the collection process has been exhausted. Hanmi Bank measures impaired loans based on the present value of future cash flows discounted at the loan's effective rate, the loan's observable market price or the fair value of collateral if the loan is collateral-dependent. Impaired loans at December 31, 1999 were $3.7 million, all of which were also nonaccrual loans. Allowance for loan losses related to impaired loans was $1.2 million at December 31, 1999.


    Except as disclosed above, there were no assets as of December 31, 1999 where known information about possible credit problems of borrowers caused management to have serious doubts as to the ability of the borrower to comply with the present loan repayment terms. However, it is always possible that current credit problems may exist that may not have been discovered by management. Please refer to "Allowance and Provisions for Loan Losses."

ALLOWANCE AND PROVISIONS FOR LOAN LOSSES


    Hanmi Bank maintains an allowance for loan losses at a level considered by management to be adequate to cover the inherent risks of loss associated with its loan portfolio under prevailing and anticipated economic conditions.



    Hanmi Bank follows the "Interagency Policy Statement on the Allowance for Loan and Lease Losses" and analyzes the Allowance for Loan Losses on a monthly basis. In addition, as an integral part of the quarterly credit review process of Hanmi Bank, the Allowance for Loan Losses is reviewed for adequacy. Furthermore, the State of California Department of Financial Institutions and Federal Reserve Bank of San Francisco review the adequacy of the Allowance for Loan Losses in an annual safety and soundness examination. The State of California Department of Financial Institutions and/or Federal Reserve Bank of San Francisco may require Hanmi Bank to recognize additions to the Allowance for Loan Losses based upon its judgment of the information available to it at the time of its examination. The State of California Department of Financial Institutions most recently reviewed Hanmi Bank on January 17, 2000 as of December 31, 1999 and, based on the exit interview, concluded there were no substantial findings.



    Hanmi Bank's Senior Credit Administration Officer reports quarterly to Hanmi Bank's board of directors and continuously reviews loan quality and loan classifications. Such reviews assist the Board in establishing the level of allowance for loan and lease losses. Hanmi Bank's board of directors reviews the adequacy of the allowance on a monthly basis.

PREMISES


    The following table sets forth information about Hanmi Bank's banking offices:


                    LOCATION                          TYPE OF OFFICE      OWNED/LEASED
------------------------------------------------   --------------------   ------------
3737 W. Olympic Boulevard, Los Angeles             Branch(3)               Owned
2610 W. Olympic Boulevard, Los Angeles             Branch                  Leased
950 South Los Angeles Street, Los Angeles          Branch                  Leased
9820 Garden Grove Boulevard, Garden Grove          Branch                  Owned
120 South Western Avenue, Los Angeles              Branch                  Leased
3660 Wilshire Boulevard, Suite 103, Los Angeles    Main Branch(4)          Leased
3109 W. Olympic Boulevard, Los Angeles             Branch(5)               Owned
18720 East Colima Road, Rowland Heights            Branch                  Leased
11754 East Artesia Boulevard, Artesia              Branch                  Leased
7750 Daggett Street, Suite 200B, San Diego         Loan Production(1)      Leased
3660 Wilshire Boulevard, Suite PH-A, Los Angeles   Administrative(1)(2)    Leased

------------------------

(1) Deposits are not accepted at this facility

(2) Corporate Headquarters and SBA lending offices

(3) Auto Loan Center is located at this facility

(4) Trade Finance Dept. is located at this facility

(5) Residential Mortgage Center is located at this facility


    Aggregate annual rentals for Hanmi Bank for leased premises were approximately $1.1 million for the year ended December 31, 1999. Hanmi Bank considers its present facilities to be sufficient for its current operations.


EMPLOYEES


    As of December 31, 1999, Hanmi Bank has 258 full-time equivalent employees. Hanmi Bank's employees are not represented by a union or covered by collective bargaining agreement. Hanmi Bank has entered into a written employment agreement with Chung Hoon Youk, its President and Chief Executive Officer. Hanmi Bank does not have any other written contract with its other employees.


LITIGATION


    From time to time, Hanmi Bank is involved in litigation as an incident to its business. In the opinion of management, no such pending or threatened litigation is likely to have a material adverse effect on Hanmi Bank's condition or results of operations.


INSURANCE


    Hanmi Bank maintains financial institution bond and commercial insurance at levels deemed adequate by Hanmi Bank's management to protect it from certain damage.


COMPETITION

    The banking and financial services industry in California generally, and in Hanmi Bank's market areas specifically, are highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers. Hanmi Bank competes for loans, deposits, and customers with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other nonbank financial service providers. Some of these competitors are larger in total assets and capitalization, have greater access to capital markets and offer a broader range of financial services than Hanmi Bank.

    Among the advantages which the major banks have over Hanmi Bank is their ability to finance extensive advertising campaigns and to allocate their investment assets to regions of highest yield and demand. Many of the major commercial banks operating in Hanmi Bank's service areas offer specific services (for instance, trust and international banking services) which are not offered directly by Hanmi Bank. By virtue of their greater total capitalization, these banks also have substantially higher lending limits than Hanmi Bank.

    Banks generally, and Hanmi Bank in particular, face increasing competition for loans and deposits from non-bank financial intermediaries including credit unions, savings and loan associations, brokerage firms, thrift and loan companies, mortgage companies, insurance companies, and other financial and non-financial institutions. In addition, there is increased competition among banks, savings and loan institutions, and credit unions for the deposit and loan business of individuals.

    The recent trend has been for other institutions, including brokerage firms, credit card companies and retail establishments to offer banking services to consumers, including money market funds with check access and cash advances on credit card accounts. In addition, other entities (both public and private) seeking to raise capital through the issuance and sale of debt or equity securities compete with banks in the acquisition of deposits. While the direction of recent legislation and economic developments seems to favor increased competition between different types of financial institutions for both deposits and loans, resulting in increased cost of funds to banks, it is not possible to predict the full impact these developments will have on commercial banking or Hanmi Bank.

    In order to compete with other financial institutions in its service area, Hanmi Bank relies principally upon local promotional activity including:

    - direct mail;

    - advertising in the local media;

    - personal contacts by its directors, officers, employees and stockholders; and

    - specialized services.

    Hanmi Bank's promotional activities emphasize the advantages of dealing with a locally-owned and headquartered institution attuned to the particular needs of the community. For customers whose loan demands exceed Hanmi Bank's lending limits, the bank attempts to arrange for the loan on the participation basis with other financial institutions.

                           SUPERVISION AND REGULATION

GENERAL

    Both federal and state law extensively regulate bank holding companies. This regulation is intended primarily for the protection of depositors and the deposit insurance fund and not for the benefit of shareholders of Hanmi Financial. Set forth below is a summary description of the material laws and regulations which relate to the operations of Hanmi Bank and will relate to the operations of Hanmi Financial once the acquisition is consummated. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

    On November 12, 1999, President Clinton signed into law the Gramm-Leach Bliley Act, which fundamentally restructures the financial services industry in the United States. Among other things, the Gramm-Leach Bliley Act permits affiliations among banks, securities firms and insurance companies, authorizes an unprecedented range of financial services to be conducted within a "financial holding company" structure, and establishes "functional regulation" as the framework for examination, supervision and licensing by state and federal financial services regulators.

HANMI FINANCIAL

    Hanmi Financial has applied to be a registered bank holding company. If the application is approved, it will be subject to regulation under the Bank Holding Company Act. Hanmi Financial will be required to file periodic reports with the Federal Reserve Board and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act. The Federal Reserve Board may conduct examinations of Hanmi Financial and its subsidiaries, which will include Hanmi Bank.

    The Federal Reserve Board may require that Hanmi Financial terminate an activity or terminate control of or liquidate or divest subsidiaries or affiliates when the Federal Reserve Board believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. The Federal Reserve Board also has the authority to regulate provisions of bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debt. The Federal Reserve Board may also require Hanmi Financial to file written notice and obtain approval from the Federal Reserve Board prior to purchasing or redeeming its equity securities.

    Under the Bank Holding Company Act and regulations adopted by the Federal Reserve Board, a bank holding company and its nonbanking subsidiaries are prohibited from requiring certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. Further, the Federal Reserve Board requires Hanmi Financial to maintain capital at or above stated levels. For more detail, please refer to "Capital Standards."

    Hanmi Financial must obtain the prior approval of the Federal Reserve Board for the acquisition of more than 5% of the outstanding shares of any class of voting securities or substantially all of the assets of any bank or bank holding company. The Federal Reserve Board must also give advanced approval for the merger or consolidation of Hanmi Financial and another bank holding company.

    Hanmi Financial will be prohibited by the Bank Holding Company Act, except in statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries. However, Hanmi Financial, subject to the prior approval of the Federal Reserve Board, may engage in any, or acquire shares of companies engaged in, activities that are deemed by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

    Under the legal authority of the Gramm-Leach Bliley Act, upon the Federal Reserve Board's approval to become a bank holding company, Hanmi Financial intends to file with the Federal Reserve Board an election to become a financial holding company. Unlike a bank holding company, a financial holding company may engage in a broad range of activities that are deemed by the Federal Reserve Board as "financial in nature or incidental" to financial activities. Moreover, even in the case where an activity cannot meet that test, the Federal Reserve Board may approve the activity if the proposed activity is "complementary" to financial activities and does not pose a risk to the safety and soundness of depository institutions.

    Under Federal Reserve Board regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the Federal Reserve Board's policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board's regulations or both.

    Hanmi Financial will also be a bank holding company under the California Financial Code. As such, Hanmi Financial and its subsidiary, Hanmi Bank, will be subject to examination by, and may be required to file reports with, the California Commissioner of Financial Institutions.

    Additionally, Hanmi Financial has applied to have its securities registered with the Securities and Exchange Commission under the Securities Exchange Act of 1933. As such, Hanmi Financial will be subject to the information, proxy solicitation, insider trading, and other requirements and restrictions of the Securities Exchange Act of 1934.


HANMI BANK


    Hanmi Bank, as a California licensed member bank, is subject to primary supervision, periodic examination, and regulation by the California Commissioner of Financial Institutions and the Federal Reserve Board. To a lesser extent, Hanmi Bank is also subject to regulations promulgated by the Federal Deposit Insurance Corporation. If, as a result of an examination of Hanmi Bank, the Federal Reserve Board or the California Commissioner of Financial Institutions should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of Hanmi Bank's operations are unsatisfactory or that Hanmi Bank or its management is violating or has violated any law or regulation, various remedies are available to the Federal Reserve Board as well as the California Commissioner of Financial Institutions. These remedies include, among others, the power to terminate Hanmi Bank's deposit insurance, to enjoin "unsafe or unsound" practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of the bank, to assess civil monetary penalties, and to remove officers and directors.

    Various requirements and restrictions under the laws of the State of California and the United States affect the operations of Hanmi Bank. State and federal statutes and regulations relate to many aspects of Hanmi Bank's operations, including reserves against deposits, ownership of deposit accounts, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends, locations of branch offices, and capital requirements. Further, Hanmi Bank is required to maintain capital at or above stated levels. For more detail, please refer to "Capital Standards."

DIVIDENDS AND OTHER TRANSFERS OF FUNDS

    Dividends from Hanmi Bank will constitute the principal source of income to Hanmi Financial. Hanmi Financial is a legal entity separate and distinct from Hanmi Bank. Hanmi Bank is subject to various statutory and regulatory restrictions on its ability to pay dividends and will be subject to restrictions on the payment of dividends to Hanmi Financial. In addition, the California Commissioner of Financial Institutions and the Federal Reserve Board have the authority to prohibit Hanmi Bank from paying dividends, depending upon Hanmi Bank's financial condition, if the payment is deemed to constitute an unsafe or unsound practice.

    The Federal Reserve Board and the California Commissioner of Financial Institutions also have authority to prohibit Hanmi Bank from engaging in activities that, in their opinion, constitute unsafe or unsound practices in conducting its business. It is possible, depending upon the financial condition of Hanmi Bank and other factors, that the Federal Reserve Board and the California Commissioner of

Financial Institutions could assert that the payment of dividends or other payments might, under some circumstances, constitute an unsafe or unsound practice. Further, the Federal Deposit Insurance Corporation and the Federal Reserve Board have established guidelines with respect to the maintenance of appropriate levels of capital by banks or bank holding companies under their jurisdiction. Compliance with the standards set forth in those guidelines and the restrictions that are or may be imposed under the prompt corrective action provisions of federal law could limit the amount of dividends which Hanmi Bank or Hanmi Financial may pay. An insured depository institution is prohibited from paying management fees to any controlling persons or, with limited exceptions, making capital distributions if after the transaction the institution would be undercapitalized. For more detail, please refer to "Prompt Corrective Regulatory Action and Other Enforcement Mechanisms" and "Capital Standards" for a discussion of these additional restrictions on capital distributions.

    Hanmi Bank is subject to restrictions imposed by federal law on, among other things, any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, Hanmi Financial or other affiliates, the purchase of, or investments in, stock or other securities of Hanmi Financial, the taking of such securities as collateral for loans, and the purchase of assets of Hanmi Financial or other affiliates. Such restrictions prevent Hanmi Financial and Hanmi Bank's other affiliates from borrowing from Hanmi Bank unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by Hanmi Bank to or in Hanmi Financial or to or in any other affiliate are limited, individually, to 10.0% of Hanmi Bank's capital and surplus, and such secured loans and investments are limited, in the aggregate, to 20.0% of Hanmi Bank's capital and surplus. California law may also impose restrictions with respect to transactions involving Hanmi Financial and other controlling persons of Hanmi Bank. The Gramm-Leach Bliley Act's provisions slightly modify these rules to the extent that Hanmi Bank elects to form "financial subsidiaries" that may engage in any new financial activities authorized by the Gramm-Leach Bliley Act. Additional restrictions on transactions with affiliates may be imposed on Hanmi Bank under the prompt corrective action provisions of federal law. For more detail, please refer to "Prompt Corrective Action and Other Enforcement Mechanisms."

CAPITAL STANDARDS

    The Federal Reserve Board and the Federal Deposit Insurance Corporation have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off-balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as commercial loans.

    The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%. In addition to the risk-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets must be 3%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

PROMPT CORRECTIVE ACTION AND OTHER ENFORCEMENT MECHANISMS

    Federal banking agencies possess broad powers to take corrective and other supervisory action to resolve the problems of insured depository institutions, including, but not limited to, those institutions that fall below one or more prescribed minimum capital ratios. Each federal banking agency, including the Federal Reserve Board, has promulgated regulations defining the following five categories in which an insured depository institution will be placed, based on its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. On
December 31, 1999, Hanmi Bank was deemed "well capitalized" for regulatory purposes.

    An institution that, based upon its capital levels, is classified as well capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat a significantly undercapitalized institution as critically undercapitalized unless its capital ratio actually warrants such treatment.

    In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation, or any condition imposed in writing by the agency or any written agreement with the agency.

SAFETY AND SOUNDNESS STANDARDS

    The federal banking agencies have adopted guidelines designed to assist the federal banking agencies in identifying and addressing potential safety and soundness concerns before capital becomes impaired. The guidelines set forth operational and managerial standards relating to the following:

    - internal controls, information systems and internal audit systems,

    - loan documentation,

    - credit underwriting,

    - asset growth,

    - earnings, and

    - compensation, fees and benefits.

    In addition, the federal banking agencies have also adopted safety and soundness guidelines with respect to asset quality and earnings standards. These guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. Under these standards, an insured depository institution should do the following:

    - conduct periodic asset quality reviews to identify problem assets,

    - estimate the inherent losses in problem assets and establish reserves that are sufficient to absorb estimated losses,

    - compare problem asset totals to capital,

    - take appropriate corrective action to resolve problem assets,

    - consider the size and potential risks of material asset concentrations, and

    - provide periodic asset quality reports with adequate information for management and the board of directors to assess the level of asset risk.

    These new guidelines also establish standards for evaluating and monitoring earnings and for ensuring that earnings are sufficient for the maintenance of adequate capital and reserves.

PREMIUMS FOR DEPOSIT INSURANCE

    Hanmi Bank's deposit accounts are insured up to the maximum permitted by law by the Federal Deposit Insurance Corporation's Bank Insurance Fund. Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the Federal Deposit Insurance Corporation or the institution's primary regulator.

    The Federal Deposit Insurance Corporation charges an annual assessment for the insurance of deposits, which as of December 31, 1999, ranged from 0 to 27 basis points per $100 of insured deposits, based on the risk a particular institution poses to its deposit insurance fund. The risk classification is based on an institution's capital group and supervisory subgroup assignment. Pursuant to the Economic Growth and Regulatory Paperwork Reduction Act of 1996, on January 1, 1997, banks began paying, in addition to their normal deposit insurance premium as a member of the Bank Insurance Fund, an amount equal to approximately 1.3 basis points per $100 of insured deposits toward the retirement of the Financing Corporation bonds issued in the 1980s to assist in the recovery of the savings and loan industry. Members of the Savings Association Insurance Fund, by contrast, paid, in addition to their normal deposit insurance premium, approximately 6.4 basis points. Under the Paperwork Reduction Act, the Federal Deposit Insurance Corporation is not permitted to establish Savings Association Insurance Fund assessment rates that are lower than comparable Bank Insurance Fund assessment rates. As of January 1, 2000, the rate paid to retire the Financing Corporation bonds for the members of the Bank Insurance Fund and the Savings Association Insurance Fund is the same at 2.12 basis points in addition to the normal deposit insurance premium.

INTERSTATE BANKING AND BRANCHING

    The Bank Holding Company Act permits bank holding companies from any state to acquire banks and bank holding companies located in any other state, subject to certain conditions, including certain nationwide- and state-imposed concentration limits. Banks have the ability, subject to certain restrictions, to acquire branches by acquisition or merger outside their home state. The establishment of new interstate branches is also possible in those states with laws that expressly permit it. Interstate branches are subject to laws of the states in which they are located. Competition may increase further as banks branch across state lines and enter new markets.

COMMUNITY REINVESTMENT ACT AND FAIR LENDING DEVELOPMENTS

    Hanmi Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act activities. The Community Reinvestment Act generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low- and moderate-income neighborhoods.

    A bank's compliance with its Community Reinvestment Act obligations is based on an institution's lending service and investment performance. When a bank holding company applies for approval to acquire a bank or other bank holding company, the Federal Reserve Board will review the assessment of each subsidiary bank of the applicant bank holding company, and those records may be the basis for denying the application. Based on examinations conducted October 4, 1999, Hanmi Bank was rated satisfactory in complying with the Community Reinvestment Act obligations. A bank also may be subject to substantial penalties and corrective measures for violating fair lending laws. The federal banking agencies may take compliance with those laws and Community Reinvestment Act obligations into account when regulating and supervising other activities. The Gramm-Leach Bliley Act requires that Hanmi Financial may not engage in new financial activities or acquire a company that engages in newly permitted activities, unless at the time the new activity is commenced or the company is acquired, as the case may be, all insured institutions controlled by Hanmi Financial are rated satisfactory with their respective Community Reinvestment Act obligations.

FINANCIAL MODERNIZATION ACT

    The Gramm-Leach Bliley Act eliminates many of the barriers that have separated the insurance, securities, and banking industries since the Great Depression. As a result, these three industries may more freely compete with each other. The extent to which the changes made by the Gramm-Leach Bliley Act to the structure and operation of the financial market place are unknown and it is unclear how Hanmi Financial or Hanmi Bank will be affected. Additionally, other legislation which could affect Hanmi Bank and the financial services industry in general may be proposed in the future. Such proposals, if enacted, may further alter the structure, regulation, and the competitive relationship among financial institutions and financial intermediaries, and may subject Hanmi Bank to increased regulation, disclosure and reporting requirements. Moreover, the various banking regulatory agencies may propose rules and regulations to implement and enforce current and future legislation. It cannot be predicted whether, or in what form, any such legislation or regulations will be enacted or the extent to which Hanmi Financial or Hanmi Bank would be affected.

                         MANAGEMENT OF HANMI FINANCIAL

DIRECTORS

    The bylaws of Hanmi Financial require that Hanmi Financial have no less than nine and no more than fifteen, directors with the actual number to be set by the bylaws or a resolution of the board. The board of directors is currently set at 11 persons. The Hanmi Financial certificate of incorporation requires that directors be divided into three classes, as nearly equal in number as possible, each class to serve for a term of three years, with one-third of the directors elected annually.

    All directors of Hanmi Bank became directors of Hanmi Financial upon the formation of Hanmi Financial. Directors of Hanmi Bank are elected annually. Directors of Hanmi Bank are elected by the holders of Hanmi Bank common stock, and upon consummation of the reorganization, Hanmi Financial will be the sole shareholder of Hanmi Bank. Shareholders of Hanmi Financial will have no control, other than their ability to vote in the election of directors of Hanmi Financial, over the selection or election of directors to the board of Hanmi Bank after the this annual meeting of shareholders of Hanmi Bank.

DIRECTOR COMPENSATION

    Directors of Hanmi Financial are not compensated for service as directors of Hanmi Financial.

EXECUTIVE OFFICER COMPENSATION

    It is expected that until the officers of Hanmi Financial devote significant time to the separate management of Hanmi Financial's business, which is not expected to occur until such time as Hanmi Financial becomes actively involved in additional businesses, the officers will only receive compensation for services as directors, officers, and employees of Hanmi Bank, and no separate compensation will be paid for their services to Hanmi Bank.


    FOR INFORMATION ABOUT THE PERSONS WHO WILL SERVE AS DIRECTORS AND EXECUTIVE OFFICERS OF HANMI FINANCIAL SEE "PROPOSAL 2--ELECTION OF HANMI BANK DIRECTORS", BELOW.


                                   PROPOSAL 2
                        ELECTION OF HANMI BANK DIRECTORS

    The bylaws of Hanmi Bank provide that the number of directors shall be not less than nine (9) nor more than seventeen (17) until changed by a bylaw amending Hanmi Bank's bylaws, by the vote or written consent of the Hanmi Bank's shareholders. The Hanmi Bank bylaws further provide that the exact number of directors shall be fixed from time to time, within the foregoing range, by a bylaw or amendment thereof by a resolution adopted by the vote or written consent of Hanmi Bank's shareholders or by Hanmi Bank's board of directors. The number of directors is presently fixed at eleven (11).

    The persons named below will be nominated for election to the board of directors to serve until the next annual meeting of shareholders and until their successors shall be elected and qualified. Votes will be cast pursuant to the enclosed proxy in such a way as to effect the election of all eleven
(11) nominees, or as many as possible under the rules of cumulative voting. There will be one vacancy on the board [which will be filled by the board within the next twelve months]. In the event that any of the nominees should be unable to serve as a director, it is intended that the proxy will be voted for the election of such substitute nominees, if any, as shall be designated by the board of directors. The board of directors has no reason to believe that any of the nominees will be unavailable to serve if elected. Additional nominations can only be made by complying with the notice provision set forth in the bylaws of Hanmi Bank, an extract of which is included in the Notice of Annual Meeting of Shareholders accompany this proxy statement/prospectus. This bylaw provision is designed to give the board of directors advance notice of competing nominations, if any, and the qualifications of nominees, and may have the effect of precluding third-party nominations if the notice provisions are not followed.

    None of the directors, nominees or principal officers of Hanmi Bank were selected pursuant to any arrangement or understanding, other than with the directors and principal officers of Hanmi Bank, acting within their capacities as such. There are no family relationships between the directors and principal officers of Hanmi Bank and none of the directors or principal officers of Hanmi Bank serve as directors of any company which has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Securities Exchange Act of 1934 or any investment company registered under the Investment Company Act of 1940.

    The following persons named below, all of who are present members of the board of directors of Hanmi Bank, have been nominated for election. The table below sets forth certain information, as of May 1, 2000, with respect to members of the board of directors of Hanmi Bank.

                                                   PRINCIPAL OCCUPATION
   NAME AND POSITION         AGE                    FOR PAST FIVE YEARS                 DIRECTOR SINCE
-----------------------    --------    ---------------------------------------------    --------------
Eung Kyun Ahn                 64       President, Ahn's Piano Co., Ltd., a musical           1981
  Director                               instrument dealer
I Joon Ahn                    61       President, Ace Fashion Co., a garment                 1981
  Director                               manufacturing company
Stuart S. Ahn                 54       Architect and Principal of Ko-Am Co. Inc., an         1981
  Director                               architectural and construction firm
George S. Chey                70       Chairman, Pan International Realty, Inc., a           1981
  Director                               real estate brokerage and management firm
Ki Tae Hong                   56       President, Pacom International, Inc.,                 1983
  Director                               international trade of computer-related
                                         products
Joon H. Lee                   56       President, Bacco, a real estate investment            1989
  Director                               and development company
Richard B. C. Lee             41       President, B C Textiles, Inc., an                     1988
  Director                               international trading co.
Chang Kyu Park                58       Pharmacist and Principal of Olympia Pharmacy          1983
  Director
Joseph K. Rho                 59       President, Olympic Golf School and Range,             1984
  Chairman of the Board                  golf school and range
Won R. Yoon                   64       Chief Surgeon, Olympic Western Medical Group          1981
  Director
Chung Hoon Youk               51       President and Chief Executive Officer Hanmi           1999
  Director                               Bank

THE BOARD OF DIRECTORS AND COMMITTEES

    During 1999, the board of directors held 12 meetings. During 1999, none of the directors attended less than 75% of the board meetings and meetings of committees on which they served.

    In addition to attending board meetings, certain of the directors serve on committees of the board. The Hanmi Bank's board of directors has an Audit Committee, a Loan Committee, and an Investment Committee.


    The Audit Committee consists of Stuart S. Ahn, Ki Tae Hong, Joon Hyung Lee, Richard B. C. Lee, Joseph K. Rho, and Won R. Yoon. The purpose of the Audit Committee is to employ outside auditors of Hanmi Bank to fulfill the legal and technical requirements necessary to adequately protect the directors, shareholders, employees and depositors of Hanmi Bank. The Audit Committee also meets with Hanmi Bank's internal auditor to review Hanmi Bank's internal auditing program. It is also the responsibility of the Audit Committee to recommend to the board of directors the selection of independent accountants and to make certain that the independent accountants have the necessary freedom and independence to freely examine all Hanmi Bank records. The Audit Committee met 12 times during 1999.


    Hanmi Bank's Loan Committee consists of Eung Kyun Ahn, I Joon Ahn, Stuart S. Ahn, George S. Chey, Chang Kyu Park, Joseph K. Rho, and Chung H. Youk. The Loan Committee establishes the loan policy, reviews loans made by management and approves loans in excess of management's lending authority. The Loan Committee met 37 times during 1999.

    Hanmi Bank's Investment Committee consists of Stuart S. Ahn, George S. Chey, Ki Tae Hong, Joon Hyung Lee, Richard B. C. Lee, and Won R. Yoon. The Investment Committee establishes the investment policy and reviews Hanmi Bank's investment activity. The Investment Committee met 12 times during 1999.

    In addition, Hanmi Bank has Compliance and CRA, Planning and Business Development, Credit Management Committee, and Executive Committees.

    The board of directors does not have a standing Nominating Committee, however, the procedures for nominating directors, other than by the board of directors itself, are set forth in the bylaws and Notice of Annual Meeting of Shareholders.

COMPENSATION OF NON-EXECUTIVE DIRECTORS

    Directors who were not executive officers of Hanmi Bank were paid the following in 1999:

    (a) For each regular board meeting attended, the directors were paid $1,500 and for each special meeting and committee meeting, the directors were paid $500 up to a maximum of $1,500 per month.

    (b) In addition, the Chairman of the Board was paid $400 each month.

    No additional compensation was paid to executive officers of Hanmi Bank for attendance at board or committee meetings. Beginning in November 1999, directors were paid for attendance at board meetings at the rate of $1,500 for each regular board meeting attended and $500 for each special meeting and committee meeting attended thereafter up to a maximum of $2,500 per month. In addition, the Chairman of the Board received an additional $500 each month.

    For the fiscal year ended December 31, 1999, the total paid to all other directors for board and committee meetings attended was $260,450.

    Each of the non-executive directors of Hanmi Bank received options to purchase 3,885 shares of Hanmi Bank's common stock at an exercise price of $13.85, the fair market value of the common stock on the date of grant. The options were issued under the Hanmi Bank 1992 Stock Option Plan. The options vest upon grant and expire on March 2, 2004.

EXECUTIVE OFFICERS

    The following table sets forth certain information as to each of the persons who are currently executive officers of Hanmi Bank.

                                            BUSINESS EXPERIENCE                  YEAR FIRST APPOINTED
     NAME            AGE                   DURING PAST FIVE YEARS                AS EXECUTIVE OFFICER
---------------    --------    ----------------------------------------------    --------------------
Chung Hoon Youk       51       President and Chief Executive Officer(1)                  1993
Jung Chan Chang       60       Senior Vice President and Chief Retail Lending            1996
                                 Officer(2)
Yong Ku Choe          56       Senior Vice President and Chief Financial                 1991
                                 Officer
Wun Hwa Choi          40       Senior Vice President and Chief Commercial                1998
                                 Lending Officer(3)
David Kim             35       Vice President and Senior Credit                          1998
                                 Administration Officer(4)

------------------------

(1) From October 1993 to May 1999, Mr. Youk held the position of Senior Vice President and Chief Credit Officer for Hanmi Bank. In June 1999, he became the President and Chief Executive Officer of Hanmi Bank.

(2) Mr. Chang became a Senior Vice President and the Chief Retail Lending Officer in October 1998. Prior to his current position, Mr. Chang held various management positions with Hanmi Bank since June 1985.

(3) Mr. Choi became Chief Commercial Lending Officer in 1999. Mr. Choi became a Vice President and the Senior Operations Manager in November 1998. Since 1993 he has held various management positions with Hanmi Bank.

(4) Mr. Kim became a Vice President and the Senior Credit Administrative Officer in November 1998. Since 1995 he has held various management positions with, and is the General Legal Counsel for Hanmi Bank.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following tables set forth information as of February 1, 2000 pertaining to beneficial ownership (as defined below) of Hanmi Bank's no par value common stock, by (i) persons known to Hanmi Bank to own more than 5% of its common stock, and (ii) individually, each of the executive officers of Hanmi Bank, its current directors and nominees for the office of director, and (iii) all directors and executive officers of Hanmi Bank as a group. The information contained herein has been obtained from Hanmi Bank's records and from information furnished to Hanmi Bank by each individual or entity. Management knows of no persons who own, beneficially or of record, either individually or with associates, more than five percent of Hanmi Bank's common stock, except as set forth below.

    The number of shares "beneficially owned" by a given shareholder are determined under Securities and Exchange Commission Rules, and the designation of ownership set forth below is not necessarily indicative of ownership for any other purpose. In general, the beneficial ownership as set forth below includes shares over which a director, director nominee, principal shareholder or executive officer has sole or shared voting or investment power and certain shares which such person has a vested right to acquire, under the stock options or otherwise, within 60 days of the date hereof. The following information is as of December 31, 1999.

                              BENEFICIAL OWNERSHIP

                                                                   COMMON STOCK
                                                                BENEFICIARY OWNED
                                                              ----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                           NUMBER     PERCENTAGE
------------------------------------                          ---------   ----------
I Joon Ahn(1)(2) ...........................................    267,138       3.95%
  Director
Stuart S. Ahn(1)(2) ........................................     96,433       1.43%
  Director
Eung Kyun Ahn(1)(2) ........................................    229,291       3.39%
  Director
Jung Chan Chang(3) .........................................      9,470       0.14%
  Senior Vice President and Chief Retail Lending Officer
Yong Ku Choe(4) ............................................     38,242       0.57%
  Senior Vice President and Chief Financial Officer
Wun Hwa Choi(5) ............................................      5,266       0.08%
  Sr. Vice President and Chief Commercial Lending Officer
George S. Chey(1) ..........................................     73,911       1.09%
  Director
Ki Tae Hong(1)(2) ..........................................     70,167       1.04%
  Director
David Kim(8) ...............................................      1,814       0.03%
  Vice President and Senior Credit Administration Officer
Joon H. Lee(1) .............................................    547,664       8.11%
  Director
Richard B. C. Lee(1)(6) ....................................    202,025       2.99%
  Director
Chang Kyu Park(1)(2) .......................................    240,556       3.56%
  Director
Joseph K. Rho(1)(2) ........................................    266,052       3.94%
  Chairman of the Board
Won R. Yoon(1)(2) ..........................................    375,376       5.56%
  Director
Chung Hoon Youk ............................................     16,533       0.24%
  President and Chief Executive Officer and Director(7)
John H. Ahn(9) .............................................    503,001       7.45%
  Shareholder
All directors and executive officers as a group (15 in        2,436,938      36.07%
  number)...................................................

------------------------

(1) Includes 3,885 shares issuable upon options issued under the Hanmi Bank 1992 Stock Option Plan at an exercise price of $13.85.

(2) Shares beneficial ownership with his spouse.

(3) Includes 6,533 shares issuable upon the exercise of options issued under the Hanmi Bank 1992 Stock Option Plan at an exercise price of $12.71.

(4) Includes 6,533 shares issuable upon exercise of options issued under the Hanmi Bank 1992 Stock Option Plan at an exercise price of $12.71.

(5) Includes 5,266 shares issuable upon exercise of options issued under the Hanmi Bank 1992 Stock Option Plan at an exercise price of $12.71 (3,266 shares) and $16.50 (2,000 shares).

(6) Includes 6,876 shares held in the names of his children under the Uniform Trust for Minor Act over which he exercises sole investment power.

(7) Includes 16,533 shares issuable upon exercise of options issued under the Hanmi Bank 1992 Stock Option Plan at exercise price of $14.75 (10,000 shares) and $12.71 (6,533 shares).

(8) Includes 1,814 shares issuable upon options issued under the Hanmi Bank 1992 Stock Option Plan at an exercise price of $12.71.

(9) Mr. Ahn resides at 8592 Los Coyotes Drive, Buena Park, CA 90621.

EXECUTIVE COMPENSATION

    Any executive officer serving as a director of Hanmi Bank does not receive additional compensation for attending board and committee meetings, and such attendance is remunerated by the compensation of such person in his capacity as an executive officer of Hanmi Bank. For the fiscal year ended December 31, 1999, the aggregate compensation paid or accrued for all executive officers of Hanmi Bank, as a group (6 persons), for services rendered to Hanmi Bank in all capacities was $792,980.

    The following table set forth the cash compensation of the executive officers of Hanmi Bank that had cash compensation in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM
                                                                                               COMPENSATION
                                                        ANNUAL COMPENSATION                    ------------
                                        ----------------------------------------------------      AWARDS
                                         FISCAL                              OTHER ANNUAL         STOCK
NAME & PRINCIPAL POSITION                 YEAR     SALARY($)   BONUS($)   COMPENSATION($)(1)     OPTIONS#
-------------------------               --------   ---------   --------   ------------------   ------------
Chung Hoon Youk ......................    1999     $120,483    $19,643         $ 2,488            30,000
  President and Chief Executive
  Officer
Jung Chan Chang ......................    1999     $104,784    $21,521         $10,800
  Sr. Vice President and Chief Retail
  Lending Officer
Yong Ku Choe .........................    1999     $110,916    $21,892         $ 1,005
  Sr. Vice President and Chief
  Financial Officer
Wun Hwa Choi .........................    1999     $ 80,766    $ 9,563         $ 8,400            10,000
  Sr. Vice President and Chief
  Commercial Lending Officer
Soo Bong Min (2) .....................    1999     $ 96,863    $94,500              --                --
  Former Chief Executive Officer

------------------------

(1) Hanmi Bank furnishes and plans to continue furnishing to certain officers the use of bank-owned automobiles which are used primarily for Hanmi Bank business purposes. Hanmi Bank has provided and plans to continue to provide certain officers with certain specified life and medical insurance benefits. Since the portions of the automobile expenses, insurance premiums attributable to personal use, and other perquisites did not exceed the lower of $50,000 or ten percent (10%) of the total annual salary reported in the table per individual, such amounts have not been included in the foregoing figures.

(2) Soo Bong Min resigned from Hanmi Bank in June, 1999.

EMPLOYMENT AGREEMENTS

    Hanmi Bank entered into a three (3) year employment agreement with Soo Bong Min effective April 20, 1997 which expired on April 20, 2000. Mr. Soon Bong Min resigned in June 1999. Under the terms of the agreement, Mr. Min served as President and Chief Executive Officer of Hanmi Bank at a base annual salary of $189,000. In addition, Mr. Min received an annual bonus equal to four percent (4%) of Hanmi Bank's profit before taxes which profits are over and above a 20% return on the beginning primary capital for that year but the total bonus shall not exceed the annual salary. Mr. Min also participated in accident, health and life insurance benefits provided for all employees, as well as an additional term life insurance policy in the amount of $150,000.

    Hanmi Bank entered into a three (3) year employment agreement with Chung Hoon Youk effective November 1, 1999 which will expire on November 1, 2002. Under the terms of the agreement, Mr. Youk serves as President and Chief Executive Officer of Hanmi Bank at a base annual salary of $200,000. In addition, Mr. Youk receives an annual bonus equal to four percent (4%) of Hanmi Bank's profit before taxes which profits are over and above a 20% return on the beginning primary capital for that year but the total bonus may not exceed 50% of his annual salary. Mr. Youk also participates in accident, health and life insurance benefits provided for all employees as well as an additional term life insurance policy in the amount of $150,000. Either Mr. Youk or Hanmi Bank may terminate the employment agreement without cause at any time. If Hanmi Bank terminates the agreement without cause, upon such termination, Hanmi Bank must pay Mr. Youk his base salary, excluding any bonuses, for a period of six
(6) months or for the remaining duration of the term of the agreement, whichever is less. Hanmi Bank must also compensate Mr. Youk for all accrued and unused vacation leave at his then current daily salary rate. If Mr. Youk terminates the agreement without cause, his base salary and bonus will immediately terminate on the date the agreement is terminated.

HANMI BANK 1992 STOCK OPTION PLAN

    The 1992 Stock Option Plan of Hanmi Bank adopted by the Board of Directors on February 26, 1992 and approved by the shareholders at the 1992 annual shareholders meeting (the "1992 Plan"), is intended to advance the interests of Hanmi Bank by encouraging stock ownership on the part of its officers and directors.

    The 1992 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue code of 1986, as amended, and non-qualified options, which are options not intended to qualify as incentive stock options. Under the 1992 Plan, options for the acquisition of shares of Hanmi Bank's common stock may be granted to directors, officers and employees of Hanmi Bank. The 1992 Plan is administered by the full board of directors which has sole discretion and authority, consistent with the provisions of the 1992 Plan, to determine which eligible participants will receive options, the time when options will be granted, the terms of options granted and the number of shares which will be subject to options granted under the applicable 1992 Plan.

STOCK OPTION GRANTS

    The following table provides information relating to stock options awarded to each of the persons listed in the Summary Compensation Table during the year ended December 31, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                                                                                  ANNUAL RATES OF
                                                                                                    STOCK PRICE
                                                                                                 APPRECIATION FOR
                                                      INDIVIDUAL GRANTS(1)                        OPTION TERM(2)
                                     -------------------------------------------------------   ---------------------
                                        NUMBER OF       % OF TOTAL
                                       SECURITIES        OPTIONS      EXERCISE
                                       UNDERLYING        GRANTED      PRICE PER   EXPIRATION
NAME                                 OPTIONS GRANTED   TO EMPLOYEES     SHARE      DATE(3)      5% ($)      10% ($)
----                                 ---------------   ------------   ---------   ----------   ---------   ---------
Wun Hwa Choi.......................      10,000            12.5%       $16.50      08/17/04     $45,600    $100,700
Chung Hoon Youk....................      30,000            37.5%       $14.75      10/31/02     $69,600    $146,400

------------------------

(1) Each of these options as granted pursuant to the 1992 Option Plan. Theses options were granted at an exercise price equal to the fair market value of the Hanmi Bank common stock as determined by the board of directors on the date of grant.

(2) Potential gains are net of the exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent Hanmi Bank's estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of Hanmi Bank's overall market conditions and the option holders' continued employment through the vesting period.

OPTIONS EXERCISED

    The following table provides information relating to stock options exercised by each of the persons named in the Summary Compensation Table during the year ended December 31, 1999.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                            VALUE OF UNEXERCISED
                                                              NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                  SHARES                       OPTIONS AT 12/31/99            AT 12/31/99 ($)
                                ACQUIRED ON      VALUE      --------------------------   --------------------------
NAME                            EXERCISE(#)   REALIZED($)   EXERCISABLE/ UNEXERCISABLE   EXERCISABLE/ UNEXERCISABLE
----                            -----------   -----------   ------------ -------------   ------------ -------------
Soo Bong Min..................     24,198       $80,821           --           --             --            --

OPTIONS OUTSTANDING AS OF THE END OF THE YEAR

    The following table sets forth certain information regarding stock options held as of December 31, 1999 by each of the persons listed in the Summary Compensation Table.

                                                               FISCAL YEAR-END OPTION VALUES
                                                 ---------------------------------------------------------
                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                         OPTIONS AT               IN-THE-MONEY OPTIONS
                                                    DECEMBER 31, 1999(#)         DECEMBER 31, 1999($)(1)
                                                 ---------------------------   ---------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                             -----------   -------------   -----------   -------------
Chung Hoon Youk................................     10,000         20,000             --             --
Chung Hoon Youk................................      6,533          4,356        $11,690         $7,801
Jung Chan Chang................................      6,533          4,356        $11,690         $7,801
Yong Ku Choe...................................      6,533          4,356        $11,690         $7,801
Wun Hwa Choi...................................      2,000          8,000             --             --
Wun Hwa Choi...................................      3,266          2,178        $ 5,842         $3,902

------------------------

(1) Calculated by determining the difference between the exercise price of such option and the fair market value of the Hanmi Bank common stock at December 31, 1999, multiplied by the total number of shares subject to the option.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Some of the Hanmi Bank's directors and executive officers and their immediate families, as well as the companies with which they are associated, are customers of, or have had banking transactions with, Hanmi Bank in the ordinary course of Hanmi Bank's business, and Hanmi Bank expects to have banking transactions with such persons in the future. In management's opinion, all loans and commitments to lend included in such transactions were made in the ordinary course of business, in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and, in the opinion of management, did not involve more than a normal risk of repayment or presented other unfavorable features. The total amount of indebtedness owed to Hanmi Bank by the principal officers and current directors of Hanmi Bank (including associated companies) as of December 31, 1999 was approximately
$7.75 million.

                                   PROPOSAL 3
            APPROVAL OF HANMI FINANCIAL YEAR 2000 STOCK OPTION PLAN

SUMMARY OF PLAN


    In 1992, the board of directors and shareholders of Hanmi Bank adopted the Hanmi Bank 1992 Stock Option Plan in 1992. Pursuant to the Hanmi Bank Stock Option Plan, officers, directors and employees of Hanmi Bank are eligible to receive shares of Hanmi Bank common stock upon the exercise of options granted under the plan. After the reorganization is completed, all obligations of Hanmi Bank under the Hanmi Bank Stock Option Plan will become obligations of Hanmi Financial on the same terms and conditions, with the exception that common stock issued pursuant to the Hanmi Bank Stock Option Plan will become Hanmi Financial common stock.



    The purpose of the Hanmi Financial Year 2000 Stock Option Plan is to enable Hanmi Financial to attract, retain and motivate officers, directors, and employees by providing for or increasing their proprietary interests in Hanmi Financial and, in the case of non-employee directors, to attract such directors and further align their interests with those of the Hanmi Bank's shareholders by providing or increasing their proprietary interests in Hanmi Financial.



    The maximum number of shares of Hanmi Bank common stock that may be issued pursuant to options granted under the Hanmi Bank Stock Option Plan is 283,537 (subject to adjustment to prevent dilution). As of the date of this proxy statement/prospectus, 247,359 shares of Hanmi Bank common stock were subject to options under the 1992 Plan.



    The board of directors believes the Hanmi Financial Stock Option Plan is beneficial to Hanmi Financial, Hanmi Bank and the Hanmi Financial's shareholder and prospective shareholders. The Hanmi Financial Plan is subject to approval of the holders of a majority of the issued and outstanding shares of Hanmi Bank as prospective shareholders of Hanmi Financial, subject to any required changes of any regulatory agency.



    Hanmi Financial intends to register the Hanmi Financial common stock reserved for issuance under the Hanmi Financial Stock Option Plan with the Securities and Exchange Commission prior to issuing any Hanmi Financial common stock upon exercise thereof.


ADMINISTRATION


    The Hanmi Financial Stock Option Plan is administered by a committee of three or more directors appointed by the board of directors. The committee has full and final authority to select the recipients of options and to grant such options. Subject to the provisions of the plan, the committee has a wide degree of flexibility in determining the terms and conditions of options and the number of shares to be issued pursuant thereto, including conditioning the receipt or vesting of options upon the achievement by Hanmi Bank and Hanmi Financial of specified performance criteria. The expenses of administering the plan are borne by Hanmi Financial.


ELIGIBILITY


    Options may be granted to any person who, on the date of grant, is a director of Hanmi Financial or any subsidiary (which would include Hanmi Bank), all officers of Hanmi Financial or any subsidiary or an employee of Hanmi Financial or any of its subsidiaries, except that:



    - no incentive options may be granted to any person possessing more than 10% of the voting power of all classes of stock of Hanmi Financial or its subsidiaries unless the exercise price is fixed at not less than 110% of the fair market value on the date of grant and the option is not exercisable after five years from the date of grant, and

    - no options may be granted to any person if such options are in excess of 10% of the issued or outstanding shares of Hanmi Financial. Also, the maximum number of options issued to directors can not exceed [ ].

    Hanmi Financial may issue incentive options provided that the aggregate fair market value (determine at the time the incentive option is granted) of the common stock with respect to which incentive options are exercisable for the first time by the optionee during any calendar year may not exceed $100,000. If Hanmi Financial determines that any incentive option exceeds such maximum, the incentive option will be considered to be non-qualified option and ineligible to qualify for treatment as an incentive option under Section 422 of the Code to the extent, but only to the extent, of such excess.

OPTION PRICE


    The exercise price of each option will be determined by the committee and will not be less than 100% of the fair market value of the Hanmi Financial common stock subject on the date the option is granted; provided, however, that the exercise price of the common stock subject to the incentive option may not be less than 110% of such fair market value, if the optionee owns common stock possessing more than 10% of the total combined voting power of all classes of stock of Hanmi or any of its subsidiaries.


ADJUSTMENTS UPON CHANGES IN COMMON STOCK; REORGANIZATION, MERGER, CONSOLIDATION


    If the outstanding shares of the common stock of Hanmi Financial are increased, decreased, or changed into, or exchanged for a different number or kind of shares or securities of Hanmi Financial, without receipt of consideration by Hanmi Financial, through reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or otherwise, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which options may be granted. A corresponding adjustment changing the number or kind of shares and the exercise price per share allocated to unexercised options, or portions thereof, which shall have been granted prior to any such change shall likewise be made. Adjustments will be made by the committee whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive. No fractional shares of stock will be issued on account of any such adjustment.



    If the Hanmi Financial shareholders adopt a plan of dissolution, liquidation, or a reorganization, merger, consolidation in which Hanmi Financial is not the surviving corporation, or sale of all or substantially all of the assets of Hanmi Financial, options issued under the plan will become immediately exercisable.


EXPIRATION, TERMINATION AND TRANSFER OF OPTIONS


    Subject to earlier termination as provided in the plan, each option granted and all rights or obligations thereunder by its terms will expire on such date as the committee may determine as set forth in such stock option agreement, but not later than:



    - 5 years from the date of grant in the case of any incentive option granted to an optionee who owns (or is deemed to own pursuant to Section 424(d) of the Code) common stock possessing more than 10% of the total combined voting power of all classes of stock of Hanmi Financial or any of its subsidiaries, and



    - 10 years from the date of grant in the case of all other options.



    Except in the event of termination of employment due to death, disability or termination for "cause" (as determined by the committee which shall be binding on the optionee), options will terminate 90 days after an optionee ceases to be employed by Hanmi Financial or its subsidiaries unless the options by their terms were scheduled to terminate earlier, but only as to such number of shares as to which the option was exercisable on the date of termination. If termination occurs by reason of disability or due to the optionee's death, the period will be extended to one year. If employment is terminated for cause, the options will terminate immediately.


    An option by its terms may only be transferred by will or by laws of descent and options shall be exercisable during the lifetime of the person to whom the option is granted only by such person.

TERMINATION AND AMENDMENT OF THE PLAN


    The Hanmi Financial Stock Option Plan will terminate in 2010, or upon such earlier date determined by the board. The Hanmi Financial Stock Option Plan will also terminate upon liquidation, reorganization, merger or consolidation of Hanmi Financial. No options may be granted under the Hanmi Financial Stock Option Plan after it is terminated.



    The Hanmi Financial Stock Option Plan may be amended by the board of directors at any time. However, except as otherwise provided in the plan, no amendment will be effective unless the amendment is approved by a vote of a majority of the outstanding shares of the common stock of Hanmi Financial, represented in person or by proxy and entitled to vote, at a meeting of the shareholders of Hanmi Financial and any adjournment or postponement thereof if the amendment will:


    - materially modify the requirements as to eligibility for participation;

    - increase the number of shares reserved for options;

    - change the exercise price for any options, lengthen the term during which options may be granted; or

    - materially increase the number of shares reserved for options granted to nonemployee directors.

FEDERAL INCOME TAX CONSEQUENCES


    The following discussion is only a summary of the principal federal income tax consequences of the options and rights to be granted under the Hanmi Financial Stock Option Plan, and is based on existing federal law (including administration, regulations and rulings) which is subject to change, in some cases retroactively. This discussion is also qualified by the particular circumstances of individual optionees, which may substantially alter or modify the federal income tax consequences herein discussed. Each employee should consult his or her tax advisor with respect to the specific tax consequences of his or her participation in the Hanmi Financial Stock Option Plan.


    Generally, when an option qualifies as an incentive option under
Section 422 of the Code:

    - an optionee will not realize taxable income either upon the grant or the exercise of the option,

    - any gain or loss upon a "qualifying disposition" of the shares acquired by the exercise of the option will be treated as capital gain or loss, and

    - no deduction will be allowed to Hanmi Financial for federal income tax purposes in connection with the grant or exercise of an incentive option or a qualifying disposition of the shares.


    A disposition by an optionee of common stock acquired upon exercise of an incentive option will constitute a qualifying disposition if it occurs more than two years after the grant of the option, and one year after the transfer of the shares to the optionee. If the common stock is disposed of by the optionee before the expiration of those time limits, the transfer would be a "disqualifying disposition" and the optionee, in general, will recognize ordinary income in the year of the disqualifying disposition equal to the lesser of:


    (i) the aggregate fair market value of the shares, as of the date of exercise, less the option price, or

    (ii) the amount realized on the disqualifying disposition less the option price.

    Ordinary income from a disqualifying disposition will constitute ordinary compensation income. Any gain in addition to the amount reportable as ordinary income on a "disqualifying disposition" generally will be capital gain.

    Capital gain recognized by an optionee on shares held more than one year prior to disposition will be generally taxable at a maximum rate of 28%.

    While the exercise of an incentive option does not result in current taxable income, there are implications with regard to the alternative minimum tax. Upon the exercise of an incentive option, the difference between the fair market value of common stock on the date of exercise and the option price generally is treated as an adjustment to taxable income in that taxable year for alternative minimum tax purposes, as are a number of other items specified by the Code. Such adjustments (along with tax preference items) form the basis for the alternative minimum tax (presently at the rate of 26% on the first $175,000 of alternative minimum taxable income and 28% on amounts in excess of $175,000 for individuals), which may apply depending on the amount of the computed "regular tax" of the employee for that year. Under certain circumstances the amount of alternative minimum tax is allowed as a carry forward credit against regular tax liability in subsequent years.

    In the case of stock options which do not qualify as an incentive option, no income generally is recognized by the optionee at the time of the grant of the option. The optionee generally will recognize ordinary income at the time the option is exercised equal to the aggregate fair market value of the shares acquired less the option price. Ordinary income from an option will constitute compensation for which withholding may be required under federal and state law.

    Subject to special rules applicable when an optionee uses common stock to exercise an option, shares acquired upon exercise of an option will have a tax basis equal to their fair market value on the date on which ordinary income is recognized and the holding period for the shares generally will begin on such date. Upon subsequent disposition of the shares, the optionee normally will recognize capital gain or loss.

    Hanmi Financial will generally be entitled to a deduction equal to the ordinary income (i.e., compensation) recognized by the optionee in the case of a "disqualifying disposition" of shares of common stock received upon exercise of an incentive option or in connection with the exercise of a non-qualified stock option.

    Federal income tax laws limit to $1,000,000 the annual amount publicly held corporations may deduct for reasonable compensation paid to certain executive officers (including compensation attributable to stock options) if such reasonable compensation does not qualify as "performance based compensation" or compensation paid on a "commission basis." The $1,000,000 limitation is determined for each executive officer to which the deduction applies.

    If, as a result of certain changes in control of Hanmi Financial, certain employee options become immediately exercisable, the additional economic value attributable to the acceleration may be deemed an "excess parachute payment" to the extent the additional value (when combined with the value of other change of control payments) equals or exceeds 300% of the employee's average annual taxable compensation over the five calendar years preceding the change of control. Any such excess over the employee's average annual taxable compensation will be subject to a 20% excise tax. To the extent that an excess parachute payment is not deductible and is paid to an executive officer whose compensation is subject to the $1,000,000 deduction limitation rules, the $1,000,000 deduction limitation is reduced by such amount, but not below zero.

COMPARISON TO THE HANMI BANK INCENTIVE PLAN


    The Hanmi Financial Stock Option Plan and the Hanmi Bank Stock Option Plan are identical in all material respects, except that the Hanmi Financial Stock Option Plan authorizes the issuance of up to 741,400 shares compared to the Hanmi Bank Stock Option Plan which authorizes 320,397 shares.


NEW PLAN BENEFITS

    The following table presents information on the number of shares with respect to which options will be exchanged pursuant to the reorganization. All grants outstanding under the Hanmi Bank Stock Option Plan immediately prior to the reorganization will automatically be converted to grants under the Hanmi Financial Plan upon consummation of the reorganization. No additional grants under the Hanmi Financial Plan will be made in connection with the reorganization.

            HANMI FINANCIAL CORPORATION YEAR 2000 STOCK OPTION PLAN

NAME AND PRINCIPAL POSITION                             DOLLAR VALUE(1)   NUMBER OF OPTIONS
---------------------------                             ---------------   -----------------
Yong Ku Choe..........................................                          10,889
Jung Chan Chang.......................................                          10,889
Chung Hoon Youk.......................................                          40,889
Wun Hwa Choi..........................................                          15,444
David Kim.............................................                           3,024
All Executive Officers as a group (5 persons).........                          81,135
All non-employee Directors as a group (10 persons)....                          38,850
All non-executive officer employees as a group (31
  persons)............................................                         127,374

------------------------

    (1) The exercise price of options granted pursuant to the Hanmi Bank Stock Option Plan was between $12.71 and $16.50 per share, which was equal to the fair market value of the Hanmi Financial common stock on the date of grant. Because there is no market for the Hanmi Financial common stock, the dollar value of the option cannot be determined.
       (See footnote (8) to the "Financial Statements.")


   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE



    The Board of Directors of Hanmi Bank appointed Deloitte & Touche LLP as its auditors to replace Kim & Lee Corporation ("Kim & Lee") on July 22, 1998. Kim & Lee's report dated February 25, 1998 on Hanmi Bank's financial statements as of and for the year ended December 31, 1997 did not include an adverse opinion or disclaimer opinion nor was it qualified as to audit scope or accounting principles.



    During Hanmi Bank's fiscal year ended December 31, 1997 and subsequent periods prior to appointing Deloitte & Touche LLP, there were no disagreements with Kim & Lee on accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to Kim & Lee's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report.



    During Hanmi Bank's fiscal year ended December 31, 1997, and subsequent period prior to appointing Deloitte & Touche LLP:



    (a) Kim & Lee had not advised Hanmi Bank that there did not exist the internal controls necessary for Hanmi Bank to develop reliable financial statements;

    (b) Kim & Lee has not advised Hanmi Bank that information had come to their attention that had led them to no longer be able to rely on management's representations, or that made Kim & Lee unwilling to be associated with the financial statements prepared by management;



    (c) Kim & Lee has not advised Hanmi Bank that they needed to expand significantly the scope of their audit, or that information had come to their attention during such period that if further investigated may (i) materially impact the fairness or reliability of either previously issued audit report or the underlying financial statements, or the financial statements to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report or (ii) cause Kim & Lee to be unwilling to rely on management's representation or be associated with Hanmi Bank's financial statements; and



    (d) Kim & Lee had not advised Hanmi Bank that information has come to their attention of the type described in subparagraph (c) above, the issue not being resolved to their satisfaction prior to its dismissal.


                                 OTHER BUSINESS

    We are not aware of any business to come before the annual meeting other than those matters described in this proxy statement/prospectus. However, if any other matters should properly come before the annual meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

                                 LEGAL MATTERS

    Certain legal matters with respect to Hanmi Financial, including the validity of the shares of Hanmi Financial common stock to be issued in connection with the reorganization, will be passed upon for Hanmi Financial by Buchalter, Nemer, Fields & Younger, a professional corporation, Los Angeles, California.

                                    EXPERTS

    The consolidated financial statements as of December 31, 1999 and 1998 and for each of the two years in the period ended December 31, 1999, included in this Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The consolidated financial statements as of December 31, 1997 and for the year in the period ended December 31, 1997, included in this Registration Statement, have been audited by Kim & Lee Corporation, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    Hanmi Financial has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 relating to the shares of Hanmi Financial common stock to be issued in connection with the reorganization. This proxy statement/prospectus also constitutes the prospectus of Hanmi Financial filed as part of the registration statement but does not contain all the information set forth in the registration statement and exhibits thereto. You may copy and read the registration statement and its exhibits at the public reference, rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at (800) SEC-0330 for further information on the public reference rooms. The Commission also maintains an Internet World Wide Web site at "http://www.sec.gov" at which the registration statement and exhibits are available.

                                   HANMI BANK
                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------

Independent Auditors' Report................................     F-2

Statements of Financial Condition as of December 31, 1999
  and 1998..................................................     F-4

Statements of Operations for the Years Ended December 31,
  1999, 1998 and 1997.......................................     F-5

Statements of Shareholders' Equity for the Years Ended
  December 31, 1999, 1998 and 1997..........................     F-6

Statements of Cash Flows for the Years Ended December 31,
  1999, 1998 and 1997.......................................     F-8

Notes to Consolidated Financial Statements..................     F-9

    Financial Statements of Hanmi Financial are not included because Hanmi Financial has no assets and liabilities and has not conducted any business other than of an organizational nature. All schedules are omitted because the required information is not applicable or is included in the Financial Statements of Hanmi Bank and the related notes.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Hanmi Bank
Los Angeles, California


    We have audited the accompanying statement of income of HANMI BANK (the "Bank") and the related statements of changes in stockholders' equity and cash flows for the year ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.


    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operation and cash flows for the year ended December 31, 1997, of HANMI BANK in conformity with generally accepted accounting principles.

/s/ Kim & Lee

Los Angeles, California
February 25, 1998

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Hanmi Bank:


    We have audited the accompanying statements of financial condition of Hanmi Bank (the "Bank") as of December 31, 1999 and 1998 and the related statements of operations, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of the Bank for the year ended December 31, 1997 were audited by other auditors, whose report, dated February 25, 1998, expressed an unqualified opinion on those statements.


    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of Hanmi Bank as of December 31, 1999 and 1998 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche, LLP

Los Angeles, California
February 18, 2000

                                   HANMI BANK

                       STATEMENTS OF FINANCIAL CONDITION

                           DECEMBER 31, 1999 AND 1998

ASSETS                                                            1999           1998
------                                                        ------------   ------------
Cash and due from banks.....................................  $ 53,476,084   $ 43,729,366
Federal funds sold and securities purchased under resale
  agreements................................................    10,000,000     27,000,000
                                                              ------------   ------------
  Cash and cash equivalents.................................    63,476,084     70,729,366
Interest-bearing deposits in other financial institutions...       100,000      2,181,000
Federal Reserve Bank stock..................................     1,686,400      1,411,200
Securities held to maturity, at amortized cost (fair value:
  1999--$66,096,359; 1998--$108,294,413) (Note 2)...........    66,223,744    107,195,247
Securities available for sale, at fair value (Note 2).......   105,014,142    110,963,051
Interest-only strips--at fair value (amortized cost of
  $329,878 and $372,791 in 1999 and 1998, respectively).....       352,330        398,689
Loans receivable, net of allowance for loan losses:
  1999--$10,623,544; 1998--$10,423,425 (Note 3).............   456,149,108    328,883,912
Loans held for sale, at the lower of cost or market.........    18,500,604      2,402,028
Customers' liability on acceptances.........................     1,829,140      1,351,570
Premises and equipment, net (Note 4)........................     8,939,038      9,144,979
Accrued interest receivable.................................     4,961,222      4,650,200
Other real estate owned.....................................                      670,500
Deferred income taxes, net (Note 7).........................     5,607,888      2,420,700
Servicing asset.............................................     1,500,171      1,500,175
Goodwill and intangible assets (Note 11)....................     2,680,012      2,927,807
Other assets................................................     3,239,562      3,934,092
                                                              ------------   ------------
TOTAL.......................................................  $740,259,445   $650,764,516
                                                              ============   ============

LIABILITIES AND SHAREHOLDERS' EQUITY                              1999           1998
------------------------------------                          ------------   ------------
LIABILITIES:
  Deposits (Note 5):
  Noninterest-bearing.......................................  $193,164,758   $191,725,999
  Interest-bearing:
    Savings.................................................    54,416,283     54,211,756
    Time deposits of $100,000 or more.......................   123,487,676    114,901,908
    Other time deposits.....................................   190,699,245    143,675,800
    Money market checking...................................    93,962,062     81,768,752
                                                              ------------   ------------
      Total deposits........................................   655,730,024    586,284,215
Accrued interest payable....................................     3,156,828      3,224,802
Acceptances outstanding.....................................     1,829,140      1,351,570
Securities sold under repurchase agreement (Note 6).........     5,891,500
Treasury, tax, and loan remittances.........................     4,500,000        220,283
Other liabilities...........................................     1,321,166        709,215
                                                              ------------   ------------
      Total liabilities.....................................   672,428,658    591,790,085
                                                              ------------   ------------
COMMITMENTS AND CONTINGENCIES (Note 13)
SHAREHOLDERS' EQUITY (Notes 2, 8, and 9):
  Common stock--no par value; authorized, 10,000,000 shares;
    issued and outstanding, 6,679,670 shares in 1999 and
    5,996,054 shares in 1998................................    56,212,027     47,039,834
  Accumulated other comprehensive income:
    Unrealized gain (loss) on securities available for sale,
     net of taxes of
      ($2,001,815) and $258,831 in 1999 and 1998,
     respectively...........................................    (3,078,544)       333,625
    Unrealized gain on interest-only strips, net of taxes of
     $8,981 and $14,134 in 1999 and 1998, respectively......        13,471         18,736
  Retained earnings.........................................    14,683,833     11,582,236
                                                              ------------   ------------
      Total shareholders' equity............................    67,830,787     58,974,431
                                                              ------------   ------------
TOTAL.......................................................  $740,259,445   $650,764,516
                                                              ============   ============

                See accompanying notes to financial statements.

                                   HANMI BANK

                            STATEMENTS OF OPERATIONS

              THREE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

                                                           1999          1998          1997
                                                        -----------   -----------   -----------
INTEREST INCOME:
  Interest and fees on loans..........................  $39,684,335   $30,820,739   $28,194,260
  Interest on securities and interest-bearing deposits
    in other financial institutions...................   11,606,223     9,998,676     8,236,867
  Interest on federal funds sold and securities
    purchased under agreements to resell..............    1,328,467     1,908,906     1,350,219
                                                        -----------   -----------   -----------
      Total interest income...........................   52,619,025    42,728,321    37,781,346
INTEREST EXPENSE (Note 5).............................   18,846,862    15,730,176    12,876,520
                                                        -----------   -----------   -----------
NET INTEREST INCOME BEFORE PROVISION FOR LOAN
  LOSSES..............................................   33,772,163    26,998,145    24,904,826
PROVISION FOR LOAN LOSSES (Note 3)....................    1,000,000     3,050,000     2,650,000
                                                        -----------   -----------   -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES...   32,772,163    23,948,145    22,254,826
                                                        -----------   -----------   -----------
NONINTEREST INCOME:
  Service charges on deposit accounts.................    8,373,867     6,065,793     4,895,546
  Gain on sale of loans...............................      894,854     1,321,767     1,112,330
  Gain on sale of securities..........................      177,642       238,465
  Loan servicing income...............................    1,094,208     1,008,104     1,461,274
  Other service charges and fees......................    1,642,048     1,508,029     1,227,627
  Other income........................................      339,089       163,111       248,266
                                                        -----------   -----------   -----------
      Total noninterest income........................   12,521,708    10,305,269     8,945,043
                                                        -----------   -----------   -----------
NONINTEREST EXPENSES:
  Salaries and employee benefits (Note 12)............   12,368,596    10,712,087     9,568,048
  Occupancy and equipment (Note 13)...................    2,678,406     2,494,536     2,512,436
  Other real estate owned.............................       27,011       102,136        54,229
  Data processing.....................................    1,977,788     1,460,214     1,306,512
  Deposit insurance premiums..........................       75,351        67,429        49,488
  Professional fees...................................    1,099,248       934,164       897,083
  Advertising.........................................    1,419,798     1,010,932       919,379
  Office supplies.....................................      725,488       496,256       573,416
  Communications......................................      409,078       328,396       299,330
  Other operating.....................................    3,825,369     2,175,867     2,385,951
                                                        -----------   -----------   -----------
      Total noninterest expenses......................   24,606,133    19,782,017    18,565,872
                                                        -----------   -----------   -----------
INCOME BEFORE INCOME TAXES............................   20,687,738    14,471,397    12,633,997
INCOME TAX PROVISION (Note 7).........................    8,682,000     5,207,000     4,473,000
                                                        -----------   -----------   -----------
NET INCOME............................................  $12,005,738   $ 9,264,397   $ 8,160,997
                                                        ===========   ===========   ===========
EARNINGS PER SHARE (Note 8):
  Basic...............................................  $      1.80   $      1.45   $      1.31
  Diluted.............................................  $      1.80   $      1.45   $      1.27

                See accompanying notes to financial statements.

                                   HANMI BANK

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

                                                                                    ACCUMULATED
                                                COMMON STOCK                           OTHER
                                          ------------------------    RETAINED     COMPREHENSIVE   COMPREHENSIVE
                                            SHARES       AMOUNT       EARNINGS     INCOME (LOSS)      INCOME
                                          ----------   -----------   -----------   -------------   -------------
BALANCE, JANUARY 1, 1997................   4,761,405   $32,170,780   $ 7,877,686   $    (34,864)
  Stock options exercised...............      20,388       126,000
  Stock dividend........................     525,845     6,047,217    (6,048,979)
  Comprehensive income:
    Net income..........................                               8,160,997                   $   8,160,997
    Change in unrealized gain on
      securities available for sale, net
      of tax............................                                                 28,607           28,607
    Change in unrealized gain on
      interest-only strips, net of
      tax...............................                                                  8,429            8,429
                                                                                                   -------------
      Total comprehensive income........                                                           $   8,198,033
                                          ----------   -----------   -----------   -------------   -------------
BALANCE, DECEMBER 31, 1997..............   5,307,638    38,343,997     9,989,704          2,172
  Stock options exercised...............     210,990     1,026,448
  Stock dividend........................     477,546     7,669,389    (7,671,865)
  Comprehensive income:
    Net income..........................                               9,264,397                   $   9,264,397
    Change in unrealized gain on
      securities available for sale, net
      of tax............................                                                339,882          339,882
    Change in unrealized gain on
      interest-only strips, net of
      tax...............................                                                 10,307           10,307
                                                                                                   -------------
      Total comprehensive income........                                                           $   9,614,586
                                          ----------   -----------   -----------   -------------   -------------
BALANCE, DECEMBER 31, 1998..............   5,996,054    47,039,834    11,582,236        352,361
  Stock options exercised...............      24,198       270,050
  Stock dividend........................     659,418     8,902,143    (8,904,141)
  Comprehensive income:
    Net income..........................                              12,005,738                   $  12,005,738
    Change in unrealized gain on
      securities available for sale, net
      of tax............................                                             (3,412,169)      (3,412,169)
    Change in unrealized gain on
      interest-only strips, net of
      tax...............................                                                 (5,265)          (5,265)
                                                                                                   -------------
      Total comprehensive income........                                                           $   8,588,304
                                          ----------   -----------   -----------   -------------   =============
BALANCE, DECEMBER 31, 1999..............   6,679,670   $56,212,027   $14,683,833   $ (3,065,073)
                                          ==========   ===========   ===========   =============

                                                                     (Continued)

                See accompanying notes to financial statements.

                                   HANMI BANK

                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

                                                                 1999         1998       1997
                                                              -----------   --------   --------
Disclosures of reclassification amount for December 31:
  Unrealized gain (loss) on securities available for sale:
    Unrealized holding gains (losses) arising during period,
      net of tax expense (benefit) of $(2,298,335) in 1999,
      $333,960 in 1998, and $19,879 in 1997.................  $(3,307,360)  $480,576   $28,607
    Less reclassification adjustment for gains included in
      net income, net of tax expense of $72,833 in 1999 and
      $97,771 in 1998.......................................      104,809    140,694
                                                              -----------   --------   -------
    Net change in unrealized gain (loss) on securities
      available for sale, net of tax expense (benefit) of
      $(2,371,168) in 1999, $236,189 in 1998, and $19,879 in
      1997..................................................  $(3,412,169)  $339,882   $28,607
                                                              ===========   ========   =======
  Unrealized gain (loss) on interest-only strips:
    Unrealized holding gain arising during period, net of
      tax expense (benefit) of ($4,910) in 1999, $7,810 in
      1998, and $6,851 in 1997..............................  $    (7,366)  $  9,376   $ 8,429
    Less reclassification adjustment for gains (losses)
      included in net income, net of tax expense (benefit)
      of $(1,460) in 1999, $(647) in 1998, and $0 in 1997...       (2,101)      (931)
                                                              -----------   --------   -------
    Net change in unrealized gain (loss) on interest-only
      strips, net of tax expense (benefit) of $(3,510) in
      1999, $7,163 in 1998, and $6,851 in 1997..............  $    (5,265)  $ 10,307   $ 8,429
                                                              ===========   ========   =======

                                                                     (Concluded)

                See accompanying notes to financial statements.

                                   HANMI BANK

                            STATEMENTS OF CASH FLOWS

                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

                                                                  1999           1998          1997
                                                              ------------   ------------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 12,005,738   $  9,264,397   $ 8,160,997
  Adjustments to reconcile net income to net cash and cash
    equivalents (used in) provided by operating activities:
    Depreciation and amortization...........................     1,591,184      1,537,907       522,758
    Provision for loan losses...............................     1,000,000      3,050,000     2,650,000
    Provision for other real estate owned losses............         9,000         20,000        92,886
    Deferred tax provision..................................      (912,464)      (387,356)     (139,710)
    Gain on sale of securities..............................      (177,642)      (238,465)
    Loss (gain) on disposition of premises and equipment....        23,283         (6,714)
    Gain on sale of SBA loans...............................      (894,854)    (1,321,767)   (1,112,330)
    Origination of loans held for sale......................   (28,708,415)   (16,190,714)
    Proceeds from sale of loans held for sale...............    13,504,693     15,110,453
    (Gain) loss on sale of other real estate owned..........       (14,084)        22,644       (64,017)
    Increase in accrued interest receivable.................      (311,022)      (493,937)     (678,797)
    Decrease (increase) in other assets.....................       694,530     (1,158,052)     (956,319)
    (Decrease) increase in accrued interest payable.........       (67,974)       964,137       545,879
    Increase (decrease) in other liabilities................       611,951        600,377      (453,940)
                                                              ------------   ------------   -----------
      Net cash and cash equivalents (used in) provided by
        operating activities................................    (1,646,076)    10,772,910     8,567,407
                                                              ------------   ------------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net increase in loans receivable..........................  (128,767,854)      (744,896)  (46,220,620)
  Purchase of Federal Reserve Bank stock....................      (275,200)      (260,850)     (185,200)
  Proceeds from interest-bearing deposits...................     2,081,000      1,090,000
  Proceeds from matured, sold, or called securities
    available for sale......................................    19,908,245     35,124,879
  Proceeds from matured or called securities held to
    maturity................................................    58,349,387     57,054,032    29,550,000
  Purchases of securities available for sale................   (20,960,263)  (137,039,672)  (14,924,536)
  Purchases of securities held to maturity..................   (16,380,006)   (25,966,208)  (50,242,684)
  Proceeds from sale of other real estate owned.............     1,178,242         83,481     1,131,847
  Increase (decrease) in interest-only strips...............        42,913       (221,437)     (187,559)
  Purchases of premises and equipment.......................      (719,722)      (685,926)     (803,104)
  Proceeds from disposition of premises and equipment.......        49,500         16,600
  Consideration paid in business combination................                   (8,854,021)
  Cash and cash equivalents acquired from business
    combination.............................................                   31,549,265
                                                              ------------   ------------   -----------
      Net cash and cash equivalents used in investing
        activities..........................................   (85,493,758)   (48,854,753)  (81,881,856)
                                                              ------------   ------------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits..................................  $ 69,445,809   $ 61,977,344   $36,374,643
  Proceeds from securities sold under repurchase
    agreements..............................................     5,891,500
  Proceeds from treasury, tax, and loan remittances.........     4,279,717
  Cash dividends paid.......................................        (1,998)        (2,476)       (1,762)
  Proceeds from exercise of stock option....................       270,050      1,026,448        58,395
                                                              ------------   ------------   -----------
      Net cash and cash equivalents provided by financing
        activities..........................................    79,885,078     63,001,316    36,431,276
                                                              ------------   ------------   -----------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS........    (7,253,282)    24,919,473   (36,883,173)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................    70,729,366     45,809,893    82,693,066
                                                              ------------   ------------   -----------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $ 63,476,084   $ 70,729,366   $45,809,893
                                                              ============   ============   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid.............................................  $ 18,914,836   $ 14,766,039   $12,331,000
  Income taxes paid.........................................  $  8,450,000   $  5,387,000   $ 5,350,000
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING, OPERATING AND
  FINANCING ACTIVITIES:
  Transfer of loans to other real estate owned..............  $    502,658   $    796,625   $   335,987
  Transfer of retained earnings to common stock for stock
    dividend................................................  $  8,904,141   $  7,671,865   $ 6,048,979

                See accompanying notes to financial statements.

                                   HANMI BANK

                         NOTES TO FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


    Hanmi Bank (the "Bank") is a California state-chartered, FDIC-insured financial institution. The Bank maintains a branch network of nine locations, serving individuals and small to medium-sized businesses in the Los Angeles and surrounding areas. The accounting and reporting policies of the Bank are in accordance with generally accepted accounting principles and conform to the general practices in the banking industry.


    CASH AND CASH EQUIVALENTS--Cash and cash equivalents include cash and due from banks, federal funds sold, and securities purchased under resale agreements, all of which have maturities less than 90 days.

    INTEREST-BEARING DEPOSITS IN OTHER FINANCIAL INSTITUTIONS--Interest-bearing deposits in other financial institutions mature within one year and are carried at cost.

    SECURITIES--Securities are classified into three categories and accounted for as follows:


    (i) Securities that the Bank has the positive intent and ability to hold to maturity are classified as "held to maturity" and reported at amortized cost;


    (ii) Securities that are bought and held principally for the purpose of selling them in the near future are classified as "trading securities" and reported at fair value. Unrealized gains and losses are recognized in earnings; and

   (iii) Securities not classified as held to maturity or trading securities are classified as "available for sale" and reported at fair value. Unrealized gains and losses are reported as a separate component of shareholders' equity as accumulated other comprehensive income, net of deferred taxes.

    Accreted discounts and amortized premiums on investment securities are included in interest income, and unrealized and realized gains or losses related to holding or selling of securities are calculated using the specific identification method.

    LOANS--Interest on loans is credited to income as earned and is accrued only if deemed collectible. Accrual of interest is discontinued when a loan is over 90 days delinquent or if management believes that collection is highly uncertain. Generally, payments received on nonaccrual loans are recorded as principal reductions. Interest income is recognized on nonaccrual loans after all principal has been repaid or an improvement in the condition of the loan has occurred that would warrant resumption of interest accruals. Nonrefundable fees, net of incremental costs, associated with the origination or acquisition of loans are deferred and recognized as an adjustment of the loan yield over the life of the loan in a manner that approximates the interest method. Other loan fees and charges, representing service costs for the prepayment of loans, for delinquent payments or for miscellaneous loan services, are recorded as income when collected.


    Certain Small Business Administration ("SBA") loans that may be sold prior to maturity have been designated as held for sale at origination and are recorded at the lower of cost or market value, determined on an aggregate basis. A valuation allowance is established if the market value of such loans is lower than their cost, and operations are charged or credited for valuation adjustments. A portion of the gains on sale of SBA loans is recognized as noninterest income at the time of the sale. The remaining portion of the gain is deferred and amortized over the remaining life of the loan as an

                                   HANMI BANK

                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

adjustment to yield. Upon sales of such loans, the Bank receives a fee for servicing the loans. The servicing asset is recorded based on the present value of the contractually specified servicing fee, net of servicing cost, for the estimated life of the loan, discounted by the rate of the related note plus
1 percent and a range of CPR from 6 percent to 16 percent. The servicing asset is amortized in proportion to and over the period of estimated servicing income. The Bank has capitalized $357,286 and $422,856 of servicing assets at December 31, 1999 and 1998, respectively, and amortized $357,311, $181,666, and $122,364 during the years ended December 31, 1999, 1998, and 1997, respectively. Management periodically evaluates the servicing asset for impairment. Impairment, if it occurs, is recognized in a valuation allowance in the period of impairment. No impairment existed at December 31, 1999 and 1998.


    Interest-only strips are recorded based on the present value of the excess of total servicing fee over the contractually specified servicing fee for the estimated life of the loan, calculated using the same assumptions as noted above. Such interest-only strips are accounted for at the estimated fair value, with unrealized gain or loss recorded as an adjustment in accumulated other comprehensive income in shareholders' equity.

    LOANS HELD FOR SALE--Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

    ALLOWANCE FOR LOAN LOSSES--Loan losses are charged, and recoveries are credited, to the allowance account. Additions to the allowance account are charged to the provision for loan losses. The allowance for loan losses is maintained at a level considered adequate by management to absorb probable losses in the loan portfolio. The adequacy of the allowance is determined by management based upon an evaluation and review of the loan portfolio, consideration of historical loan loss experience, current economic conditions, changes in the composition of the loan portfolio, analysis of collateral values, and other pertinent factors.

    Loans are measured for impairment when it is probable that all amounts, including principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. The amount of impairment and any subsequent changes are recorded through the provision for loan losses as an adjustment to the allowance for loan losses. Impairment is measured either based on the present value of the loan's expected future cash flows or the estimated fair value of the collateral.


    The Bank evaluates installment loans for impairment on a pooled basis. These loans are considered to be smaller balance, homogeneous loans and are evaluated on a portfolio basis considering the projected net realizable value of the portfolio compared to the net carrying value of the portfolio.


    PREMISES AND EQUIPMENT--Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation on furniture, fixtures, and equipment is computed on the straight-line method over the estimated useful lives of the related assets, which range from 3 to 30 years. Leasehold improvements are capitalized and amortized on the straight-line method over the term of the lease or the estimated useful lives of the improvements, whichever is shorter. An accelerated method of depreciation is followed, as appropriate, for federal income tax purposes.

                                   HANMI BANK

                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    OTHER REAL ESTATE OWNED--Other real estate owned, which represents real estate acquired through foreclosure in satisfaction of commercial and real estate loans, is stated at fair value less estimated selling costs of the real estate. Loan balances in excess of the fair value of the real estate acquired at the date of acquisition are charged to the allowance for loan losses. Any subsequent operating expenses or income, reduction in estimated fair values, and gains or losses on disposition of such properties are charged or credited to current operations.

    GOODWILL AND INTANGIBLE ASSETS--Goodwill represents the excess of cost over the fair value of net assets acquired. Goodwill is amortized on a straight-line basis over a period of up to 15 years. Core deposit premiums arise from the acquisition of deposits and are amortized on a straight-line basis over the estimated life of the deposit base acquired, currently seven years.

    INCOME TAXES--Deferred income tax assets and liabilities represent the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the financial statements.


    STOCK-BASED COMPENSATION--Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," encourages all entities to adopt a fair value method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value method prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options granted under the Bank's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Bank has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures as if the fair value method of accounting had been applied (see
Note 8).


    EARNINGS PER SHARE--Basic EPS is computed by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings. EPS data for 1998 and 1997 was retroactively restated reflecting the 1999 stock dividend.


    IMPAIRMENT OF LONG-LIVED ASSETS--The Bank evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated sale value.


    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                   HANMI BANK

                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RECENT ACCOUNTING PRONOUNCEMENTS--In June 1999, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of Financial Accounting Standards Board Statement No. 133," effective upon issuance. SFAS No. 137 amended the implementation of SFAS No. 133 from fiscal quarters of all fiscal years beginning after June 15, 1999 to June 15, 2000. SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting.


    The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. Management of the Bank does not believe the adoption of this standard will have a material impact on the results of operations or financial position when adopted.


    RECLASSIFICATIONS--Certain reclassifications were made to the prior year's presentation to conform to the current year presentation.

2.  SECURITIES

    The following is a summary of the securities held to maturity at December 31:

                                               GROSS        GROSS       ESTIMATED
                               AMORTIZED     UNREALIZED   UNREALIZED       FAIR
1999                              COST          GAIN         LOSS         VALUE
----                          ------------   ----------   ----------   ------------
U.S. Treasury bond..........  $ 10,999,706   $   17,188                $ 11,016,894
U.S. agencies...............    17,197,971        5,471    $ 93,615      17,109,827
Corporate bonds.............    33,605,121        2,635     257,574      33,350,182
Municipal bonds.............     4,420,946      229,074      30,564       4,619,456
                              ------------   ----------    --------    ------------
                              $ 66,223,744   $  254,368    $381,753    $ 66,096,359
                              ============   ==========    ========    ============


                                               GROSS        GROSS       ESTIMATED
                               AMORTIZED     UNREALIZED   UNREALIZED       FAIR
1998                              COST          GAIN         LOSS         VALUE
----                          ------------   ----------   ----------   ------------
U.S. Treasury bond..........  $ 15,962,986   $  261,077    $     --    $ 16,224,063
U.S. agencies...............    19,433,090      260,213                  19,693,303
SBA loan pool
  certificates..............       244,893       22,794                     267,687
Corporate bonds.............    68,291,516      430,733                  68,722,249
Municipal bonds.............     3,262,762      124,349                   3,387,111
                              ------------   ----------    --------    ------------
                              $107,195,247   $1,099,166    $     --    $108,294,413
                              ============   ==========    ========    ============

                                   HANMI BANK

                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

2.  SECURITIES (CONTINUED)
    The following is a summary of securities available for sale at December 31:

                                               GROSS        GROSS       ESTIMATED
                               AMORTIZED     UNREALIZED   UNREALIZED       FAIR
1999                              COST          GAIN         LOSS         VALUE
----                          ------------   ----------   ----------   ------------
U.S. agencies...............  $ 69,385,296    $    247    $4,059,047   $ 65,326,496
Corporate bonds.............    30,340,377         167       650,671     29,689,873
Municipal bonds.............    10,376,458     111,759       490,444      9,997,773
                              ------------    --------    ----------   ------------
                              $110,102,131    $112,173    $5,200,162   $105,014,142
                              ============    ========    ==========   ============


                                               GROSS        GROSS       ESTIMATED
                               AMORTIZED     UNREALIZED   UNREALIZED       FAIR
1998                              COST          GAIN         LOSS         VALUE
----                          ------------   ----------   ----------   ------------
U.S. agencies...............  $ 63,232,498    $163,831    $  116,308   $ 63,280,021
Corporate bonds.............    39,284,067     465,036        49,452     39,699,651
Municipal bonds.............     7,839,896     160,082        16,599      7,983,379
                              ------------    --------    ----------   ------------
                              $110,356,461    $788,949    $  182,359   $110,963,051
                              ============    ========    ==========   ============


    The amortized cost and estimated fair value of securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    AMORTIZED      ESTIMATED
1999                                                   COST        FAIR VALUE
----                                               ------------   ------------
Held to maturity:
  Due within one year............................  $ 34,065,836   $ 34,071,824
  Due after one year through five years..........    24,197,534     23,932,356
  Due after five years through ten years.........     5,452,558      5,423,911
  Due after ten years............................     2,507,816      2,668,268
                                                   ------------   ------------
                                                   $ 66,223,744   $ 66,096,359
                                                   ============   ============
Available for sale:
  Due within one year............................  $ 11,986,034   $ 11,936,000
  Due after one year through five years..........    44,899,452     43,516,170
  Due after five years through ten years.........    40,219,052     37,216,797
  Due after ten years............................    12,997,593     12,345,175
                                                   ------------   ------------
                                                   $110,102,131   $105,014,142
                                                   ============   ============

    Securities with carrying values of approximately $12,057,200 and $9,961,000 at December 31, 1999 and 1998, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

                                   HANMI BANK

                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

3.  LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

    Loans receivable consist of the following at December 31:

                                                       1999           1998
                                                   ------------   ------------
Commercial loans.................................  $260,455,798   $197,759,612
Real estate loans................................   169,142,247    109,542,142
Installment loans................................    38,682,397     33,199,606
                                                   ------------   ------------
                                                    468,280,442    340,501,360
Allowance for loan losses........................   (10,623,544)   (10,423,425)
Deferred loan fees...............................    (1,507,790)    (1,194,023)
                                                   ------------   ------------
Loans receivable, net............................  $456,149,108   $328,883,912
                                                   ============   ============


    At December 31, 1999 and 1998, the Bank serviced loans sold to unaffiliated parties in the amounts of approximately $54,413,000 and $51,866,000, respectively.



    Management believes that, as of December 31, 1999, the allowance for loan losses is adequate to provide for losses inherent in the loan portfolio. However, the allowance is an estimate that is inherently uncertain and depends on the outcome of future events. Management's estimates are based on previous loan loss experience; volume, growth, and composition of the loan portfolio; the value of collateral; and current economic conditions. The Bank's lending is concentrated in consumer, commercial, construction, and real estate loans in greater Los Angeles. Although management believes the level of the allowance as of December 31, 1999 is adequate to absorb losses inherent in the loan portfolio, a decline in the local economy may result in increasing losses that cannot reasonably be predicted at this date.


    Activity in the allowance for loan losses is as follows:

                                            1999          1998          1997
                                         -----------   -----------   -----------
Balance, beginning of year.............  $10,423,425   $ 9,346,879   $ 8,815,889
Provision for loan losses..............    1,000,000     3,050,000     2,650,000
Allowance acquired in business
  acquisition..........................                  1,305,249
Loans charged off......................   (2,001,442)   (4,486,253)   (3,282,219)
Recoveries of charge-offs..............    1,201,561     1,207,550     1,163,209
                                         -----------   -----------   -----------
Balance, end of year...................  $10,623,544   $10,423,425   $ 9,346,879
                                         ===========   ===========   ===========


    At December 31, 1999 and 1998, the Bank had classified approximately $3,721,000 and $3,978,000, respectively, of its loans as impaired with specific reserves of $1,206,283 and $720,000, respectively. Impaired loans without specific reserves at December 31, 1999 and 1998 were approximately $155,000 and $466,000, respectively. The average recorded investment in impaired loans during the years ended December 31, 1999, 1998, and 1997 approximated $5,746,000, $7,956,000, and $5,718,000, respectively. Interest income of approximately $585,000, $572,000, and $375,000 was recognized on impaired loans during the years ended December 31, 1999, 1998, and 1997, respectively.

                                   HANMI BANK

                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

3.  LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

    The following is an analysis of all loans to officers and directors of the Bank and their affiliates. All such loans were made under terms that are consistent with the Bank's normal lending policies.


                                                         1999         1998
                                                      ----------   -----------
Outstanding balance, beginning of year..............  $4,440,405   $ 3,879,796
Credit granted, including renewals..................   3,485,574     1,969,477
Repayments..........................................    (172,523)   (1,408,868)
                                                      ----------   -----------
Outstanding balance, end of year....................  $7,753,456   $ 4,440,405
                                                      ==========   ===========

    Income from these loans totaled approximately $667,909 and $309,000 for the years ended December 31, 1999 and 1998, respectively, and is reflected in the accompanying statements of operations.

4.  PREMISES AND EQUIPMENT

    The following is a summary of the major components of premises and equipment as of December 31:

                                                        1999          1998
                                                     -----------   -----------
Land...............................................  $ 3,653,319   $ 3,653,319
Building and building improvements.................    5,294,787     5,245,191
Furniture and equipment............................    4,901,549     5,606,994
Leasehold improvements.............................    2,485,176     2,847,593
                                                     -----------   -----------
                                                      16,334,831    17,353,097
Accumulated depreciation and amortization..........   (7,395,793)   (8,208,118)
                                                     -----------   -----------
                                                     $ 8,939,038   $ 9,144,979
                                                     ===========   ===========

5.  DEPOSITS

    Time deposits by maturity are as follows at December 31, 1999 and 1998:

                                                       1999           1998
                                                   ------------   ------------
Less than three months...........................  $158,214,065   $127,111,712
After three to six months........................    74,106,190     62,812,095
After six months to twelve months................    78,512,613     59,965,141
After twelve months..............................     3,354,053      8,688,760
                                                   ------------   ------------
Total............................................  $314,186,921   $258,577,708
                                                   ============   ============

                                   HANMI BANK

                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

5.  DEPOSITS (CONTINUED)
    A summary of interest expense on deposits is as follows for the years ended December 31, 1999, 1998, and 1997:

                                           1999          1998          1997
                                        -----------   -----------   -----------
Money market checking.................  $ 3,478,708   $ 2,511,924   $ 2,695,672
Savings...............................    2,034,758     2,111,181     1,365,838
Time deposits of $100,000 or more.....    6,090,687     4,696,245     4,013,915
Other time deposits...................    7,242,709     6,410,826     4,801,095
                                        -----------   -----------   -----------
Total.................................  $18,846,862   $15,730,176   $12,876,520
                                        ===========   ===========   ===========

6.  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE


    Securities sold under agreements to repurchase are effectively borrowings secured by investment securities. The securities sold under the terms of the agreements are safekept for the Bank by the registered primary securities dealers who arrange the transactions. The maximum balance outstanding during 1999 was $30,274,000, and the weighted average interest rate at December 31, 1999 was 5.4 percent. The average balance outstanding during 1999 was $17,936,898, and the weighted average interest rate received during 1999 was
5.5 percent.


7.  INCOME TAXES

    A summary of income tax provision (benefit) for 1999, 1998, and 1997 follows:

                                              1999          1998         1997
                                           -----------   ----------   ----------
Current:
  Federal................................  $ 7,578,454   $4,535,301   $4,362,505
  State..................................    2,016,010    1,059,055      250,205
                                           -----------   ----------   ----------
                                             9,594,464    5,594,356    4,612,710
                                           -----------   ----------   ----------
Deferred:
  Federal................................   (1,004,360)    (324,207)     (89,505)
  State..................................       91,896      (63,149)     (50,205)
                                           -----------   ----------   ----------
                                              (912,464)    (387,356)    (139,710)
                                           -----------   ----------   ----------
Provision for income taxes...............  $ 8,682,000   $5,207,000   $4,473,000
                                           ===========   ==========   ==========

                                   HANMI BANK

                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

7.  INCOME TAXES (CONTINUED)
    As of December 31, 1999 and 1998, the federal and state deferred tax assets (liabilities) are as follows:

                                                          1999         1998
                                                       ----------   ----------
Deferred tax asset:
  Loan loss provision................................  $2,979,637   $2,613,301
  Unrealized loss on available-for-sale and
    interest-only securities.........................   1,992,834
  Depreciation.......................................     457,424      382,966
  State taxes........................................     515,675      144,333
                                                       ----------   ----------
                                                        5,945,570    3,140,600
Deferred tax liabilities:
  Purchase accounting................................    (252,257)    (294,596)
  Unrealized gain on available-for-sale and
    interest-only securities.........................                 (272,965)
  Others.............................................     (85,425)    (152,339)
                                                       ----------   ----------
                                                         (337,682)    (719,900)
                                                       ----------   ----------
                                                       $5,607,888   $2,420,700
                                                       ==========   ==========

    A reconciliation of the difference between the federal statutory income tax rate and the effective tax rate as of December 31 is shown in the following table:

                                                         1999           1998           1997
                                                       --------       --------       --------
Statutory tax (benefit) rate.........................    35.0%          35.0%          35.0%
State taxes, net of federal tax benefits.............     6.6            4.5            1.0
Other................................................     0.4           (3.5)          (0.6)
                                                         ----           ----           ----
                                                         42.0%          36.0%          35.4%
                                                         ====           ====           ====

8.  SHAREHOLDERS' EQUITY


    The Bank adopted a Stock Option Plan (the "Plan") in 1992, under which options to purchase shares of the Bank's common stock may be granted to key employees. The Plan provides that the option price shall not be less than 100 percent of the fair value of the Bank's stock on the effective date of the grant. After ten years from grant, all unexercised options will expire.

                                   HANMI BANK

                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

8.  SHAREHOLDERS' EQUITY (CONTINUED)
    The following is a summary of the transactions under the stock option plans described above:

                                                   1999                    1998                    1997
                                           ---------------------   ---------------------   ---------------------
                                                       WEIGHTED                WEIGHTED                WEIGHTED
                                                        AVERAGE                 AVERAGE                 AVERAGE
                                                       EXERCISE                EXERCISE                EXERCISE
                                            NUMBER       PRICE      NUMBER       PRICE      NUMBER       PRICE
                                           OF SHARES   PER SHARE   OF SHARES   PER SHARE   OF SHARES   PER SHARE
                                           ---------   ---------   ---------   ---------   ---------   ---------
Options outstanding, beginning of
  year..................................    162,955     $15.96      372,610     $11.16      194,358     $ 5.88
Prorate effect on options, due to stock
  dividend..............................     17,925      14.38       33,535      10.24       19,140       5.27
Options granted.........................    122,735      15.15                              179,500      17.50
Options exercised.......................    (24,198)     11.16     (210,990)      4.87      (20,388)      6.18
Options cancelled/expired...............    (32,058)     14.03      (32,200)     16.51
                                            -------                --------                 -------
Options outstanding, end of year........    247,359      13.75      162,955      15.96      372,610      11.16
                                            -------                --------                 -------
Options exercisable at year-end.........    139,941      13.39       71,133      15.67      231,677       7.26
                                            -------                --------                 -------

                                  OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                          ------------------------------------   --------------------------
                                         WEIGHTED
                                          AVERAGE     WEIGHTED                     WEIGHTED
                                         REMAINING    AVERAGE                      AVERAGE
        RANGE OF            NUMBER      CONTRACTUAL   EXERCISE       NUMBER        EXERCISE
     EXERCISE PRICES      OUTSTANDING      LIFE        PRICE       EXERCISABLE      PRICE
  ---------------------   -----------   -----------   --------   ---------------   --------
  $12.71 - $16.50......     247,359         8.65       $13.75        139,941        $13.39


    Had compensation cost for the Bank's stock option plan been determined based on the fair values at the grant dates for awards under the plan consistent with the fair value method of SFAS No. 123, the Bank's net income and earnings per share for the years ended December 31, 1999, 1998, and 1997 would have been reduced to the pro forma amounts indicated below:


                                             1999          1998         1997
                                          -----------   ----------   ----------
Net income:
  As reported...........................  $12,005,738   $9,264,397   $8,160,997
  Pro forma.............................  $11,677,320   $9,153,644   $8,040,253
Earnings per share:
  As reported:
    Basic...............................  $      1.80   $     1.45   $     1.31
    Diluted.............................  $      1.80   $     1.45   $     1.27
  Pro forma:
    Basic...............................  $      1.75   $     1.43   $     1.29
    Diluted.............................  $      1.75   $     1.43   $     1.26

    The estimated fair value of options granted was $4.29 per share in 1999 and $2.58 per share in 1997.

                                   HANMI BANK

                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

8.  SHAREHOLDERS' EQUITY (CONTINUED)

    The weighted average fair value of options granted under the Bank's fixed stock option plan in 1999 and 1997 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no dividends yield, expected volatility of 21 percent and 22 percent to 25 percent in 1999 and 1997, respectively, expected lives of three to five years and two to three years in 1999 and 1997, respectively, and risk-free interest rate of 6.37 percent and 5.5 percent to 5.9 percent in 1999 and 1997, respectively.


9.  REGULATORY MATTERS


    On December 7, 1994, the Bank entered into a written agreement with the Federal Reserve Bank of San Francisco. In 1999, all requirements of the agreement were met and the agreement was terminated.



    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.



    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes that, as of December 31, 1999 and 1998, the Bank meets all capital adequacy requirements to which it is subject.



    The Bank is periodically examined by the Federal Reserve Board and the Department of Financial Institutions. As of December 31, 1999, the most recent notification from the Federal Reserve Board categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. Even though the Bank maintained capital levels sufficient to be "well capitalized" at December 31, 1998, the regulatory agreement, which has been terminated, limited its rating to "adequately capitalized." To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification which management believes have changed the institution's category.



    The Bank may not pay dividends or make any other capital distribution if, after making the distribution, the Bank would be under capitalized. Based on the current financial status of the Bank, the Bank believes that such limitations and restrictions will not impair the Bank's ability to continue to pay dividends.

                                   HANMI BANK

                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

9.  REGULATORY MATTERS (CONTINUED)

    The Bank's actual capital amounts and ratios are also presented in the table.


                                                                                                    TO BE CATEGORIZED
                                                                                                         AS WELL
                                                                                                       CAPITALIZED
                                                                            FOR CAPITAL                UNDER PROMPT
                                                                              ADEQUACY              CORRECTIVE ACTION
                                                     ACTUAL                   PURPOSES                  PROVISIONS
                                               -------------------      --------------------      ----------------------
                                                AMOUNT     RATIO         AMOUNT      RATIO         AMOUNT       RATIO
                                               --------   --------      --------   ---------      --------   -----------
                                                                        (DOLLARS IN THOUSANDS)
As of December 31, 1999:
                                                                                     greater%                    greater%
                                                                                     than or                     than or
                                                                                       equal                       equal
Total capital (to risk-weighted assets)......  $74,967     13.88%       $43,207        to8.0      $54,008         to10.0
                                                                                     greater%                    greater%
                                                                                     than or                     than or
                                                                                       equal                       equal
Tier I capital (to risk-weighted assets).....  $68,216     12.63%       $21,603        to4.0      $32,405         to 6.0
                                                                                     greater%                    greater%
                                                                                     than or                     than or
                                                                                       equal                       equal
Tier I capital (to average assets)...........  $68,216      9.20%       $29,648        to4.0      $37,059         to 5.0

As of December 31, 1998:
                                                                                     greater%                    greater%
                                                                                     than or                     than or
                                                                                       equal                       equal
Total capital (to risk-weighted assets)......  $61,640     12.86%       $38,345        to8.0      $47,932         to10.0
                                                                                     greater%                    greater%
                                                                                     than or                     than or
                                                                                       equal                       equal
Tier I capital (to risk-weighted assets).....  $55,651     11.61%       $19,173        to4.0      $28,760         to 6.0
                                                                                     greater%                    greater%
                                                                                     than or                     than or
                                                                                       equal                       equal
Tier I capital (to average assets)...........  $55,651      8.66%       $25,075        to4.0      $32,131         to 5.0


    The average reserve balances required to be maintained with the Federal Reserve Board were approximately $9,235,550 and $9,489,000 for the years ended December 31, 1999 and 1998, respectively.


10.  EARNINGS PER SHARE

    The following is a reconciliation of the numerators and denominators of the basic and diluted per share computations at December 31, 1999, 1998, and 1997:

                                                                INCOME         SHARES       PER SHARE
                                                              (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                              -----------   -------------   ---------
1999
Basic EPS--
  Income available to common shareholders...................  $12,005,738     6,667,803      $ 1.80
Effect of Dilutive Securities--Options......................                     19,002
                                                              -----------     ---------      ------
Diluted EPS--
  Income available to common shareholders...................  $12,005,738     6,686,805      $ 1.80
                                                              ===========     =========      ======
1998
Basic EPS--
  Income available to common shareholders...................  $ 9,264,397     6,379,401      $ 1.45
Effect of Dilutive Securities--Options......................                      1,886
                                                              -----------     ---------      ------
Diluted EPS--
  Income available to common shareholders...................  $ 9,264,397     6,381,287      $ 1.45
                                                              ===========     =========      ======
1997
Basic EPS--
  Income available to common shareholders...................  $ 8,160,997     6,253,147      $ 1.31
Effect of Dilutive Securities--Options......................                    148,498       (0.04)
                                                              -----------     ---------      ------
Diluted EPS--
  Income available to common shareholders...................  $ 8,160,997     6,401,645      $ 1.27
                                                              ===========     =========      ======

                                   HANMI BANK

                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

11.  GOODWILL AND INTANGIBLE ASSETS


    On September 30, 1998, Hanmi Bank acquired First Global Bank f.s.b. for $8,854,021. Hanmi Bank's intangible assets resulting from the acquisition, which was accounted for as a purchase, are summarized as follows:


                                                          1999         1998
                                                       ----------   ----------
Core deposit premiums, net...........................  $  522,649   $  613,544
Goodwill, net........................................   2,157,363    2,314,262

    The balance of core deposit premiums is being amortized over its remaining useful life, currently seven years. Amortization expense for core deposit premiums was $90,895 and $22,724 for the years ended December 31, 1999 and 1998, respectively. Amortization expense for goodwill was $156,899 and $39,225 for the years ended December 31, 1999 and 1998, respectively.

12.  RETIREMENT PLAN


    The Bank has a profit sharing and a 401(k) plan for the benefit of substantially all of its employees. Contributions to the profit sharing plan are determined by the Board of Directors. No contributions were made in 1999, 1998, and 1997.



    The Bank matches 75 percent of participant contributions to the 401(k) plan up to 8 percent of each 401(k) plan participants' annual compensation. The Bank made contributions to the 401(k) plan for the years ended December 31, 1999, 1998, and 1997 of approximately $254,000, $190,000, and $160,000, respectively.


13.  COMMITMENTS AND CONTINGENCIES


    Hanmi Bank leases its premises under noncancelable operating leases. At December 31, 1999, future minimum rental commitments under these leases and other operating leases are as follows:


YEAR                                                            AMOUNT
----                                                          ----------
2000........................................................  $1,168,433
2001........................................................     902,978
2002........................................................     782,312
2003........................................................     655,463
2004........................................................     189,615
Thereafter..................................................     129,490
                                                              ----------
                                                              $3,828,291
                                                              ==========

    Rental expense recorded under such leases in 1999, 1998, and 1997 amounted to approximately $1,112,000, $971,000, and $890,000, respectively.


    In the normal course of business, the Bank is involved in various legal claims. Management has reviewed all legal claims against the Bank with outside legal counsel and has taken into consideration the views of such counsel as to the outcome of the claims. In management's opinion, the final disposition of all such claims will not have a material adverse effect on the financial position and results of operations of the Bank.

                                   HANMI BANK

                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

13.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

    The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The Bank's exposure to credit loss in the event of nonperformance by the other party to commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for extending loan facilities to customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty.



    Collateral held varies but may include accounts receivable; inventory; property, plant and equipment; and income-producing properties. At December 31, 1999 and 1998, the Bank had commitments to extend credit of approximately $70,208,000 and $47,632,000, obligations under standby letters of credit of approximately $3,277,000 and $2,360,000, commercial letters of credit of approximately $19,433,000 and $15,098,000, and commitments for credit card loans of approximately $1,554,000 and $1,165,000, respectively.


14.  FAIR VALUE OF FINANCIAL INSTRUMENTS


    The estimated fair value of financial instruments has been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data in order to develop estimates of fair value.

                                   HANMI BANK

                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

14.  FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

    Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts:


                                             DECEMBER 31, 1999             DECEMBER 31, 1998
                                        ---------------------------   ---------------------------
                                          CARRYING      ESTIMATED       CARRYING      ESTIMATED
                                           AMOUNT       FAIR VALUE       AMOUNT       FAIR VALUE
                                        ------------   ------------   ------------   ------------
Assets:
  Cash and cash equivalents...........  $ 63,476,084   $ 63,476,084   $ 70,729,366   $ 70,729,366
  Interest-bearing deposits in other
    financial institutions............       100,000        100,000      2,181,000      2,181,000
  Federal Reserve Bank stock..........     1,686,400      1,686,400      1,411,200      1,411,200
  Securities held to maturity.........    66,223,744     66,096,359    107,195,247    108,294,413
  Securities available for sale.......   105,014,142    105,014,142    110,963,051    110,963,051
  Interest-only strips................       352,330        352,330        398,689        398,689
  Loans receivable, net...............   456,149,108    445,341,000    328,883,912    325,459,000
  Loans held for sale.................    18,500,604     19,794,000      2,402,028      2,559,970
  Accrued interest receivable.........     4,961,222      4,961,222      4,650,200      4,650,200
Liabilities:
  Noninterest-bearing deposits........  $193,164,758   $193,164,758   $191,725,999   $191,725,999
  Interest-bearing deposits...........   462,565,266    452,782,000    394,558,216    387,693,000
  Securities sold under repurchase
    agreement.........................     5,891,500      5,891,500
  Treasury, tax, and loan
    remittances.......................     4,500,000      4,500,000        220,283        220,283
  Accrued interest payable............     3,156,828      3,156,828      3,224,802      3,224,802

    The methods and assumptions used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value are explained below:

    CASH AND CASH EQUIVALENTS--The carrying amounts approximate fair value due to the short-term nature of these investments.

    INTEREST-BEARING DEPOSITS IN OTHER FINANCIAL INSTITUTIONS--The carrying amounts approximate fair value due to the short-term nature of these investments.

    SECURITIES--The fair value of securities is generally obtained from market bids from similar or identical securities, or obtained from independent securities brokers or dealers.

    INTEREST-ONLY STRIPS--The fair value of interest-only strips is calculated by Bank management based on the present value of the excess of total servicing fees over the contractually specified servicing fees, discounted at the rate of the related note plus one percent.

    LOANS--Fair values are estimated for portfolios of loans with similar financial characteristics, primarily fixed and adjustable rate interest terms. The fair values of fixed rate mortgage loans are based on discounted cash flows utilizing applicable risk-adjusted spreads relative to the current pricing of similar fixed rate loans, as well as anticipated repayment schedules. The fair value of adjustable rate commercial loans is based on the estimated discounted cash flows utilizing the

                                   HANMI BANK

                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

14. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) discount rates that approximate the pricing of loans collateralized by similar commercial properties. The fair value of nonperforming loans at December 31, 1999, 1998, and 1997 was not estimated because it is not practicable to reasonably assess the credit adjustment that would be applied in the marketplace for such loans. The estimated fair value is net of allowance for loan losses. The carrying amount of accrued interest receivable approximates its fair value.

    FEDERAL RESERVE BANK STOCK--The carrying amount approximates fair value, as the stocks may be sold back to the Federal Reserve Bank at carrying value.


    DEPOSITS--The fair value of nonmaturity deposits is the amount payable on demand at the reporting date. Nonmaturity deposits include noninterest-bearing demand deposits, savings accounts, super NOW accounts, and money market demand accounts. Discounted cash flows have been used to value term deposits such as certificates of deposit. The discount rate used is based on interest rates currently being offered by the Bank on comparable deposits as to amount and term. The carrying amount of accrued interest payable approximates its fair value.


    SECURITIES SOLD UNDER REPURCHASE AGREEMENTS--The carrying amounts approximate fair value due to the short-term nature of these instruments.

    TREASURY, TAX AND LOAN REMITTANCES--The carrying amounts approximate fair value due to the short-term nature of these instruments.


    LOAN COMMITMENTS AND STANDBY LETTERS OF CREDIT--The fair value of loan commitments and standby letters of credit is based upon the difference between the current value of similar loans and the price at which the Bank has committed to make the loans. The fair value of loan commitments and standby letters of credit is immaterial at December 31, 1999 and 1998.


    The fair value estimates presented herein are based on pertinent information available to management at December 31, 1999 and 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                                   HANMI BANK

                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

15.  QUARTERLY FINANCIAL DATA (UNAUDITED)

    Summarized quarterly financial data follows:

                                                            THREE MONTHS ENDED
                                             ------------------------------------------------
                                             MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                             --------   --------   ------------   -----------
                                                   (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
1999

Net interest income........................   $7,777     $7,998       $8,732        $9,265
Provision for credit losses................      400                                   600
Net income.................................    2,928      3,184        3,202         2,692
Basic earnings per common share............     0.44       0.48         0.48          0.40
Diluted earnings per share.................     0.44       0.48         0.48          0.40

1998

Net interest income........................   $6,496     $6,405       $6,689        $7,408
Provision for credit losses................               1,000        1,350           700
Net income.................................    2,503      2,388        2,811         1,562
Basic earnings per common share............     0.39       0.37         0.44          0.25
Diluted earnings per share.................     0.39       0.37         0.44          0.25

16.  BUSINESS SEGMENT INFORMATION


    The following disclosure about segments of the Bank is made in accordance with the requirements of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Bank segregates its operations into three primary segments: Banking Operations, Trade Finance Services ("TFS"), and Small Business Administration Lending Services ("SBA"). The Bank determines the operating results of each segment based on an internal management system that allocates certain expenses to each segment.



    BANKING OPERATIONS--The Bank provides lending products, including commercial, installment, and real estate loans to its customers.



    TRADE FINANCE SERVICES--The Trade Finance department allows the Bank's import/export customers to handle their international transactions. Trade finance products include the issuance and collection of letters of credit, international collection, and import/export financing.

                                   HANMI BANK

                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

16.  BUSINESS SEGMENT INFORMATION (CONTINUED)

    SMALL BUSINESS ADMINISTRATION LENDING SERVICES--The SBA department provides customers of the Bank access to the United States SBA guaranteed lending program.


                                                     BUSINESS SEGMENT
                                  -------------------------------------------------------
                                    BANKING
1999                               OPERATIONS        TFS           SBA           BANK
----                              ------------   -----------   -----------   ------------
Net interest income.............  $ 29,655,386   $ 1,335,736   $ 2,781,041   $ 33,772,163
Less provision for loan
  losses........................       970,672                      29,328      1,000,000
Other operating income..........     9,585,732     1,947,664       988,312     12,521,708
                                  ------------   -----------   -----------   ------------
Net revenue.....................    38,270,446     3,283,400     3,740,025     45,293,871
Other operating expenses........    20,806,576     1,707,090     2,092,467     24,606,133
                                  ------------   -----------   -----------   ------------
Earnings before taxes...........  $ 17,463,870   $ 1,576,310   $ 1,647,558   $ 20,687,738
                                  ============   ===========   ===========   ============
Total assets....................  $655,511,868   $26,688,760   $58,058,817   $740,259,445
                                  ============   ===========   ===========   ============

                                                     BUSINESS SEGMENT
                                  -------------------------------------------------------
                                    BANKING
1998                               OPERATIONS        TFS           SBA           BANK
----                              ------------   -----------   -----------   ------------
Net interest income.............  $ 23,577,235   $ 1,599,819   $ 1,821,091   $ 26,998,145
Less provision for loan
  losses........................     2,893,285           676       156,039      3,050,000
Other operating income..........     6,990,284     1,917,289     1,397,696     10,305,269
                                  ------------   -----------   -----------   ------------
Net revenue.....................    27,674,234     3,516,432     3,062,748     34,253,414
Other operating expenses........    16,628,536     1,792,272     1,361,209     19,782,017
                                  ------------   -----------   -----------   ------------
Earnings before taxes...........  $ 11,045,698   $ 1,724,160   $ 1,701,538   $ 14,471,397
                                  ============   ===========   ===========   ============
Total assets....................  $597,421,594   $26,992,258   $26,350,664   $650,764,516
                                  ============   ===========   ===========   ============

                                                     BUSINESS SEGMENT
                                  -------------------------------------------------------
                                    BANKING
1997                               OPERATIONS        TFS           SBA           BANK
----                              ------------   -----------   -----------   ------------
Net interest income.............  $ 22,046,290   $ 1,457,087   $ 1,401,449   $ 24,904,826
Less provision for loan
  losses........................     2,486,880                     163,120      2,650,000
Other operating income..........     5,433,069     2,321,497     1,190,477      8,945,043
                                  ------------   -----------   -----------   ------------
Net revenue.....................    24,992,479     3,778,585     2,428,806     31,199,869
Other operating expenses........    15,739,286     1,687,325     1,139,261     18,565,872
                                  ------------   -----------   -----------   ------------
Earnings before taxes...........  $  9,253,193   $ 2,091,259   $ 1,289,545   $ 12,633,997
                                  ============   ===========   ===========   ============
Total assets....................  $452,507,857   $31,589,822   $15,976,123   $500,073,802
                                  ============   ===========   ===========   ============

                 PLAN OF REORGANIZATION AND AGREEMENT OF MERGER



    This Plan of Reorganization and Agreement of Merger is dated as of April 15, 2000 ("Agreement"), by and between Hanmi Bank ("Bank"), Hanmi Merger Co., Inc. ("Merger Co."), and Hanmi Financial Corporation ("Company").


                           RECITALS AND UNDERTAKINGS

    A. Bank is a California banking corporation with its principal office in the City of Los Angeles, California. Merger Co. is a corporation organized and existing under the laws of the State of California with its principal offices in the City of Los Angeles, California. Company is a corporation organized and existing under the laws of the State of Delaware with its principal offices in the City of Los Angeles, California.

    B. As of date hereof, Bank had 10,000,000 shares of common stock, no par value per share ("Bank Common Stock"), authorized and approximately 7,414,400 shares issued and outstanding.

    C. As of the date hereof, Merger Co. has 100 shares of common stock, no par value per share ("Merger Co. Common Stock"), authorized, and at the time of the merger referred to herein 100 of such shares of Merger Co. Common Stock will be outstanding, all of which outstanding shares will be owned by Company.

    D. As of the date hereof, Company has 60,000,000 shares of capital stock authorized, of which 50,000,000 shares are common stock, $0.001 par value per share ("Company Common Stock"), and 10,000,000 shares are preferred stock, $0.001 par value per share ("Company Preferred Stock"), of which 100 shares of Company Common Stock will be outstanding and no shares of Company Preferred Stock will be outstanding at the time of the merger referred to herein.

    E. The Boards of Directors of Bank and Merger Co. have, respectively, approved this Agreement and authorized its execution; and the Board of Directors of Company has approved this Agreement and has authorized the Company to join in and be bound by this Agreement, and authorized the undertakings and representations made herein by Company.

    NOW, THEREFORE, in consideration of the promises and the mutual covenants, agreements, and undertakings of the parties herein set forth and for the purpose of prescribing the terms and conditions of the merger, the parties hereto agree as follows:

                                   SECTION 1

                                    GENERAL

    1.1 THE MERGER. On the Effective Date, Merger Co. shall be merged with and into Bank, which shall be the surviving corporation (the "Surviving Corporation") and a subsidiary of Company (the "Merger"). The name of the Surviving Corporation shall be "Hanmi Bank."

    1.2 EFFECTIVE DATE. The Merger shall become effective, and actions to consummate the Merger shall commence, at the close of business on the date (the "Effective Date") upon which an executed counterpart of this Agreement (as amended, if necessary, to conform to any requirements of law or governmental authority or agency, which requirements are not materially in contravention of any of the substantive terms hereof) shall have been filed with the Office of the Secretary of State of the State of California, in accordance with Section 1103 of the California Corporations Code.

    1.3 ARTICLES OF INCORPORATION, BYLAWS, CERTIFICATE OF AUTHORITY, AND DEPOSIT INSURANCE COVERAGE. At the close of business on the Effective Date, the Articles of Incorporation of Bank, as in effect immediately prior to such time on the Effective Date, shall be and remain the Articles of Incorporation of the Surviving Corporation; the Bylaws of Bank shall be and remain the Bylaws of the Surviving Corporation until altered, amended or repealed; the Certificate of Authority of Bank issued by the Commissioner of Financial Institutions of the State of California shall be and remain the Certificate of Authority of the Surviving Corporation; and Bank insurance of deposits coverage by the Federal Deposit Insurance Corporation shall be and remain the deposit insurance of the Surviving Corporation.

    1.4 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. At the close of business on the Effective Date, the directors and officers of Bank immediately prior to such time on the Effective Date shall be and remain the directors and officers of the Surviving Corporation. Directors of the Surviving Corporation shall serve until the next Annual Meeting of Shareholders of the Surviving Corporation or until such time as their successors are elected and have qualified.

    1.5  EFFECT OF THE MERGER.

        (a) ASSETS AND RIGHTS. At the close of business on the Effective Date and thereafter, all rights, privileges, franchises and property of Merger Co., and all debts and liabilities due or to become due to Merger Co., including things in action and every interest or asset of conceivable value or benefit, shall be deemed fully and finally and without any right of reversion transferred to and vested in the Surviving Corporation without further act or deed, and the Surviving Corporation shall have and hold the same in its own right as fully as the same was possessed and held by Merger Co.

        (b) LIABILITIES. At the close of business on the Effective Date and thereafter, all debts, liabilities, and obligations due or to become due of, and all claims and demands for any cause existing against, Merger Co. shall be and become the debts, liabilities or obligations of, or the claims and demands against, the Surviving Corporation in the same manner as if the Surviving Corporation had itself incurred or become liable for them.

        (c) CREDITORS' RIGHTS AND LIENS. At the close of business on the Effective Date and thereafter, all rights of creditors of Merger Co., and all liens upon the property of Merger Co., shall be preserved unimpaired, and shall be limited to the property affected by such liens immediately prior to the Effective Date.

        (d) PENDING ACTIONS. At the close of business on the Effective Date and thereafter, any action or proceeding pending by or against Merger Co. shall not be deemed to have abated or been discontinued, but may be pursued to judgment with the full right to appeal or review. Any such action or proceeding may be pursued as if the Merger had not occurred, or with the Surviving Corporation substituted in place of Merger Co., as the case may be.

    1.6 FURTHER ASSURANCES. Bank and Merger Co. each agree that at any time, or from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, it will execute and deliver, or cause to be executed and delivered, in its name by its last acting officers, or by the corresponding officers of the Surviving Corporation, all such conveyances, assignments, transfers, deeds or other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation, its successors or assigns may deem necessary or desirable in order to evidence the transfer, vesting or devolution of any property right, privilege or franchise or to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property rights, privileges, powers, immunities, franchises and interests referred to in this Section 1, or otherwise to carry out the intent and purposes of this Agreement.

                                   SECTION 2

                           TREATMENT OF CAPITAL STOCK

    2.1 STOCK OF MERGER CO. At the close of business on the Effective Date, each share of Merger Co. Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger, be deemed to be exchanged for and converted into one share of fully paid nonassessable Bank Common Stock as the Surviving Corporation.

    2.2 STOCK OF BANK. At the close of business on the Effective Date, each share of Bank Common Stock issued and outstanding immediately prior thereto shall, by virtue of the merger described herein, and without any action on the part of the holder thereof, be exchanged for and converted into one share of fully paid nonassessable Company Common Stock, in accordance with the provisions of Section 2.3.


    2.3 EXCHANGE OF STOCK BY BANK SHAREHOLDERS. The conversion of the shares of Bank provided in Section 2.2 above shall occur automatically at the close of business on the Effective Date without action by the holders thereof. Each share certificate evidencing ownership of shares of Bank Common Stock thereupon shall be deemed to evidence the same number of shares of Company Common Stock. Each holder of shares of Bank Common Stock may but is not required to surrender such holder's share certificate or certificates to the Company, or an Exchange Agent appointed by the Company, and shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares into which such holder's shares theretofore represented by a certificate or certificates so surrendered shall have been converted.



    2.4 EMPLOYEE STOCK OPTIONS AND INCENTIVES. At the close of business on the Effective Date, the Company will assume Bank's rights and obligations under Bank's 1992 Employee Stock Option Plan (the "Plan") and under each of the outstanding options previously granted under the Plan (each such option existing immediately prior to the Effective Date being an "existing option" and each such option so assumed by the Company being called an "assumed option"), by which assumption all rights of a grantee of an existing option relating to Bank Common Stock shall become the same right with respect to Company Common Stock on a one for one basis. Each assumed option, subject to such modification as may be required, shall constitute a continuation of the existing option substituting the Company for Bank. The price per share of Company Common Stock at which the assumed option may be exercised shall be the price as was applicable to the purchase of Hanmi Bank Common Stock pursuant to the existing option, and all other terms and conditions applicable to the assumed options shall, except as herein provided, be unchanged. Upon consummation of the Merger, the Plan shall be terminated and assumed options shall become options made pursuant to Company's Year 2000 Employee Stock Option Plan.



    2.5 STOCK OF COMPANY. At the close of business on the Effective Date, each share of Company Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger described herein, be cancelled.


                                   SECTION 3

        OBLIGATIONS OF THE PARTIES PENDING THE EFFECTIVE DATE OF MERGER

    3.1 STOCKHOLDER APPROVALS. As soon as practicable, this Agreement shall be duly submitted to stockholders of Bank, Merger Co. and Company for the purpose of considering and acting upon this Agreement in the manner required by law. Each of the parties shall use its best efforts to obtain the requisite approval of its stockholders to this Agreement and the transactions contemplated herein.

    3.2 REGULATORY APPROVALS. Each of the parties hereto shall execute and file with the appropriate regulatory authorities all necessary documents and instruments and shall take every reasonable and necessary step and action to comply with and to secure such regulatory approval of this Agreement and the transactions contemplated herein as may be required by all applicable statutes, rules and regulations, including without limitation the consents and approvals referred to in Sections 4.1(b) and 4.1(d).

                                   SECTION 4

           CONDITIONS PRECEDENT, TERMINATION, AND PAYMENT OF EXPENSES

    4.1 CONDITIONS PRECEDENT TO THE MERGER. Consummation of the Merger is subject to satisfaction of the following conditions:

        (a) Ratification and confirmation of this Agreement by the respective stockholders of Bank, Merger Co. and Company, in accordance with the applicable provisions of law;


        (b) Obtaining all other consents and approvals, on terms and conditions satisfactory to each of the parties hereto, and satisfying all other requirements, prescribed by law or otherwise, which are necessary for the Merger to be consummated, including without limitation: approvals from the Federal Deposit Insurance Corporation, the Commissioner of Financial Institutions of the State of California, and the Board of Governors of the Federal Reserve System under Hanmi Bank Holding Company Act of 1956, approval from the California Commissioner of Corporations under the California Corporate Securities Law of 1968 and authorizations, to the extent necessary under applicable blue sky laws with respect to the securities of the Company issued upon consummation of the merger, and the declaration as effective by the Securities and Exchange Commission of a registration statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities of the Company issuable upon consummation of the Merger;


        (c) Procuring all other consents or approvals, governmental or otherwise, which in the opinion of counsel for Bank are or may be necessary to permit or to enable the Surviving Corporation to conduct, upon and after the Merger, all or any part of the business and other activities in which Bank will be engaged up to the time of the Merger, in the same manner and to the same extent Bank engages in such businesses and other activities immediately prior to the Merger;

        (d) Bank obtaining for Company prior to the Effective Date, a letter, in form and substance satisfactory to legal counsel for Company, signed by each person who is an "affiliate" of Bank for purposes of Rule 145 promulgated under the Securities Act, to the effect that (i) such person will not dispose of any shares of Company Common Stock to be received in the merger, in violation of the Securities Act or the rules and regulations promulgated thereunder, and in any event such person will not dispose of such shares prior to such time as financial results covering at least thirty days of post-merger combined operations have been published, and (ii) such person consents to the placing of a legend on the certificate(s) evidencing such shares, restricting transfer of such shares and referring to the issuance of such shares in a transaction in which Rule 145 applies and to the giving of stop-transfer instructions to Company's transfer agent(s) with respect to such certificate(s); and

        (e) Performance by each of the parties hereto of all obligations under this Agreement which are to be performed prior to the consummation of the Merger.

    4.2 TERMINATION OF THE MERGER. If any condition specified in Section 4.1 has not been fulfilled, or prior to the Effective Date a majority of the members of the Board of Directors of any of the parties hereto has determined that:

        (a) The number of shares of Bank Common Stock voting against the Merger makes consummation of the Merger inadvisable; or

        (b) Any action, suit, proceeding or claim relating to the Merger has been instituted, made or threatened which makes consummation of the Merger inadvisable; or

        (c)  For any other reason consummation of the Merger is inadvisable;

then this Agreement may be terminated at any time before the Merger becomes effective. Upon termination, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of the parties or their respective directors, officers, employees, agents or shareholders.


    4.3 AMENDMENT, MODIFICATION, ETC. Bank, Company, and Merger Co., by mutual consent of their respective boards of directors, to the extent permitted by applicable law, may amend, modify, supplement, and interpret this Agreement in such manner as may be mutually agreed upon by them in writing at any time before or after adoption thereof by shareholders of Hanmi Bank, Company, and Merger Co., as applicable; provided, however, that no such amendment, modification, or supplementation shall change the number or kind of securities to be issued by Company in exchange for each security of Bank, or any other principal term, except by a vote of such shareholders as required by law.


    4.4 EXPENSES OF THE MERGER. All expenses of the Merger, including, without limitation, filing fees, printing costs, mailing costs, accountant's fees and legal fees, shall be borne jointly by the Surviving Corporation and Company; provided, however, that if the Merger is abandoned for any reason, then all of such expenses shall be paid by Bank.

                                   SECTION 5

                                 MISCELLANEOUS

    5.1 ENTIRE AGREEMENT. This Agreement embodies the entire agreement among the parties and there have been and are no agreements, representations or warranties among the parties with respect to the subject matter of this Agreement other than those set forth herein or those provided for herein.

    5.2 GOVERNING LAW. This Agreement has been executed in the State of California and the laws of such State shall govern the validity and the interpretation hereof and the performance by the parties hereto.

    5.3 COUNTERPARTS. To facilitate the filing of this Agreement, any number of counterparts hereof maybe executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

                                   SIGNATURES


    IN WITNESS WHEREOF, the parties hereto have caused this Plan of Reorganization and Agreement of Merger to be executed by their duly authorized officers as of the day and year first above written.


HANMI BANK                                     HANMI FINANCIAL CORPORATION
--------------------------------------------   --------------------------------------------
Chung Hoon Youk                                Chung Hoon Youk
President and Chief Executive Officer          President and Chief Executive Officer

--------------------------------------------   --------------------------------------------
Secretary                                      Secretary

HANMI MERGER CO., INC.
--------------------------------------------
Chung Hoon Youk
President and Chief Executive Officer

--------------------------------------------
Secretary

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.


    The Amended and Restated Certificate of Incorporation of Hanmi Financial eliminates the liability of Hanmi Financial's directors for monetary damages arising from a breach of their fiduciary duties to Hanmi Financial and its shareholders, to the extent permitted by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.



    Hanmi Financial's Amended and Restated Certificate of Incorporation provides that Hanmi Financial shall indemnify its directors and officers to the fullest extent permitted by applicable law. The Bylaws of Hanmi Financial require Hanmi Financial to indemnify its directors and officers such provisions require Hanmi Financial, among other things, (i) to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers provided such persons acted in good faith and in a manner reasonably believed to be in the best interests of Hanmi Financial and, with respect to any criminal action, had no cause to believe their conduct was unlawful; (ii) to advance the expenses actually and reasonably incurred by its officers and directors as a result of any proceeding against them as to which they could be indemnified; and (iii) to obtain directors' and officers' insurance if available on reasonable terms. There is no action or proceeding pending or, to the knowledge of Hanmi Financial, threatened which may result in a claim for indemnification by any director, officer, employee or agent of Hanmi Financial.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.


         EXHIBIT NO.        EXHIBIT DESCRIPTION
    ---------------------   -------------------
            2               Plan of Reorganization and Merger Agreement between Hanmi
                              Financial Corporation ("Registrant"), Hanmi Bank, and
                              Hanmi Merger Co., Inc. (Annex A of Proxy
                              Statement/Prospectus)

            3  (i)          Amended and Restated Certificate of Incorporation of the
                              Registrant

            3  (ii)         Amended and Restated Bylaws of the Registrant

            5.1             Opinion of regarding legality of securities being registered

            8.1             Opinion regarding the federal income tax consequences

          *10.1             Employment Agreement with Chung Hoon Youk

          *10.2             Hanmi Financial Corporation Year 2000 Stock Option Plan and
                              Form of Agreement

           16               Letter regarding change in certifying accountant

          *21               Subsidiaries of the Registrant

           23.1             Consent of Counsel (included in Exhibits 5.1 and 8.1)

           23.2             Consent of Deloitte & Touche LLP

           23.3             Consent, Kim & Lee Corporation

          *24               Power of Attorney (reference is made to the signature page)

          *27               Financial Data Schedule

          *99               Form of Proxy


------------------------


*   Previously Filed

    (b) Financial Statement Schedules

    All schedules are omitted because the required information is not applicable or is included in the Financial Statements of Hanmi Bank and the related notes.

    (c) Not Applicable.

ITEM 22.  UNDERTAKINGS

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, April 21, 2000.


                                                       HANMI FINANCIAL CORPORATION

                                                       By:  /s/ CHUNG HOON YOUK
                                                            -----------------------------------------
                                                            Chung Hoon Youk
                                                            President and Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of April 21, 2000.


             /s/ CHUNG HOON YOUK                             /s/ YONG KU CHOE
--------------------------------------------   --------------------------------------------
               Chung Hoon Youk                                 Yong Ku Choe
    President and Chief Executive Officer             Senior Vice President and Chief
        (principal executive officer)                        Financial Officer
                                               (principal financial and accounting officer)

             /s/ EUNG KYUN AHN*                           /s/ RICHARD B. C. LEE*
--------------------------------------------   --------------------------------------------
                Eung Kyun Ahn                                Richard B. C. Lee

               /s/ I JOON AHN*                              /s/ STUART S. AHN*
--------------------------------------------   --------------------------------------------
                 I Joon Ahn                                    Stuart S. Ahn

             /s/ GEORGE S. CHEY*                            /s/ CHANG KYU PARK*
--------------------------------------------   --------------------------------------------
               George S. Chey                                 Chang Kyu Park

              /s/ KI TAE HONG*                              /s/ JOSEPH K. RHO*
--------------------------------------------   --------------------------------------------
                 Ki Tae Hong                                   Joseph K. Rho

              /s/ JOON H. LEE*                               /s/ WON R. YOON*
--------------------------------------------   --------------------------------------------
                 Joon H. Lee                                    Won R. Yoon


                      /s/ YONG KU CHOE
           --------------------------------------
                        Yong Ku Choe
*By:                  Attorney-in-fact